Exhibit 10.8

LOAN AGREEMENT

Dated as of February 28, 2014

among

HEALTHCARE ROYALTY PARTNERS II, L.P.,

as Lender,

INVUITY, INC.,

as Borrower

and

the Guarantors from time to time party hereto,

as Guarantors

-i-

-ii-

-iii-

Exhibits

Exhibit A	Form of Security Agreement
Exhibit B	Form of Note
Exhibit C	Form of Notice of Borrowing
Exhibit D	Form of Borrower Corporate Counsel Opinion

Exhibit E	Form of Assignment and Acceptance
Exhibit F-1	Form of Perfection Certificate
Exhibit F-2	Form of Perfection Certificate Supplement
Exhibit G	Form of Warrants

-iv-

This LOAN AGREEMENT (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of February 28, 2014, is entered into by and among HEALTHCARE ROYALTY PARTNERS II, L.P., a Delaware limited partnership, as lender, INVUITY, INC., a California corporation, as borrower (the “Borrower”) and the Guarantors (as defined below) from time to time party hereto.

RECITALS

WHEREAS, Borrower desires to borrow from the Lender, and the Lender desires to lend to Borrower, the Loans (this and other capitalized terms used in these Recitals shall have the meanings provided in Article I below);

WHEREAS, on the terms and subject to the conditions set forth herein, Borrower shall borrow from the Lender, and the Lender shall lend to Borrower, the First Tranche Term Loan on the Closing Date;

WHEREAS, on the terms and subject to the conditions set forth herein, Borrower may elect to borrow from the Lender, and the Lender shall lend to Borrower, the Second Tranche Term Loan;

NOW, THEREFORE, in consideration of the mutual promises of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by the Parties as follows:

ARTICLE I

CERTAIN DEFINITIONS

SECTION 1.01. Definitions. As used herein:

“Affiliate” means any Person that controls, is controlled by, or is under common control with another Person. For purposes of this definition, “control” shall mean (i) in the case of corporate entities, direct or indirect ownership of at least ten percent (10%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of at least ten percent (10%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

“Agreement” is defined in the preamble hereto.

“Aggregate Loan Amount” means the aggregate amount of the principal amount of the Loans funded pursuant to Section 2.01 hereof.

“Amortization Payments” means the principal payments of the Loans due under Section 3.01(a) hereof.

“Articles” means the Amended and Restated Articles of Incorporation of Borrower.

“Assignee” means any other Person to which a Lender has assigned or is assigning its rights and obligations hereunder, whether or in whole or in part.

“Assignment and Acceptance” means a written instrument of assignment in the form set forth in Exhibit E, executed by and between the parties to an assignment under Section 13.01 hereof.

“Bankruptcy Event” means the occurrence of any of the following:

(i) (A) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (x) relief in respect of any Borrower Party or any Subsidiary, or of a substantial part of the property of any Borrower Party or any Subsidiary, under any Bankruptcy Law now or hereafter in effect, (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower Party or any Subsidiary or for a substantial part of the property of any Borrower Party or any Subsidiary or (z) the winding-up or liquidation of any Borrower Party or any Subsidiary, which, in each case, shall continue undismissed for 60 calendar days or (B) an order of a court of competent jurisdiction approving or ordering any of the foregoing shall be entered;

(ii) any Borrower Party or any Subsidiary shall (A) voluntarily commence any proceeding or file any petition seeking relief under any Bankruptcy Law now or hereafter in effect, (B) apply for the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower Party or any Subsidiary or for a substantial part of the property of any Borrower Party or any Subsidiary, (C) fail to contest in a timely and appropriate manner any proceeding or the filing of any petition described in clause (i) of this definition, (D) file an answer admitting the material allegations of a petition filed against it in any proceeding described in clause (i) of this definition, (E) make a general assignment for the benefit of creditors or (F) wind up or liquidate (except as permitted under this Agreement);

(iii) any Borrower Party or any Subsidiary shall take any action in furtherance of or for the purpose of effecting, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i) or (ii) of this definition;

(iv) any Borrower Party or any Subsidiary shall admit in writing its inability, or fail generally, to pay its debts as they become due; or

(v) any Borrower Party shall be in a financial condition such that the sum of its debts, as they become due and mature, is greater than the fair value of its property on a going concern basis, when taken together on a consolidated basis with its Subsidiaries which are party to the Loan Documents.

“Bankruptcy Law” means Title 11 of the United States Code entitled “Bankruptcy” and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the U.S. or other applicable jurisdictions (domestic or foreign) from time to time in effect and affecting the rights of creditors generally.

“Borrower” is defined in the preamble hereto.

“Borrower Parties” means, at any time, Borrower and the Guarantors.

“Borrower Party” means, at any time, Borrower or any of the Guarantors.

“Borrower Party Documents” means, with respect to any Borrower Party, the certificate of incorporation (or equivalent) of such Borrower Party certified by the Secretary of State (or equivalent) of its jurisdiction of organization and the by-laws (or similar Governmental Authority) of such Borrower Party (and any similar documentation of any Subsidiary of any Borrower Party which becomes party to the Loan Documents).

“Bridge Financing” means unsecured Indebtedness issued or incurred by the Borrower, which Indebtedness (i) is automatically converted into equity of the Borrower upon the earlier of (a) the next round of equity financing of the Borrower or (b) upon the occurrence and during the continuance of an Event of Default, at the request of the Lender, (ii) is not guaranteed by any Subsidiary of the Borrower and (iii) is issued subject to a subordination agreement satisfactory to Lender that does not permit cash payments of principal or interest until the earliest of (a) the issuance of non-redeemable equity by the Borrower with proceeds sufficient to pay the Bridge Financing in full, (b) the sale of substantially all the assets or equity of the Borrower, whether by direct sale, merger or otherwise or (c) the date 91 days after the Scheduled Maturity Date of the Loans.

“Bring-Down Certificate” is defined in Section 6.01(h).

“Business Day” means any day, except a Saturday, Sunday or other day on which commercial banks in New York are required or authorized by law to close.

“Calendar Year 2017” means the year ended December 31, 2017.

“Calendar Year 2018” means the year ended December 31, 2018.

“Calendar Year 2019” means the year ended December 31, 2019.

“Calendar Year 2020” means the year ended December 31, 2020.

“Capital Stock” of any Person means any and all shares, interests, ownership interest units, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated, whether voting or nonvoting) equity of such Person, including any preferred stock, but excluding Indebtedness convertible into or exchangeable for such equity and excluding, for the avoidance of doubt, shareholder loans.

“CFC” means a Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code.

“Change of Control” means:

(i) the acquisition by any Person or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act) (other than any trustee or other fiduciary holding securities under an employee benefit plan of Borrower or any entity controlled, directly or indirectly, by Borrower) of beneficial ownership of any Capital Stock of Borrower, if after such acquisition, such Person or group would be the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Borrower representing more than fifty percent (50%) of the combined voting power of Borrower then outstanding securities entitled to vote generally in the election of directors; or

(ii) during any one year period, individuals who at the beginning of such period constitute the Board of Directors of Borrower (together with any new directors (other than a director designated by a Person who has entered into an agreement with Borrower to effect a transaction described in clause (i) of this definition of “Change of Control”), whose election by such Board of Directors or nomination for election by Borrower’s shareholders, as applicable, was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Directors of Borrower then in office.

“Closing Date” means either the First Closing Date or the Second Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, with respect to Borrower and any other Borrower Party granting a security interest in its assets in favor of Lender, all “Collateral”, as such term is defined in the Security Agreement.

“Confidential Information” means any and all information, whether communicated orally or in any physical form, including without limitation, financial and all other information which Disclosing Party or its authorized Representatives provide to the Receiving Party, together with such portions of analyses, compilations, studies, or other documents, prepared by or for the Receiving Party and its Representatives, which contain or are derived from information provided by Disclosing Party. Without limiting the foregoing, information shall be deemed to be provided by Disclosing Party to the extent it is learned or derived by Receiving Party or Receiving Party’s Representatives (a) from any inspection, examination or other review of books, records, contracts, other documentation or operations of Disclosing Party, (b) from communications with authorized Representatives of Disclosing Party or (c) created, developed, gathered, prepared or otherwise derived by Receiving Party while in discussions with Disclosing Party. However, Confidential Information does not include any information which Receiving Party can demonstrate (i) is or becomes part of the public domain through no fault of Receiving Party or its Representatives, (ii) was known by Receiving Party on a non-confidential basis prior to disclosure, or (iii) was independently developed by Persons who were not given access to the Confidential Information disclosed to Receiving Party by Disclosing Party. For purposes of this Agreement, the party disclosing the Confidential Information shall be referred to as “Disclosing Party” and the party receiving the Confidential Information shall be referred to as the “Receiving Party.”

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Borrower and Healthcare Royalty Management, LLC, dated as of October 24, 2013.

“Contract” means any agreement, contract, lease, commitment, license and other arrangement which is legally binding.

“Contract Party” means any party to a Material Contract.

“Controlled Affiliate” with respect to any Person means any Person directly or indirectly controlling, controlled by or under common control with, such Person. For the purposes of this Agreement, “control” (including, with correlative meaning, the terms “controlling” and “controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Copyrights” shall mean, collectively, with respect to each Pledgor, all copyrights (whether statutory or common law, whether established or registered in the U.S. or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Pledgor, in each case, whether now owned or hereafter created or acquired by or assigned to such Pledgor, together with any and all (i) rights and privileges arising under applicable Law with respect to such Pledgor’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Default” means any condition or event which constitutes an Event of Default or which, with the giving of notice or the lapse of time or both (in each case to the extent described in the relevant subclauses of the definition of “Event of Default”) would, unless cured or waived, become an Event of Default.

“Default Rate” means, for any period for which an amount is overdue, a rate per annum equal for each day in such period to the lesser of (a) (3%) plus the rate otherwise applicable to the Loans as provided in Section 4.01 in respect of the Fixed Interest and (b) the maximum rate of interest permitted under applicable Law.

“Deposit Account Control Agreement” means an agreement in writing reasonably acceptable to the Lender, by and among the Lender and Borrower or its Subsidiaries and the relevant bank with respect to a Deposit Account at such bank, which, if required hereunder, is sufficient to perfect the security interests of the Lender therein.

“Deposit Accounts” shall mean, collectively, with respect to each Pledgor, (i) all “deposit accounts” as such term is defined in the UCC and all accounts and sub-accounts relating to any of the foregoing accounts and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (i) of this definition.

“Disclosure Letter” means the disclosure letter, dated as of the date hereof, delivered by the Borrower to the Lender.

“Dispute” means, with respect a particular agreement, matter or Person, any opposition, interference, reexamination, injunction, claim, lawsuit, proceeding, hearing, investigation, complaint, arbitration, mediation, demand, International Trade Commission investigation, decree, inter partes review, invalidation proceeding or any other dispute, disagreement, or claim, with respect to such agreement, matter or Person.

“Disqualified Capital Stock” of any Person means any class of Capital Stock of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final Maturity Date; provided, however, that any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock that is not Disqualified Capital Stock, and that is not convertible, puttable or exchangeable for Disqualified Capital Stock or Indebtedness, will not be deemed to be Disqualified Capital Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Capital Stock.

“Distributor” means any Third Party that purchases or acquires any Included Product from Borrower or any of its Subsidiaries for commercial distribution in any country or jurisdiction in the Territory.

“Dollars” or “$” means lawful money of the U.S.

“Domestic CFC Holdco” means a domestic Subsidiary that has no material assets other than equity in one or more Foreign Subsidiaries that are CFCs.

“EMA” means the European Medicines Agency.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” at any time means each trade or business (whether or not incorporated) that would, at any time, be treated, together with any Borrower Party or any of their respective Subsidiaries, as a single employer under Title IV or Section 302 of ERISA or Section 412 of the Code.

“Equity Investment Documents” means (i) the Series E Preferred Stock Purchase Agreement, dated February 28, 2014, by and among Borrower and each of the investors listed on the Schedule A thereto, (ii) the Articles, (iii) the Third Amended and Restated Voting Agreement, dated February 28, 2014, by and among Borrower and the persons and entities listed on Schedule A and Schedule B thereto, (iv) the Third Amended and Restated Right of First Refusal and Co-Sale Agreement, dated February 28, 2014, by and among the Borrower and each of the persons and entities listed on Schedule A and Schedule B thereto and (v) the Third Amended and Restated Investor Rights Agreement, dated February 28, 2014, between Borrower and each of the investors listed on Schedule A and Schedule B thereto.

“Event of Default” means the occurrence of one or more of the following:

(a) Borrower fails to pay any principal of the Loans when due, whether on the Maturity Date or otherwise.

(b) Borrower fails to pay any interest on the Loans (including, without limitation, Fixed Interest) or make payment of any other amounts payable under this Agreement within three Business Days after the same becomes due and payable.

(c) Any representation or warranty of Borrower or any of its Subsidiaries in any Transaction Document to which it is party or in any certificate, financial statement or other document delivered by Borrower or such Subsidiary in connection with this Agreement proves to have not been true and correct in all material respects at the time it was made or deemed made (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect”, or by reference to an objective standard (e.g., a specified Dollar amount), shall be true and correct in all respects).

(d) Borrower fails to perform or observe any covenant or agreement contained in Section 8.01 (other than clause (a)(ii) thereof), 8.02, 8.03, 8.09, 8.10, 8.15 or Article IX.

(e) Borrower or any of its Subsidiaries party to the Loan Documents fails to perform or observe any other covenant or agreement contained in this Agreement or the other Loan Documents (other than those referred to in the preceding clauses of this definition) if such failure is not remedied on or before the 15th day after Notice thereof from the Lender.

(f) Borrower or any of its Subsidiaries (i) fails to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any Indebtedness (other than the Obligations hereunder) having an aggregate principal amount in excess of the Threshold Amount or (ii) fails to perform or observe any covenant or agreement to be performed or observed by it contained in any agreement or in any instrument evidencing any of its Indebtedness having an aggregate principal amount in excess of the Threshold Amount and, as a result of such failure, any other party to that agreement or instrument is entitled to exercise the right to accelerate the maturity of any Indebtedness thereunder.

(g) Any uninsured judgment, decree or order in excess of the Threshold Amount shall be rendered against Borrower and any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced upon such judgment, decree or order or (ii) such judgment, decree or order shall not have been vacated or discharged within thirty days from entry.

(h) A Bankruptcy Event shall occur.

(i) Any of the Loan Documents, the Articles or the Warrant shall cease to be in full force and effect or its validity or enforceability is disaffirmed or challenged in writing by Borrower or any Subsidiary or Affiliate of Borrower, or this Agreement or the other Loan Documents, the Articles or the Warrant shall cease to give the Lender the rights purported to be created hereby or thereby (including a first priority perfected Lien, subject only to Permitted Liens, on the assets of Borrower or any of its Subsidiaries party to the Loan Documents) other than as a direct result of any action by the Lender or failure of the Lender to perform an obligation of the Lender hereunder.

(j) Borrower and/or any of its Subsidiaries fails to perform or observe any covenant or agreement contained in any Material Contract or Borrower Party Documents, as applicable, and such failure is not cured or waived within any applicable grace period, except where such failure or cessation could not reasonably be expected to have a Material Adverse Effect.

(k) Any security interest purported to be created by this Agreement or the Security Agreement or any other Loan Document shall cease to be in full force and effect (other than through any action or inaction of Lender), or shall cease to give the rights, powers and privileges purported to be created and granted hereunder or thereunder (including a perfected first priority security interest in and Lien on all of the Collateral (except as otherwise expressly provided herein and therein)) in favor of the party secured on behalf of the Lenders pursuant hereto or thereto, or shall be asserted by Borrower and/or any of its Subsidiaries not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Agreement) security interest in the Collateral.

“Exchange Act” means the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

“Excluded Taxes” means (i) any Taxes imposed on (or measured by) net income (including branch profits Taxes) of the Lender, or any franchise or similar Taxes imposed in lieu thereof, by any Governmental Authority or taxing authority by the jurisdiction under the laws of which the Lender is organized or any jurisdiction in which the Lender is a resident, has an office, conducts business or has another connection (other than a connection arising solely from having executed, delivered, enforced, become a party to, performed its obligations, received payments, received or perfected a security interest under, and/or engaged in any other transaction pursuant to, any Transaction Document) and (ii) in the case of a Foreign Lender, any U.S. federal withholding tax that is imposed on amounts payable to such Foreign Lender (a) under law in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 5.01; (iii) any U.S. federal withholding tax pursuant to FATCA or (iv) any tax that is attributable to such Foreign Lender’s failure to comply with Section 5.01(c) or (d).

“Exclusively Licensed Patents” means the Patents exclusively licensed to a Borrower Party (individually or to Borrower and its Subsidiaries collectively).

“Exploit” means, with respect to any Included Product, the manufacture, use, sale, offer for sale (including marketing and promotion), importation, distribution or other commercialization; and “Exploitation” shall have the correlative meaning.

“FATCA” means Sections 1471 through 1474 of the Code as of the First Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any law implementing an intergovernmental agreement that is included in this definition.

“FCPA” means the Foreign Corrupt Practices Act.

“FDA” means the United States Food and Drug Administration.

“Financial Statements” means the consolidated balance sheets of Borrower and its Subsidiaries, audited at December 31, 2012, December 31, 2011 and December 31, 2010, and the related consolidated statements of operations and comprehensive loss, cash flows and changes in stockholders’ equity of Borrower and its Subsidiaries, audited for the years ended December 31, 2012, December 31, 2011 and December 31, 2010, and the accompanying footnotes thereto, and the consolidated balance sheets of Borrower and its Subsidiaries as of September 30, 2013 and September 30, 2012, and the related consolidated statements of operations and comprehensive loss, cash flows and changes in stockholders’ equity of Borrower and its Subsidiaries for the nine months ended September 30, 2013 and September 30, 2012.

“First Closing Date” means February 28, 2014.

“First Commitment” means $10,000,000.

“First Notice of Borrowing” means an irrevocable notice, substantially in the form set forth in Exhibit C hereto, to be given by Borrower to the Lender in accordance with Section 2.02(a).

“First Tranche Term Loan” means the loan, in the principal amount of $10,000,000, made by the Lender to Borrower on the First Closing Date pursuant to Section 2.01(a) hereof.

“Fixed Interest” means, interest with respect to the Loans, accruing with respect to the outstanding principal balance thereof at a rate per annum equal to 12.5%.

“Foreign Lender” means any Lender which is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means a Subsidiary that is organized under the Laws of a jurisdiction other than the U.S. or any state thereof or the District of Columbia.

“GAAP” means the generally accepted accounting principles in the U.S. in effect from time to time; provided, that in the event such principles change after the Closing Date in a manner which affects compliance with this Agreement by Borrower and its Subsidiaries (including without limitation the determination of Included Products Payments), such change shall be ignored for the purpose of determining such compliance until such time, if ever, as the Parties enter into an amendment to this Agreement addressing such changes.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“Guarantee” means, as to any Person: (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.

“Guaranteed Obligations” means the prompt payment in full when due (whether at scheduled payment date, by required repayment or otherwise) of the Obligations from time to time owing to the Lender by Borrower or any Guarantor under any Loan Document strictly in accordance with the terms thereof.

“Guarantor” means (i) each domestic Subsidiary of Borrower on the First Closing Date other than any Domestic CFC Holdco, (ii) any Foreign Subsidiary that (a) is not a CFC and (b) is not a direct or indirect Subsidiary of a CFC and (iii) each Person that becomes a Party to this Agreement pursuant to Section 8.15.

“Included Products” means any and all existing and future products that, at any time or from time to time during the period from the First Closing Date through the Scheduled Maturity Date, any Borrower Party or any of the Subsidiaries sells, has sold, offers for sale, imports, promotes, markets, distributes or otherwise commercializes (or possesses the rights to sell, have sold, offer for sale, import, promote, market, distribute or otherwise commercialize) anywhere in the Territory.

“Included Product Payments” means, with respect to any period of determination, the net revenues of Borrower and its Subsidiaries with respect to the sale of Included Products, as reflected on Borrower’s consolidated financial statements for such period, prepared in accordance with GAAP and consistent with past practice. In calculating Included Product Payments, any transfer from Borrower or one of its Subsidiaries to an Affiliate shall be disclosed in writing by Borrower to Lender and shall, at Lender’s discretion, be disregarded and the calculation shall instead be based on the first transfer to a Third Party.

“Indebtedness” with respect to any Person means any (a) indebtedness evidenced by an agreement or instrument involving or evidencing money borrowed, the advance of credit, a conditional sale or a transfer with recourse or with an obligation to repurchase, (b) any capitalized lease, (c) any obligation with regard to Disqualified Capital Stock of such Person, (d) indebtedness of a third party secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on assets owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed, (e) net amounts owing pursuant to an interest rate protection agreement, foreign currency exchange agreement or other hedging arrangement, (f) a reimbursement obligation under a letter of credit issued for the account of such Person, or (g) all Guarantees with respect to Indebtedness of the types specified in clauses (a) through (f) above of another Person. For the avoidance of doubt, the Indebtedness of any Person shall include the Indebtedness of any other entity to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever arising from claims of third parties (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses actually incurred by Indemnitees in enforcing the indemnity provided herein), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral)).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” means each Lender and its Affiliates and their respective officers, partners, directors, trustees, employees and agents.

“Instruments” shall mean, collectively, with respect to each Pledgor, all “instruments,” as such term is defined in Article 9, rather than Article 3, of the UCC, and shall include all promissory notes, drafts, bills of exchange or acceptances.

“Insurance Providers” means the insurance companies set forth in Schedule 7.01(vv) to the Disclosure Letter or insurance companies rated at least as high as the ratings given, as of the Closing Date (according to A.M. Best Company, Inc.), the insurance companies set forth on Schedule 7.01(vv) to the Disclosure Letter.

“Intellectual Property” means all proprietary information; trade secrets; Know-How; utility models; confidential information; inventions (whether patentable or unpatentable and whether or not reduced to practice or claimed in a pending patent application) and improvements thereto; Patents; registered or unregistered trademarks, trade names and service marks, including all goodwill associated therewith; registered and unregistered copyrights and all applications thereof, in each such case, (a) owned or controlled by, issued or licensed to, licensed by, or hereafter acquired or licensed by, any Borrower Party or any Subsidiary, including any intellectual property subject to the Contracts listed on Schedule 7.01(bb) of the Disclosure Letter; and (b) relating to, embodied by, covering or involving, or necessary or used to, (i) manufacture or have manufactured any Included Products for Exploitation or (ii) sell, offer for sale, have sold, market, have marketed, promote, or have promoted, import or export any Included Product.

“Intellectual Property Licenses” shall mean, collectively, with respect to each Pledgor, all license and distribution agreements with, and covenants not to sue, any other party with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Pledgor is a licensor or licensee, distributor or distributee under any such license or distribution agreement, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or violations thereof, (iii) to the extent held by such Pledgor, rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright.

“Intercompany Notes” shall mean, with respect to each Pledgor, all intercompany notes described in Schedule 9 to the Perfection Certificate and intercompany notes hereafter acquired by such Pledgor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.

“Intercreditor Agreement” means an intercreditor agreement among Borrower, Lender and the lender or lenders under the Revolving Credit Facility, which shall be on terms satisfactory to Borrower and Lender, each in their sole discretion.

“Interest Payment Date” means quarterly on March 31, June 30, September 30 and December 31 of each year, beginning on March 31, 2014.

“Key Included Products” means the products set forth in Schedule 1.01 to the Disclosure Letter.

“Know-How” means all non-public information, results and data of any type whatsoever, in any tangible or intangible form (and whether or not patentable), including databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, skill, experience, data and results (including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical study data and results), analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data.

“Knowledge” means, with respect to any Borrower Party, as applicable, the knowledge of an officer or senior manager or other person with similar responsibility, regardless of title, of Borrower and/or any of its Subsidiaries relating to a particular matter; provided, however, that a person charged with responsibility for the aspect of the business relevant or related to the matter at issue shall be deemed to have knowledge of a particular matter if, in the prudent exercise of his or her duties and responsibilities in the ordinary course of business, such person should have known of such matter.

“Law” means any federal, state, local or foreign law, including common law, treaty, and any regulation, rule, requirement, policy, judgment, order, writ, decree, ruling, award, approval, authorization, consent, license, waiver, variance, guideline or permit of, or any agreement with, any Governmental Authority.

“Lender” means HealthCare Royalty Partners II, L.P., a Delaware limited partnership and any assignee under Section 13.01(b).

“Liabilities” means the liabilities of Borrower and its Subsidiaries.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, lien, charge, attachment, set-off, encumbrance or other security interest in the nature thereof (including any conditional sale agreement, equipment trust agreement or other title retention agreement, a lease with substantially the same economic effect as any such agreement or a transfer or other restriction) or other encumbrance of any nature whatsoever.

“Loan Documents” means this Agreement, the Note, the Security Agreement, each Deposit Account Control Agreement and each Securities Account Control Agreement.

“Loans” means the First Tranche Term Loan and the Second Tranche Term Loan.

“Material Adverse Effect” means (a) a material adverse change in the business, operations, properties, liabilities, results of operations or condition (financial or other) of Borrower and the other Borrower Parties, taken as a whole; (b) an adverse effect on the validity or enforceability of the Loan Documents taken as a whole or any material provision hereof or thereof; (c) a material adverse effect on the ability of Borrower or any other Borrower Party to consummate the transactions contemplated by the Loan Documents or the Equity Investment Documents, in each case taken as a whole, or on the ability of Borrower or any of the other Borrower Parties to perform its obligations under the Loan Documents or the Equity Investment Documents, in each case taken as a whole; (d) an adverse effect on the rights or remedies of the Lender under any of Loan Documents, taken as a whole; (e) a material adverse effect on the right of the Lender to receive any payment due hereunder or under the Loan Documents, taken as a whole; or (f) a material adverse effect on any material portion of the Collateral.

“Material Contract” means any Contract to which Borrower or any of its Subsidiaries is a party or any of the respective assets or properties of Borrower or any of its Subsidiaries are bound or committed (other than the Transaction Documents) and for which any breach, violation, nonperformance or early cancellation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, including, without limitation, any Contract set forth on Schedule 7.01(j) to the Disclosure Letter.

“Material Intellectual Property” means Intellectual Property (a) relating to, embodied by, covering or involving, or necessary to (i) manufacture or have manufactured any Key Included Products for Exploitation or (ii) use, sell, offer for sale, have sold, market, have marketed, promote or have promoted, import or export any Key Included Product or (b) otherwise material to the business of the Borrower Parties and their Subsidiaries.

“Maturity Date” means the earlier of (i) the Scheduled Maturity Date and (ii) the date of any prepayment in full of the Loans.

“Non-Exclusively Licensed Patents” means Patents licensed to a Borrower Party (individually or to Borrower and its Subsidiaries collectively) on a non-exclusive basis.

“Note” means the note, in the form attached hereto as Exhibit B, issued by Borrower to Lender evidencing the First Tranche Term Loan or the Second Tranche Term Loan made on the applicable Closing Date to Borrower and any replacement(s) thereof issued in accordance with Section 13.09.

“Notice of Borrowing” means either the First Notice of Borrowing or the Second Notice of Borrowing.

“Notices” means, collectively, notices, consents, approvals, reports, designations, requests, waivers, elections and other communications.

“Obligations” means, without duplication, the Loans, the Fixed Interest, and all present and future Indebtedness, taxes, liabilities, obligations, covenants, duties, and debts, owing by Borrower Parties and Subsidiaries to the Lender, arising under or pursuant to the Loan Documents, including all principal, interest, charges, expenses, fees and any other sums chargeable to Borrower Parties and its Subsidiaries hereunder and under the other Loan Documents (and including any interest, fees, indemnities and other charges that would accrue but for the filing of a bankruptcy action with respect to any Borrower Party, whether or not such claim is allowed in such bankruptcy action).

“Office” means, with respect to the Lender, its Stamford, Connecticut office, and with respect to any other Lender, the office of such Lender designated as its Office in an Assignment and Acceptance, or such other office as may be otherwise designated in writing from time to time by such Lender to Borrower.

“Organizational Document” shall mean, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (v) in any other case, the functional equivalent of the foregoing.

“Outstanding Principal Amount” means the principal amount of the Loans outstanding from time to time.

“Owned Patents” means the Patents owned by a Borrower Party (individually or by Borrower and its Subsidiaries collectively).

“Party” means Borrower, any other Borrower Party or the Lender; and “Parties” means Borrower, any other Borrower Party and the Lender.

“Patent Office” means the respective patent office (foreign or domestic) for any patent.

“Patent Rights” means, collectively, with respect to a Person, all patents issued or assigned to, and all patent applications and registrations made by, such Person (whether established or registered or recorded in the U.S. or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable Law with respect to such Person’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Patents” means any and all issued patents and pending patent applications, including without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms (including regulatory extensions), and all supplementary protection certificates, together with any foreign counterparts thereof covering the Included Products, composition of matter, formulation, or methods of manufacture or use thereof that are issued or filed on or after the date of this Agreement, including those identified in Schedule 7.01(bb)(a) to the Disclosure Letter in each such case, which are owned or controlled by, issued or licensed to, licensed by, or hereafter acquired or licensed by, Borrower or any Subsidiary.

“Patriot Act” means the USA Patriot Act, Public Law No. 107-56.

“Payment” means due and owing payments of Amortization Payments (under Section 3.01(a) hereof) and Fixed Interest (under Section 4.01 hereof), including, in each case any default, additional interest or prepayment premium charged hereunder.

“Perfection Certificate” shall mean a certificate in the form of Exhibit F-1 or any other form approved by the Lender, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit F-2 or any other form approved by the Lender.

“Permitted Liens” means the following:

(a) Liens created pursuant to any Loan Document;

(b) Liens existing on the Closing Date set forth in Schedule 9.03(b) to the Disclosure Letter to the extent and in the manner such Liens are in effect on the Closing Date;

(c) Liens created after the Closing Date in connection with purchase money or capitalized lease obligations, but only to the extent that such Liens encumber property financed by such purchase money or capital lease obligations and the proceeds thereof along with substitutions therefor and accessions thereto so long as the principal component of such purchase money or capital lease obligations is not increased;

(d) any Lien existing on any asset prior to the acquisition thereof by Borrower and any of its Subsidiaries and not enacted in contemplation of such acquisition;

(e) Liens arising out of (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (ii) pledges and deposits in the ordinary course of business securing liability to landlords (including obligations in respect of letters of credit or bank guarantees for the benefit of landlords) or for corporate credit cards, and (iii) pledges and deposits in the ordinary course of business securing liability to insurance carriers providing property, casualty or liability insurance to Borrower or any Subsidiary (including obligations in respect of letters of credit or bank guarantees for the benefit of such insurance carriers);

(f) Liens in favor of a banking or other financial institution arising as a matter of law or under customary contractual provisions encumbering deposits or other funds maintained with such banking or other financial institution (including the right of set off and grants of security interests in deposits and/or securities held by such banking or other financial institution) and that are within the general parameters customary in the banking industry;

(g) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not materially interfering with the ordinary conduct of the business of Borrower;

(h) Liens securing taxes, assessments, fees or other governmental charges or levies, Liens securing the claims of materialmen, mechanics, carriers, landlords, warehousemen and similar Persons, Liens in the ordinary course of business in connection with workmen’s compensation, unemployment insurance and other similar Laws, Liens to secure surety, appeal and performance bonds and other similar obligations not incurred in connection with the borrowing of money, and attachment, judgment and other similar Liens arising in connection with court proceedings so long as the enforcement of such Liens is effectively stayed and the judgment claims secured thereby do not otherwise constitute an Event of Default under clause (g) of the definition of “Event of Default”;

(i) leases, subleases, non-exclusive licenses or sublicenses granted to Third Parties in the ordinary course of business, including any Permitted Transfers described in clause (v) of the definition thereof;

(j) any right, title or interest of a licensor under a license;

(k) Liens on imported goods and related shipping documents in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of such goods;

(l) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(m) Liens on cash collateral securing hedging agreements entered into for bona fide hedging purposes and not for speculative purposes;

(n) Liens arising from filing precautionary UCC financing statements regarding leases;

(o) Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this definition of “Permitted Liens”; provided that such Indebtedness is not increased and is not secured by any additional assets; and

(p) Liens arising out of Indebtedness associated with the Revolving Credit Facility with respect to inventory, accounts receivable and the proceeds thereof so long as the Liens on such assets under the Loan Documents are permitted to continue as junior liens.

“Permitted Transfer” means (i) any (a) sale of any Included Product by Borrower or any of its Subsidiaries to any Subsidiary or Borrower, as applicable, to end users (through wholesalers or other typical sales channels) or to Distributors or (b) dispositions of obsolete equipment or inventory, in each case in the ordinary course of business; (ii) any sale, conveyance, assignment, disposition, lease, sublease, license, sublicense or other form of transfer of any property to Borrower or any of its Subsidiaries that is a Guarantor; (iii) any disposition or other transfer of any Included Product, without the payment or provision of consideration to Borrower or any of its Subsidiaries for such Included Product (other than expense reimbursement), reasonably necessary for the conduct of any then on-going clinical trial or other development or regulatory activities associated with such Included Product; (iv) any disposition or other transfer of any Included Product as promotional support in the ordinary course of business or in consideration of services in the ordinary course of business; and (v) any transfer made in connection with any transaction among Borrower and Subsidiaries which are not Guarantors (A) in the ordinary course of business and (B) reasonably necessary in connection with licenses of Intellectual Property and related rights with respect to the Exploitation of Included Products outside of the U.S.

“Person” means an individual, corporation, association, limited liability company, limited liability partnership, partnership, estate, trust, unincorporated organization or a government or any agency or political subdivision thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code or any similar plan under non-U.S. law.

“Plan Assets” means assets of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (ii) plan (as defined in Section 4975(e)(1) of the Code) subject to Section 4975 of the Code or (iii) entity whose underlying assets include assets of any such employee benefit plan or plan by reason of the investment by an employee benefit plan or other plan in such entity.

“Pledged Securities” shall mean, collectively, with respect to each Pledgor, (i) all issued and outstanding Capital Stock of each issuer set forth on Schedules 9(a) and 9(b) to the Perfection Certificate as being owned by such Pledgor and all options, warrants, rights, agreements and additional Capital Stock of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Capital Stock in each such issuer or under any Organizational Document of each such issuer, and the certificates, instruments and agreements representing such Capital Stock and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Capital Stock, (ii) all Capital Stock of any issuer, which Capital Stock is hereafter acquired by such Pledgor (including by issuance) and all options, warrants, rights, agreements and additional Capital Stock of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Capital Stock or under any Organizational Document of any such issuer, and the certificates, instruments and agreements representing such Capital Stock and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Capital Stock, from time to time acquired by such Pledgor in any manner, and (iii) all Capital Stock issued in respect of the Capital Stock referred to in clause (i) or (ii) upon any consolidation or merger of any issuer of such Capital Stock; provided, that, for the avoidance of doubt, Pledged Securities shall not include any Excluded Property (as defined in the Security Agreement).

“Pledgor” means Borrower or any Borrower Party which provides collateral to secure the Obligations.

“Prepayment Trigger” means the occurrence of any of the following: (i) the occurrence of any Event of Default and the acceleration of the maturity of the Loans, or (ii) the occurrence of any Change of Control.

“Proceeding” means an action or proceeding brought against a Party as a defendant, for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.

“Qualified Capital Stock” of any Person means Capital Stock of such Person other than Disqualified Capital Stock; provided that such Capital Stock shall not be deemed Qualified Capital Stock to the extent sold or owed to a Subsidiary of such Person or financed, directly or indirectly, using funds (i) borrowed from such Person or any Subsidiary of such Person until and to the extent such borrowing is repaid or (ii) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, without limitation, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Capital Stock refers to Qualified Capital Stock of Borrower.

“Register” means a record of ownership in which Borrower registers by book entry the interests (including any rights to receive payment hereunder) of each Lender in the Loans and any assignment of any such interest, obligation or right.

“Regulatory Agency” means a Governmental Authority with responsibility for the regulation of the research, development, marketing or sale of drugs or medical devices in any jurisdiction, including the FDA, the U.S. National Institutes of Health and the EMA.

“Regulatory Approval” means all actions, approvals (including, where applicable, pricing and reimbursement approval and schedule classifications), licenses, registrations or authorizations of a Regulatory Agency necessary for the making, manufacture, sale, offer for sale, distribution, import, export, promotion, marketing or other use of a product or device.

“Representative” means, with respect to any Person, any stockholder, member, partner, manager, director, officer, employee, agent, advisor or other representative of such Person.

“Restricted Payment” means any of the following:

(i) the declaration or payment of any dividend or any other distribution on Capital Stock of a Borrower Party or any Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of a Borrower Party or any Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving a Borrower Party but excluding (a) dividends or distributions payable solely in Qualified Capital Stock or through accretion or accumulation of such dividends on such Capital Stock and (b) in the case of Subsidiaries, dividends or distributions payable to a Borrower Party or to a Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Subsidiary;

(ii) the redemption or other purchase by a Borrower Party or any Subsidiary of any Capital Stock of Borrower or any Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving Borrower but excluding any such Capital Stock held by Borrower or any Subsidiary; or

(iii) the making of (or giving any notice in respect of) any voluntary or optional payment or prepayment on or redemption, scheduled payment or acquisition for value of, or any prepayment or redemption as a result of asset sale, change of control or similar mandatory event of, any Indebtedness that is subordinated to the Loans (including any Bridge Financing), or any payment of interest on or fees or other amounts with respect to such Indebtedness.

“Revolving Credit Facility” means the contemplated revolving credit facility that may be obtained by Borrower or other Borrower Party after the First Closing Date which is secured only by Borrower Parties’ accounts receivable, inventory and the proceeds thereof, the terms of which shall be approved by the Lender after consultation with Borrower or other Borrower Party, as applicable, and shall be subject to an Intercreditor Agreement.

“Scheduled Maturity Date” means December 31, 2020.

“SEC” means the United States Securities and Exchange Commission.

“Second Closing Date” means the Business Day during the first quarter of the calendar year of 2015 that is fifteen (15) Business Days after the date of the Second Notice of Borrowing.

“Second Commitment” means an amount up to $5,000,000.

“Second Notice of Borrowing” means an irrevocable notice, substantially in the form set forth in Exhibit C hereto, to be given by Borrower to the Lender in accordance with Section 2.02(b) that (a) certifies the achievement of the Second Tranche Milestone, (b) includes evidence satisfactory to the Lender of achievement of the Second Tranche Milestone, (c) specifies the Second Commitment and (d) includes a draft of the Updated Letter.

“Second Tranche Milestone” means that the Included Product Payments for the twelve months ended December 31, 2014 is greater than $13,000,000.

“Second Tranche Term Loan” means the loan, in the principal amount not to exceed $5,000,000, made by the Lender to Borrower on the Second Closing Date pursuant to Section 2.01(b) hereof.

“Securities Account Control Agreement” means an agreement in writing reasonably acceptable to the Lender, by and among the Lender and Borrower and the relevant securities intermediary with respect to a securities account at such securities intermediary, which, if required hereunder, is sufficient to perfect the security interests of the Lender therein.

“Securities Collateral” shall mean, collectively, the Pledged Securities, the Intercompany Note and the Distributions.

“Security Agreement” means the Security Agreement, dated as of the First Closing Date, substantially in the form of Exhibit A hereto, by and among the Lender, Borrower and each Subsidiary that is a Guarantor securing the Obligations of Borrower hereunder and of each Guarantor, as supplemented by any amendments or joinders thereto.

“Security Documents” means the Security Agreement, each Deposit Account Control Agreement, each Securities Account Control Agreement and each other agreement entered into from time to time that grants (or purports to grant) a security interest in or mortgage on Collateral in favor of the Lenders.

“Set-off” means any right of set off, rescission, counterclaim, reduction, deduction or defense.

“Subsidiary” means, with respect to any Person, at any time, any entity of which more than fifty percent (50%) of the outstanding Voting Stock or other equity interest entitled ordinarily to vote in the election of the directors or other governing body (however designated) is at the time beneficially owned or controlled directly or indirectly by such Person, by one or more such entities or by such Person and one or more such entities. Unless otherwise indicated herein, “Subsidiary” shall refer to a Subsidiary of Borrower Parties.

“Surviving Person” means, with respect to any Person involved in or that makes any disposition, the Person formed by or surviving such disposition or the Person to which such disposition is made.

“Taxes” means taxes, levies, duties, imposts, deductions, charges, fees or withholdings, and all interest, penalties and other liabilities with respect thereto.

“Territory” means the entire world.

“Third Party” means any Person other than Borrower or its Affiliates.

“Threshold Amount” means $500,000.

“Trademarks” shall mean, collectively, with respect to each Pledgor, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locators (URL’s), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Pledgor and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the U.S. or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

“Transaction Documents” means the Loan Documents, Borrower Party Documents, the Warrant and the Equity Investment Documents.

“Transferred Guarantor” means a Guarantor with respect to which all of the Capital Stock thereof has or is being is sold or otherwise transferred to a Person or Persons, none of which is Borrower Party.

“U.S.” means the United States of America.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Lender’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Updated Letter” means an updated Disclosure Letter, to be dated the Second Closing Date, if any, attached to the Bring-Down Certificate. Such Updated Letter shall include all disclosure necessary to make the representations and warranties set forth in Section 7.01 true and correct as of the date of the Second Closing Date and to consist solely of information regarding circumstances, facts, events or conditions that have arisen, occurred or come into existence after the First Closing Date; provided, however, that such Updated Letter (i) shall not correct, supplement or amend the disclosures set forth in the Disclosure Letter delivered on the date hereof for purposes of the representations and warranties made by Borrower as of the date of the First Closing Date, but the disclosures contained in the Updated Letter shall be deemed to modify and qualify all representations and warranties made in this Agreement on and as of the Second Closing Date, other than (x) all references to “Disclosure Letter” shall be to the “Updated Letter” and (y) all references to the “Financial Statements” shall be to the consolidated balance sheets of Borrower and its Subsidiaries, audited at December 31, 2013, December 31, 2012 and December 31, 2011, and the related consolidated statements of operations and comprehensive loss, cash flows and changes in stockholders’ equity of Borrower and its Subsidiaries, audited for the years ended December 31, 2013, December 31, 2012 and December 31, 2011, and the accompanying footnotes thereto, and the consolidated balance sheets of Borrower and its Subsidiaries as of September 30, 2014 and September 30, 2013, and the related consolidated statements of operations and comprehensive loss, cash flows and changes in stockholders’ equity of Borrower and its Subsidiaries for the nine months ended September 30, 2014 and September 30, 2013, (ii) shall not change the nature or scope of the applicable representations and warranties by effectively amending or modifying the language contained in such representations and warranties (as opposed to merely listing exceptions or required disclosures thereto) and (iii) shall be written in specific terms in a manner consistent with the Disclosure Letter delivered to Lender on the First Closing Date and sufficient to put Lender on notice of the information being disclosed. Each item included in the Updated Letter shall identify the particular representation or warranty that must be qualified in light of the event or circumstance requiring disclosure, and in any event such disclosure shall modify the respective representations and warranties of Borrower only to the extent necessary to make them true in light of the item being disclosed.

“Voting Stock” means Capital Stock issued by a company, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such contingency.

“Warrant” means a warrant to purchase (a) in the case of the First Closing Date, 1,042,825 shares of Series E Preferred Stock of the Company and (b) in the case of the Second Closing Date, the number of shares of Series E Preferred Stock of the Company obtained by multiplying the Second Commitment as specified in the Second Notice of Borrowing by 7.5% and then dividing such product by 0.7192, in each case substantially in the form set forth in Exhibit G hereto.

“Wholly Owned Subsidiary” means, as to any Person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% equity interest at such time.

SECTION 1.02. UCC Terms. Unless otherwise defined herein, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC; provided that in any event, the following terms shall have the meanings assigned to them in the UCC:

“Accounts”; “Bank”; “Chattel Paper”; “Commercial Tort Claim”; “Commodity Account”; “Commodity Contract”; “Commodity Intermediary”; “Documents”; “Electronic Chattel Paper”; “Entitlement Order”; “Equipment”; “Financial Asset”; “Fixtures”; “Goods,” “Inventory”; “Letter-of-Credit Rights”; “Letters of Credit”; “Money”; “Payment Intangibles”; “Proceeds”; “ Records”; “Securities Account”; “Securities Intermediary”; “Security Entitlement”; “Supporting Obligations”; and “Tangible Chattel Paper.”

SECTION 1.03. Interpretation; Headings. Each term used in any exhibit to this Agreement and defined in this Agreement but not defined therein shall have the meaning set forth in this Agreement. Unless the context otherwise requires, (a) “including” means “including, without limitation” and (b) words in the singular include the plural and words in the plural include the singular. A reference to any party to this Agreement, any other Transaction Document or any other agreement or document shall include such party’s successors and permitted assigns. A reference to any agreement or order shall include any amendment of such agreement or order from time to time in accordance with the terms herewith and therewith. A reference to any legislation, to any provision of any legislation or to any regulation issued thereunder shall include any amendment thereto, any modification or re-enactment thereof, any legislative provision or regulation substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. The headings contained in this Agreement are for convenience and reference only and do not form a part of this Agreement. Section, Article and Exhibit references in this Agreement refer to sections or articles of, or exhibits to, this Agreement unless otherwise specified. Borrower acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II

COMMITMENT; DISBURSEMENT; FEES

SECTION 2.01. Commitment to Lend and Borrow.

(a) On the terms and subject to the conditions set forth herein, on the First Closing Date, the Lender shall make a loan hereunder to Borrower, and Borrower shall accept and borrow such loan from the Lender, in a principal amount equal to the First Commitment.

(b) On the terms and subject to the conditions set forth herein, on the Second Closing Date, if any, the Lender shall make a loan hereunder to Borrower, and Borrower shall accept and borrow such loan from the Lender, in a principal amount equal to the Second Commitment.

SECTION 2.02. Notice of Borrowing.

(a) Subject to Section 2.01(a), Borrower shall, simultaneously with the execution and delivery of this Agreement by the Parties, deliver to the Lender a First Notice of Borrowing, that Borrower will borrow a principal amount equal to the First Commitment on the First Closing Date. The First Commitment shall automatically terminate on the funding of the First Tranche Term Loan.

(b) Subject to Section 2.01(b) and only upon the achievement of the Second Tranche Milestone, Borrower may, at its election, deliver to the Lender a Second Notice of Borrowing, that Borrower will borrow a principal amount equal to the Second Commitment on the Second Closing Date. If the Second Notice of Borrowing is accompanied by a draft of the Updated Letter or if the Bring-Down Certificate is accompanied by the Updated Letter, Lender shall have no obligation to make the Loan of the Second Commitment unless the matters set forth in the Updated Letter are acceptable to Lender in its sole discretion. The Second Commitment shall automatically terminate on the earlier of (i) the funding of the Second Tranche Term Loan or (ii) March 31, 2015.

SECTION 2.03. Disbursement and Borrowing. On the terms and subject to the conditions set forth herein, on each of the First Closing Date and Second Closing Date, if any, (i) the Lender shall credit, in same day funds, an amount equal to (A) the First Commitment or the Second Commitment, as applicable, less (B) in the case of the First Closing Date, the expenses referred to in Section 4.04 to the account of Borrower (or such other Person) which Borrower shall have designated for such purpose in the First Notice of Borrowing or the Second Notice of Borrowing, as the case may be, and (ii) Borrower shall accept and borrow such amount.

SECTION 2.04. Commitment Not Revolving. The Lender’s commitment to lend hereunder is not revolving in nature, and any amount of the Loan repaid or prepaid may not be reborrowed.

ARTICLE III

REPAYMENT

SECTION 3.01. Amortization.

(a) The principal balance of the Loan shall be paid in quarterly payments with the first such payment due on March 31, 2017, and any remaining outstanding principal balance in respect of the Loan being due and balance as provided below:

(i) 2.5% of the Aggregate Loan Amount shall be payable on each Interest Payment Date during Calendar Year 2017;

(ii) 5.0% of the Aggregate Loan Amount shall be payable on each Interest Payment Date during Calendar Year 2018;

(iii) 7.5% of the Aggregate Loan Amount shall be payable on each Interest Payment Date during Calendar Year 2019; and

(iv) 10.0% of the Aggregate Loan Amount shall be payable on each Interest Payment Date during Calendar Year 2020.

(b) If not earlier repaid in full, the unpaid balance of the Aggregate Loan Amount, together with any accrued and unpaid interest (including the Fixed Interest) and all other Obligations then outstanding, shall be due and payable in cash on the Maturity Date.

SECTION 3.02. Voluntary Prepayment; Mandatory Prepayment.

(a) At any time, Borrower may voluntarily prepay the Loans in whole but not in part, together with accrued and unpaid Fixed Interest on the amount prepaid, together with any additional amounts due in respect thereof to the extent required by clause (c) below and all other Obligations then outstanding together with other amounts in respect thereof.

(b) If any Prepayment Trigger occurs, then the Lender shall have the right, but not the obligation, to require Borrower to prepay the Loans, together with accrued and unpaid Fixed Interest together with other amounts in respect thereof, pursuant to clause (c) below.

(c) Each prepayment of the Loans due to the occurrence of a Prepayment Trigger, and each voluntary prepayment of the Loans in whole pursuant to Section 3.02(a), shall be subject to the following (in addition to the other provisions contained in this Agreement):

Such prepayment shall be in the amount indicated in the second column of the table below (determined as of the date of the Prepayment Trigger or voluntary prepayment):

With respect to voluntary prepayments paid during the period below or owing as a consequence of a Prepayment Trigger occurring during such period	Prepayment Amount

On or prior to December 31, 2014	130% of the Aggregate Loan Amount, less any payments of accrued Fixed Interest previously made to the Lender in respect of the Loans

After December 31, 2014 and on or prior to December 31, 2015	140% of the Aggregate Loan Amount, less any payments of accrued Fixed Interest previously made to the Lender in respect of the Loans

After December 31, 2015 and on or prior to December 31, 2016	150% of the Aggregate Loan Amount, less any payments of accrued Fixed Interest previously made to the Lender in respect of the Loans

After December 31, 2016 and on or prior to December 31, 2017	112% of the Outstanding Principal Amount

After December 31, 2017 and on or prior to December 31, 2018	108% of the Outstanding Principal Amount

After December 31, 2018 and on or prior to December 31, 2019	104% of the Outstanding Principal Amount

After December 31, 2019 and on or prior to December 31, 2020	100% of the Outstanding Principal Amount

(d) In addition to the amounts in clause (c) above, in connection with the prepayment in full of a Loan, any unpaid amounts in respect of such prepaid Loan not consisting of principal or Fixed Interest (i.e., any unpaid amounts for indemnification, tax gross-up, default interest, expense reimbursement and other obligations not consisting of principal or interest) shall be immediately due and payable.

ARTICLE IV

INTEREST; EXPENSES; MAKING OF PAYMENTS

SECTION 4.01. Interest Rate.

(a) The Loans shall bear interest consisting of Fixed Interest, which shall be paid in cash as provided in this Section 4.01.

(b) All interest hereunder in respect of the Fixed Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

(c) Accrued Fixed Interest on the Loan shall be payable by Borrower to the Lender in arrears on each Interest Payment Date for the Loan commencing with the first Interest Payment Date occurring after the funding of the Loan; provided that in the event of any repayment or prepayment of the Loan (including, without limitation, principal payments due under Section 3.01), accrued Fixed Interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

SECTION 4.03. Interest on Late Payments. If any amount payable by Borrower to the Lender hereunder is not paid when due (whether at stated maturity, by acceleration or otherwise), interest shall accrue on any such unpaid amounts, both before and after judgment during the period from and including the applicable due date, to but excluding the day the overdue amount is paid in full, at a rate per annum equal to the Default Rate. Interest accruing under this Section 4.03 shall be payable on demand of the Lender.

SECTION 4.04. Initial Expenses. Borrower shall reimburse the Lender, on the First Closing Date as provided in Section 2.03, in an amount not to exceed $200,000, for all (a) actual, documented out-of-pocket fees and expenses incurred by the Lender (including all fees and expenses of outside counsel to the Lender), supported by reasonable documentation, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents including any amendment or waiver with respect thereto and (b) reasonable fees and expenses, supported by reasonable documentation, of due diligence conducted by the Lender or other Parties (including outside counsel to the Lender) at the request of the Lender.

SECTION 4.05. Administration and Enforcement Expenses. Borrower shall promptly reimburse the Lender on demand for all reasonable costs and expenses incurred by the Lender (including the reasonable fees and expenses of one outside counsel to the Lenders) as a consequence of or in connection with any Default or Event of Default.

SECTION 4.06. Making of Payments. Notwithstanding anything to the contrary contained herein, any Payment stated to be due hereunder or under any Note on a given day in a specified month shall be made, (i) if there is no such given day or corresponding day, on the last Business Day of such month or (ii) if such given day or corresponding day is not a Business Day, on the next succeeding Business Day.

SECTION 4.07. Setoff or Counterclaim. Each Payment by Borrower under this Agreement or under any Note shall be made without setoff or counterclaim. The Lender shall have the right to setoff any and all amounts owed by Borrower and/or any of its Subsidiaries under this Agreement as provided in Section 11.03.

ARTICLE V

TAXES

SECTION 5.01. Taxes.

(a) Except as otherwise required by Law, any and all payments by any Borrower Party under any Loan Document (including payments with respect to the Loan) shall be made free and clear of and without withholding or deduction for any and all present and future Taxes imposed by any Governmental Authority or taxing authority in any jurisdiction. If any Indemnified Taxes shall be required by Law to be withheld or deducted from or in respect of any sum payable under any Loan Document, (i) the sum payable by the applicable Borrower Party shall be increased as may be necessary so that after making all required withholding or deductions of Indemnified Taxes (including such withholding or deductions applicable to additional amounts payable under this Section) the Lender shall receive an amount equal to the sum it would have received had no such deductions been made and (ii) the applicable Borrower Party shall make such withholding or deductions and pay the full amount deducted to the relevant Governmental Authority or taxing authority in accordance with applicable Law.

(b) Any Lender claiming additional amounts payable pursuant to Section 5.01(a) shall use its reasonable efforts (consistent with its internal policies and applicable Law) to change the jurisdiction of its Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole discretion of such Lender, be otherwise disadvantageous to such Lender.

(c) If a Lender is a Foreign Lender, then such Lender shall provide to Borrower (i) in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” (x) two accurate and complete original signed copies of IRS Form W-8BEN (or a successor form) properly completed and duly executed by such Foreign Lender and (y) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “Tax Compliance Certificate”), (ii) if the payments receivable by the Foreign Lender are effectively connected with the conduct of a trade or business in the U.S., two accurate and complete original signed copies of IRS Form W-8ECI (or a successor form), (iii) in the case of a Foreign Lender that is entitled to benefits under an income tax treaty to which the U.S. is a party that reduces the rate of withholding tax on payments of interest, two accurate and complete original signed copies of IRS Form W-8BEN (or a successor form) indicating that such Foreign Lender is entitled to receive payments under this Agreement and the Notes with reduced or no deduction of any U.S. federal income withholding tax or (iv) in the case of a Foreign Lender acting as an intermediary, two accurate and complete original signed copies of IRS Form W-8IMY (or a successor form), accompanied by IRS Form W-8ECI or W-8BEN, a Tax Compliance Certificate, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable. Such forms shall be delivered by such Foreign Lender on or prior to the date that it becomes a Lender under this Agreement, at any time thereafter when a change in the Foreign Lender’s circumstances renders an existing form obsolete or invalid or requires a new form to be provided, and within fifteen Business Days after a reasonable written request of Borrower from time to time thereafter. Notwithstanding any other provision of this Section 5.01(c), no Foreign Lender shall be required to deliver any form pursuant to this Section 5.01(c) that such Foreign Lender is not legally able to deliver.

(d) Each Lender that is not a Foreign Lender shall provide two properly completed and duly executed copies of Form W-9 (or successor form) at the times specified for delivery of forms under Section 5.01(c).

(e) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) Each Lender having assigned its rights and obligations hereunder in whole or in part shall collect from such assignee the documents described in Sections 5.01(c) and (d) as applicable.

SECTION 5.02. Receipt of Payment. Within thirty days after the date of any payment of Taxes withheld by Borrower in respect of any payment to the Lender, Borrower shall furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence reasonably satisfactory to the Lender.

SECTION 5.03. Other Taxes. Borrower shall promptly pay any registration or transfer taxes, stamp duties or similar levies, and any penalties or interest that may be due with respect thereto, that may be imposed in connection with the execution, delivery, registration or enforcement of this Agreement, the Note issued hereunder or any other Loan Document or the filing, registration, recording or perfecting of any security interest contemplated by this Agreement.

SECTION 5.04. Indemnification. If the Lender pays any Taxes that Borrower is required to pay pursuant to this Article V (including Taxes imposed or asserted on or attributable to amounts payable under this Article V), Borrower shall indemnify the Lender on demand in full in the currency in which such Taxes are paid, whether or not such Taxes were correctly or legally imposed, together with interest thereon from and including the date of payment to, but excluding, the date of reimbursement at the Default Rate. The Lender shall promptly notify Borrower if any claim is made against the Lender for any Taxes for which Borrower would be responsible to indemnify the Lender pursuant to this Section 5.04.

SECTION 5.05. Tax Reporting.

(a) Loans Treated As Indebtedness. The Parties agree to treat the Loans as indebtedness for borrowed money of Borrower for all tax purposes. The Parties agree not to take any position that is inconsistent with the provisions of this Section 5.05 on any tax return or in any audit or other administrative or judicial proceeding unless required by applicable Law.

SECTION 5.06. Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Article V (including by the payment of additional amounts pursuant to this Article V), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Article V with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.06 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.06, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.06 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

SECTION 5.07. Registered Obligation.

(a) Borrower shall establish and maintain, at its address referred to in Section 13.03, (A) a Register in which Borrower agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Lender in the Loans, each of its obligations under this Agreement to participate in the Loans, and any assignment of any such interest, obligation or right, and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lender(s) (and each change thereto pursuant to Sections 13.01 and 13.02), (2) the amount of the Loans described in clause (A) above, (3) the amount of any principal or interest due and payable or paid, and (4) any other payment received and its application to the Loan.

(b) Notwithstanding anything to the contrary contained in this Agreement or elsewhere, the Loans (including any Note evidencing such Loan) are registered obligations, the right, title and interest of the Lender and its assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 5.07 and Sections 13.01 and 13.02 shall be construed so that, and the Lender shall cooperate with Borrower in all respects (notwithstanding anything else whether in the Loan Documents or otherwise) (including, but not limited to, providing appropriate information) so that, the Loans are at all times maintained in “registered form” within the meaning of Section 5f.103-1(c) of the U.S. Treasury Regulations, Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

ARTICLE VI

CLOSING CONDITIONS

SECTION 6.01. Loan Closing Documentation. The obligation of the Lender to advance any portion of the Loan on the First Closing Date and the Second Closing Date, if any, shall be subject to the following conditions precedent:

(a) Borrower shall have executed and delivered to the Lender the Note, dated the applicable Closing Date.

(b) Borrower shall have executed and delivered to the Lender this Agreement, the Security Agreement and the Warrant, each dated the First Closing Date.

(c) Borrower shall have delivered to the Lender an executed copy of an opinion of Wilson Sonsini Goodrich & Rosati, counsel to Borrower Parties, dated the Closing Date, substantially in the form of Exhibit D and otherwise in form and substance satisfactory to the Lender.

(d) Each Borrower Party shall have delivered to the Lender a certificate, dated the First Closing Date and the Second Closing Date, if any, of a senior officer of such Borrower Party (the statements in which shall be true and correct on and as of the applicable Closing

Date): (i) attaching copies, certified by such officer as true and complete, of such Borrower Party’s certificate of incorporation or other organizational documents (together with any and all amendments thereto) certified by the appropriate Governmental Authority as being true, correct and complete copies; (ii) attaching copies, certified by such officer as true and complete, of resolutions of the Board of Directors (or similar governing body) of such Borrower Party authorizing and approving the execution, delivery and performance by such Borrower Party of this Agreement, the other Loan Documents and the transactions contemplated herein and therein; (iii) setting forth the incumbency of the officer of such Borrower Party who executed and delivered this Agreement, including therein a signature specimen of each such officer; and (iv) attaching copies, certified by such officer as true and complete, of certificates of the appropriate Governmental Authority of the jurisdiction of formation, stating that such Borrower Party was in good standing under the laws of such jurisdiction as of the applicable Closing Date.

(e) Each Borrower Party shall have executed and delivered to the Lender a Deposit Account Control Agreement and a Securities Account Control Agreement, as applicable, dated the First Closing Date and any deliverables contemplated by the Loan Documents.

(f) With respect to the First Closing Date, the Lender shall have exercised setoff pursuant to Section 2.03 with respect to all fees and expenses due and payable to the Lender on the First Closing Date.

(g) No event shall have occurred and be continuing that (i) constitutes a Default or an Event of Default or (ii) could reasonably be expect to constitute a Material Adverse Effect, in each case both at the time of, and immediately after giving effect to, the making of the Loans on the applicable Closing Date.

(h) The representations and warranties made by each Borrower Party in Article VII hereof and in the other Transaction Documents shall be true and correct in all material respects as of the applicable Closing Date, before and after giving effect to the Loans (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” or similar qualifier shall be true and correct in all respects), and Borrower shall have executed and delivered to the Lender a certificate of an officer, dated as of the applicable Closing Date, certifying the same (the “Bring-Down Certificate”). In the case of the Second Closing Date, the Bring-Down Certificate will also certify the Updated Letter, together with documentation reasonably supporting each item disclosed.

(i) All necessary governmental and third-party approvals, consents and filings, including in connection with the Loans, the Security Agreement and the other Loan Documents shall have been obtained or made and shall remain in full force and effect.

(j) Borrower and its Subsidiaries shall have delivered to the Lender all certificates, agreements or instruments representing or evidencing any Capital Stock or debt securities or instruments pledged pursuant to the Security Agreement accompanied by instruments of transfer or stock powers undated and endorsed in blank.

(k) Borrower shall have delivered to the Lender the Perfection Certificate and certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Borrower Party as debtor and that are filed in those state and county jurisdictions in which any Borrower Party is organized or maintains its principal place of business and such other searches that are required by the Perfection Certificate or that the Lender deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Loan Documents (other than any Permitted Liens and other Liens acceptable to the Lender).

(l) The Lender shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 8.05, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Lender, as additional insured, in form and substance reasonably satisfactory to the Lender.

(m) The Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, including, without limitation, the information described in Section 13.19.

(n) The Lender shall have received evidence reasonably satisfactory to the Lender that the debt owed by Borrower to Silicon Valley Bank shall be paid and satisfied in full prior to or simultaneous with the First Closing Date, including payoff and release letters in form and substance reasonably satisfactory to the Lender with respect to such debt owed by Borrower to Silicon Valley Bank.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

SECTION 7.01. Representations and Warranties of Borrower Parties. Each Borrower Party hereby represents and warrants to Lender as of the date of this Agreement and as of each Closing Date (except for any representations and warranties which speak as to a specific date, which representations and warranties shall be made as of the date specified) as follows:

(a) Borrower and each of its Subsidiaries (i) is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation; (ii) has all necessary powers, licenses, authorizations, consents and approvals required to carry on its business as now conducted and to own and lease its properties except where the failure to have the same could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (iii) is duly qualified to do business as a foreign corporation, and is in good standing, in every jurisdiction where the failure to be so qualified or in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Schedule 7.01(b) to the Disclosure Letter contains a complete and accurate list as of the First Closing Date of each jurisdiction in which Borrower and its Subsidiaries are qualified to do business.

(c) Each Borrower Party has all necessary power and authority to enter into, execute and deliver this Agreement and the other Loan Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(d) This Agreement and each other Loan Document to which each Borrower Party is a party has been duly authorized, executed and delivered by each Borrower Party and constitutes, and each of the other Loan Documents, when executed and delivered by each Borrower Party, will constitute, the valid and binding obligation of each Borrower Party, enforceable against each Borrower Party in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or general equitable principles (regardless of whether enforcement is sought in equity or at Law).

(e) None of the execution and delivery by each Borrower Party of the Loan Documents, the performance by each Borrower Party of any of the obligations to be performed by them hereunder or thereunder, or the consummation by each Borrower Party of any of the transactions contemplated hereby or thereby, will require any notice to, action, approval or consent by, or in respect of, or filing or registration with, any Governmental Authority or other Person, except filings necessary to perfect Liens created by the Loan Documents.

(f) No consent or approval of, or notice to, any Person is required by the terms of any Material Contract for the execution or delivery of, or the performance of the obligations of each Borrower Party under, this Agreement and the other Loan Documents to which each Borrower Party is party or the consummation of the transactions contemplated hereby or thereby, and such execution, delivery, performance and consummation will not result in any breach or violation of, or constitute a default under Borrower Party Documents, any Material Contract or any Law applicable to Borrower, any of its Subsidiaries or any of its or their assets, subject in each case to the application of Sections 9-406, 9-407 and 9-408 of the UCC as then in effect in any relevant jurisdiction.

(g) Borrower and its Subsidiaries are the exclusive owners of the entire right, title (legal and equitable) and interest (subject to Permitted Liens) in and to all material Collateral, Regulatory Approvals and Intellectual Property for which it is listed as the owner on Schedule 7 to the Perfection Certificate. Borrower and its Subsidiaries have not granted to any Person any license or covenant not to sue under any Intellectual Property for which it is listed as the owner on Schedule 7 to the Perfection Certificate or Regulatory Approvals.

(h) There are no actions, proceedings or claims pending or, to the Knowledge of Borrower, threatened which could reasonably be expected to have a Material Adverse Effect or that challenge the validity of the Transaction Documents.

(i) No Default or Event of Default has occurred and is continuing, and no such event will occur upon the making of the applicable Loan.

(j) With respect to each Material Contract (a) each such Contract is a valid and binding agreement and each such Contract is in full force and effect, and (b) Borrower and each of its Subsidiaries is in compliance in all material respects with each such Material Contract and no Borrower Party has Knowledge of any default by a Borrower Party under any such Material Contract which could give rise to any termination right of the applicable Contract Party which default has not been cured or waived. Schedule 7.01(j) to the Disclosure Letter is a list of all Material Contracts as of the First Closing Date and Second Closing Date.

(k) All written information heretofore or herein supplied by or on behalf of Borrower or any of its Subsidiaries to the Lender is accurate and complete in all material respects, and none of such information, when taken together with all other information furnished, contains any untrue statement of a material fact or omits to state any material fact necessary to make such information not materially misleading in light of the circumstances under which made. There is no fact or circumstance known to Borrower that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed in this Agreement, in the other Loan Documents or in any other documents, certificates and statements furnished to the Lender for use in connection with the transactions contemplated hereby. All representations and warranties made by each Borrower Party in any of the other Loan Documents to which it is party are true and correct in all material respects.

(l) The Financial Statements (reported on and accompanied by an unqualified report from Borrower’s independent auditor) are complete and accurate in all material respects, were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly in all material respects, in accordance with applicable requirements of GAAP, the consolidated financial position and the consolidated financial results of the operations of Borrower and its Subsidiaries as of the dates and for the periods covered thereby and the consolidated statements of cash flows of Borrower and its Subsidiaries for the periods presented therein. Since December 31, 2012, there has been no Material Adverse Effect. Borrower and its Subsidiaries have no Indebtedness (or other Liabilities) other than (i) identified in the audited Financial Statements or (ii) incurred by Borrower or its Subsidiaries in the ordinary course of business since December 31, 2012 or (iii) otherwise listed and described on Schedule 7.01(l) to the Disclosure Letter.

(m) After giving effect to the making of the Loans:

(i) The aggregate value of the assets of Borrower, at fair value and present fair salable value, exceeds (i) its Liabilities and (ii) the amount required to pay such Liabilities as they become absolute and matured in the normal course of business;

(ii) Borrower has the ability to pay its debts and Liabilities as they become absolute and matured in the normal course of business; and

(iii) Borrower does not have an unreasonably small amount of capital with which to conduct its business.

(n) Borrower’s Subsidiaries as of the First Closing Date are set forth on Schedule 7.01(n) to the Disclosure Letter.

(o) Such Borrower Party’s chief executive office as of the First Closing Date is set forth on Schedule 7.01(o) to the Disclosure Letter.

(p) (i) Borrower and its Subsidiaries are in compliance with all applicable Laws except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To Borrower’s Knowledge, no prospective change in any applicable laws, rules, ordinances or regulations has been proposed or adopted which, when made effective, could individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) Borrower and its Subsidiaries possess all material certificates, authorizations and permits issued or required by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their business as presently conducted, including all such certificates, authorizations and permits required by the FDA or any other federal, state, local or foreign agencies or bodies engaged in the regulation of medical devices, pharmaceuticals or biohazardous substances or materials except where the failure to possess such certificates, authorizations and permits, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries have received any notice of proceedings relating to, and to the Knowledge of each Borrower Party there are no facts or circumstances that could reasonably be expected to lead to, the revocation, suspension, termination or modification of any such certificate, authorization or permit.

(iii) To the Knowledge of Borrower, there has been no indication that the FDA or any other Regulatory Agency has any material concerns with any Included Product or may not approve any Included Product, nor has any Included Product, to the Knowledge of Borrower, suffered any material adverse events in any clinical trial.

(q) Neither Borrower nor any of its Subsidiaries is an investment company subject to regulation under the Investment Company Act of 1940.

(r) Borrower has timely filed all tax returns required to be filed by it and has paid all taxes due reported on such returns or pursuant to any assessment received by Borrower, except for failures to file tax returns or pay taxes that, individually, and in the aggregate, are not reasonably expected to result in a Material Adverse Effect. Any charges, accruals or reserves on the books of Borrower in respect of taxes are adequate except for inadequacies that, individually, and in the aggregate, are not reasonably expected to result in a Material Adverse Effect. Borrower has had no material liability for any taxes imposed on or with respect to its net income (except for state or local income or franchise taxes). Borrower has fulfilled all its obligations with respect to withholding taxes except for failures that, individually, and in the aggregate, are not reasonably expected to result in a Material Adverse Effect.

(s) Neither Borrower nor any ERISA Affiliate has ever incurred any unsatisfied material liability or expects to incur any material liability under Title IV or Section 302 of ERISA or Section 412 of the Code or any similar non-U.S. law or maintains or contributes to, or is or has been required to maintain or contribute to, any employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code

or any non-U.S. law. The consummation of the transactions contemplated by this Agreement will not constitute or result in any non-exempt prohibited transaction that would result in material liabilities to Borrower under Section 406 of ERISA, Section 4975 of the Code or substantially similar provisions under any foreign or U.S. federal, state or local laws, rules or regulations. Neither Borrower nor any of its Subsidiaries has incurred any material liability with respect to any obligation to provide benefits, including death or medical benefits, with respect to any person beyond their retirement or the termination of service other than coverage mandated by law.

(t) Neither Borrower nor any of its Subsidiaries nor any of its directors, officers, employees or, to the Knowledge of each Borrower Party, Affiliates or agents, has taken any action, directly or indirectly, that would result in a violation by such Persons of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. Borrower, any of its Subsidiaries and, to the Knowledge of each Borrower Party, its Affiliates have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(u) Borrower and its Subsidiaries maintain a system of accounting controls that is sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(v) The Security Agreement is effective to create in favor of the Lender, legal, valid and enforceable (subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or general equitable principles (regardless of whether enforcement is sought in equity or at Law)) Liens on, and security interests in, the Collateral and, when (x) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7.01(v) to the Disclosure Letter and (y) upon the taking of possession or control by the Lender of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to Lender to the extent possession or control by the Lender is required by the Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Guarantors thereunder in the Collateral, to the extent a security interest in the Collateral can be perfected by the making of such filings or the taking of possession or control, in each case subject to no Liens other than Permitted Liens.

(w) When financing statements in appropriate form are filed in the offices specified on Schedule 7.01(v) to the Disclosure Letter and when the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United

States Copyright Office, the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Patents and Trademarks (as such term are defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as such term is defined in the Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Permitted Liens. Borrower and its Subsidiaries have not granted, nor does there exist, any Lien on or with respect to any of the Collateral, except Permitted Liens.

(x) Borrower and its Subsidiaries own, and are the sole holders of, and/or have and hold a valid, enforceable and subsisting license to, all assets that are required to produce or receive any payments from any contract party or payor under and pursuant to, and subject to the terms of any Material Contract where Borrower or any Subsidiary is the licensee. Neither Borrower nor any Subsidiary has transferred, sold, or otherwise disposed of, or agreed to transfer, sell, or otherwise dispose of any portion of its respective rights to receive payment of royalties owing or to become owing to it under any Material Contracts, except as expressly provided in such Material Contracts. To the Knowledge of each Borrower Party, no Person other than Borrower or any Subsidiary has any right to receive the payments payable under any Material Contract, other than Lender and other than Persons party to the Material Contracts.

(y) The claims and rights of the Lender created by this Agreement and any other Loan Document in and to the Collateral will be senior to any Indebtedness or other obligation of Borrower Parties, with respect to such Collateral other than with respect to obligations secured by Permitted Liens.

(z) Borrower and its Subsidiaries have good title to, or valid leasehold interests in, all its tangible personal property material to its business, free and clear of all Liens (other than Permitted Liens) and minor irregularities or deficiencies in title that, individually or in the aggregate, do not materially interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. The tangible personal property of Borrower and its Subsidiaries, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear and casualty and condemnation excepted) and (ii) constitutes all the property which is required for the business and operations of Borrower and its Subsidiaries, as presently conducted, except where the failure to be in such order, condition or repair or to constitute all such property required could not reasonably be expected to have a Material Adverse Effect.

(aa) Schedule 7.01(aa) to the Disclosure Letter contains a true and complete list of each interest in real property (i) owned by Borrower and its Subsidiaries (describing the type of interest therein held by Borrower and its Subsidiaries); and (ii) leased, subleased or otherwise occupied or utilized by Borrower and its Subsidiaries, as lessee, sublessee, franchisee or licensee (describing the type of interest therein held by Borrower and its Subsidiaries) and, in each of the cases described in clauses (i) and (ii) of this clause (aa), whether any lease requires the consent of the landlord or tenant thereunder, or other party thereto, to the transactions contemplated by the Loan Documents.

(bb) Schedule 7.01(bb) to the Disclosure Letter sets forth a complete and accurate list of the Patents, including the following: Schedule 7.01(bb)(a) to the Disclosure Letter sets forth a complete and accurate list of the Owned Patents; Schedule 7.01(bb)(b) to the Disclosure Letter sets forth a complete and accurate list of the Exclusively Licensed Patents; and Schedule 7.01(bb)(c) to the Disclosure Letter sets forth a complete and accurate list of the Non-Exclusively Licensed Patents. For each Patent set forth on Schedule 7.01(bb) to the Disclosure Letter, Borrower has indicated: (i) the application number; (ii) the patent or registration number, if any; (iii) the country or other jurisdiction where the Patent was issued, registered, or filed; (iv) the scheduled expiration date of any issued Patent, including a notation if such scheduled expiration date includes a term extension or supplementary protection certificate and (iv) the owner.

(cc) Borrower (or the Borrower Party indicated on Schedule 7.01(bb)(a)) to the Disclosure Letter) is the sole and exclusive owner of the entire right, title and interest in each of the Owned Patents. The Owned Patents are not subject to any encumbrance, lien or claim of ownership by any Third Party, and there are no facts that would preclude Borrower from having unencumbered title to the Owned Patents. No Borrower Party has received any notice of any claim by any Third Party challenging the ownership of the rights of Borrower Parties in and to the Owned Patents.

(dd) Borrower Parties collectively have a valid, exclusive license to use each of the Exclusively Licensed Patents. There have not been, nor are there any pending or threatened to Borrower’s Knowledge, disputes relating to Borrower’s right to use the Exclusively Licensed Patents. All Contracts relating to Borrower’s rights in the Exclusively Licensed Patents have been provided to the Lender prior to the Closing Date.

(ee) Borrower has a valid, non-exclusive license to use each of the Non-Exclusively Licensed Patents. There have not been, nor are there any pending or threatened to Borrower’s Knowledge, disputes relating to Borrower’s right to use the Non-Exclusively Licensed Patents. All Contracts relating to Borrower’s rights in the Non-Exclusively Licensed Patents have been provided to the Lender prior to the Closing Date.

(ff) To Borrower’s Knowledge, each of the Patents is valid, enforceable and subsisting unless otherwise indicated on Schedule 7.01(bb) to the Disclosure Letter. Borrower has not received any opinion of counsel that any of the Patents is invalid or unenforceable. No Borrower Party has received any notice of any claim by any Third Party challenging the validity or enforceability of any of the Patents.

(gg) Each individual associated with the filing and prosecution of the Patents has complied, and will continue to comply, in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such individual to be material to patentability of each such Patent, in those jurisdictions where such duties exist. Except for information disclosed to the applicable Patent Office during prosecution of the Patents, to Borrower’s Knowledge, there are no patents, published patent applications, articles, abstracts or other prior art deemed material to patentability of any of the inventions claimed in such Patents, or that would otherwise reasonably be expected to materially adversely affect the validity or enforceability of any of the claims of such Patents.

(hh) To Borrower’s Knowledge, each of the Patents correctly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent was issued or is pending. There is not any Person who is or claims to be an inventor of any of the Patents who is not a named inventor thereof. No Borrower Party has received any notice from any Person who is or claims to be an inventor of any of the Patents who is not a named inventor thereof.

(ii) Each Person who has or has had any rights in or to the Patents, including each inventor named on the Patents, has executed a Contract assigning their entire right, title and interest in and to such Patents and the inventions embodied, described and/or claimed therein, to the owner thereof, and each such Contract has been duly recorded at the United States Patent and Trademark Office.

(jj) There are no unpaid maintenance fees, annuities or other like payments with respect to the Patents.

(kk) No issued Patent has lapsed, expired or otherwise been terminated unless otherwise indicated on Schedule 7.01(bb) to the Disclosure Letter.

(ll) The conception, development and reduction to practice of the inventions claimed in the Patents have not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party.

(mm) No Borrower Party has filed any disclaimer, other than a terminal disclaimer, or made or permitted any other voluntary reduction in the scope of any Patent.

(nn) Neither Borrower nor any other Person has undertaken or omitted to undertake any acts, and no circumstances or grounds exist, that would void, invalidate, reduce or eliminate, in whole or in part, the enforceability or scope of any of the Patents.

(oo) There have not been, nor are there any pending or, to Borrower’s Knowledge, threatened, litigations, interferences, reexaminations, oppositions, or like procedures involving any of the Patents.

(pp) No Third Party Patent Right has been, or is, or will be, infringed by Borrower’s Exploitation of the Included Product. To Borrower’s Knowledge, no Patent Right other than the Patents is necessary for Borrower to Exploit the Included Product. Except as set forth on Schedule 7.01(pp) to the Disclosure Letter, Borrower has not received any notice of any claim by any Third Party asserting that Borrower’s Exploitation of the Included Product infringes such Third Party’s Patents Rights. Borrower has not received any opinion of counsel regarding infringement or non-infringement of any Third Party Patent Rights by Borrower’s Exploitation of the Included Product.

(qq) To Borrower Parties’ Knowledge, there are no pending, published patent applications owned by any Third Party, which Borrower Parties do not have the right to use, which if issued, would limit or prohibit in any material respect Borrower Parties’ Exploitation of the Included Product.

(rr) To Borrower Parties’ Knowledge, no Third Party is infringing any of the issued Patents. No Borrower Party has put any Third Party on notice of any of the issued Patents. Absent the ownership of, or a license to, by a Third Party, the manufacture, use or sale of each Key Included Product by such Third Party would be covered by at least one valid issued claim of the patents set forth in Schedule 7.01(bb) to the Disclosure Letter.

(ss) There is no pending, decided or settled Dispute, nor has any such Dispute been threatened, in each case challenging the legality, validity, enforceability or ownership of any Patent.

(tt) There are no Disputes between Borrower and a Third Party relating to Borrower’s Exploitation of the Included Product. Borrower has not received or given notice of any such Dispute, and to Borrower Parties’ Knowledge, there exists no circumstances or grounds upon which any such claims could be asserted. The Patents are not subject to any outstanding injunction, judgment or other decree, ruling, charge settlement or other disposition of any Dispute.

(uu) There are no copyrights, trademarks, trade secrets, copyrights, trade secrets or net names material to Borrower Parties’ Exploitation of the Included Product.

(vv) Borrower and Borrower’s Subsidiaries have the insurance policies with the coverages and limits set forth on Schedule 7.01(vv) to the Disclosure Letter, carried with the insurance companies also set forth therein.

SECTION 7.02. Survival of Representations and Warranties. All representations and warranties of Borrower Parties contained in this Agreement shall survive the execution, delivery and acceptance thereof by the Parties and the closing of the transactions described in this Agreement.

ARTICLE VIII

AFFIRMATIVE COVENANTS

From the First Closing Date until all Obligations (other than inchoate indemnity obligations) are satisfied in full, Borrower shall do all of the following:

SECTION 8.01. Maintenance of Existence. Borrower and/or any of its Subsidiaries party to the Loan Documents shall at all times (a) preserve, renew and maintain in full force and effect its (i) legal existence (except in each case as otherwise permitted by Section 9.02(a) hereof) and (ii) good standing as a corporation under the Laws of the jurisdiction of its organization; (b) not change its name or its chief executive office as set forth herein without having given the Lender simultaneous notice thereof; (c) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (d) preserve or renew all Intellectual Property of Borrower, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

SECTION 8.02. Use of Proceeds.

(a) Borrower shall use the net proceeds of the Loan received by it (a) to repay in full in cash the outstanding principal amount of the debt, all interest accrued thereon and all fees and other amounts outstanding between the Borrower and Silicon Valley Bank on the First Closing Date and (b) for general corporate purposes.

SECTION 8.03. Financial Statements and Information.

(a) Borrower shall furnish to the Lender, on or before the forty-fifth day after the close of each quarter of each fiscal year, the unaudited consolidated balance sheet of Borrower as at the close of such quarter and unaudited consolidated statement of operations and comprehensive loss and cash flows of Borrower for such quarter, duly certified by the chief financial officer of Borrower as having been prepared in accordance with GAAP and fairly presenting the consolidated financial condition and results of operations of Borrower Parties and Subsidiaries. Concurrently with the delivery or filing of the documents described in the preceding sentence, Borrower shall furnish to the Lender a certificate of the chief financial officer, chief accounting officer or treasurer of Borrower, which certificate shall include a statement that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Default or Event of Default.

(b) On or before the two hundred tenth day after the close of each fiscal year, Borrower’s audited financial statements as at the close of such fiscal year, including the consolidated balance sheet as at the end of such fiscal year and consolidated statement of operations and cash flows of Borrower for such fiscal year, in each case accompanied by the report thereon of independent registered public accountant of nationally recognized standing reasonably satisfactory to the Lender. Concurrently with the delivery or filing of the documents described in the preceding sentence, Borrower shall furnish to the Lender a certificate of the chief financial officer, chief accounting officer or treasurer of Borrower, which certificate shall include a statement that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Default or Event of Default.

(c) Borrower shall furnish or cause to be furnished to the Lender from time to time such other information regarding the financial position, assets or prospects of Borrower or any other Subsidiary or its compliance with any Loan Document to which it is a party or the business of Borrower and its Subsidiaries as presently conducted as the Lender may from time to time reasonably request.

(d) The Lender and its Representatives shall have the right, from time to time but, except during the continuance of a Default or Event of Default, no more than once per six months, during normal business hours and upon at least ten (10) Business Days’ prior written notice to Borrower, to visit the offices and properties of Borrower and its Subsidiaries where books and records relating or pertaining to the Collateral are kept and maintained, to inspect and make extracts from and copies of such books and records, to discuss, with officers of Borrower and its Subsidiaries, the business, operations, properties and financial and other condition of Borrower and its Subsidiaries.

(e) Borrower shall deliver to Lender such information and data relating or pertaining to the Collateral in Borrower’s possession or control, including, without limitation, copies of internally generated marketing plans and information related to the Included Products, as Lender shall reasonably request, promptly upon such request.

(f) Borrower shall, upon at least ten (10) Business Days’ prior written notice from the Lender, (i) cause such of the executive officers, vice presidents, senior directors and directors of Borrower as shall be identified by the Lender in such notice, and, (ii) if requested by the Lender in such notice, request Borrower’s auditors, in each such case, to meet, or, at the Lender’s option, to participate in a conference call with, the Lender for the purpose of discussing the business, operations, properties and financial and other condition of Borrower and its Subsidiaries; provided that in the case of (i) above, absent an Event of Default, such request shall not be made more than once every quarter and provided, further that in the case of (ii) above, (a) absent an Event of Default, such request shall not be made more than once every year and in the case of an Event of Default, such request shall not be made more than once every six months and (b) a Representative of Borrower (chosen by Borrower) shall be permitted to be present for such meetings and discussions with Borrower’s auditors.

(g) All written information supplied by or on behalf of Borrower or any of its Subsidiaries to the Lender pursuant to this Section 8.03 shall be accurate and complete in all material respects as of its date or the date so supplied, and, in the case of written information supplied pursuant to Sections 8.03(a) and 8.03(b), none of such information shall contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein not materially misleading in light of the circumstances under which made, as of its date or the date filed with the SEC or if not so filed so delivered to the Lender

SECTION 8.04. Books and Records. Borrower shall keep proper books, records and accounts in which entries in conformity with sound business practices and all requirements of Law applicable to it shall be made of all dealings and transactions in relation to its business, assets and activities and as shall permit the preparation of the consolidated financial statements of Borrower in accordance with GAAP.

SECTION 8.05. Maintenance of Insurance and Properties. Borrower and its Subsidiaries shall maintain and preserve all of its properties that are used and useful in the conduct of the business of Borrower Parties and Subsidiaries as presently conducted, and as presently contemplated to be conducted, in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Borrower shall maintain insurance policies with the same or better coverages and limits as those set forth on Schedule 7.01(vv) to the Disclosure Letter with an Insurance Provider. Borrower shall furnish to the Lender from time to time upon written request full information as to the insurance carried.

SECTION 8.06. Governmental Authorizations. Borrower shall obtain, make and keep in full force and effect all authorizations from and registrations with Governmental Authorities that may be required for the validity or enforceability against Borrower of this Agreement and the other Transaction Documents to which it is a party.

SECTION 8.07. Compliance with Laws and Contracts.

(a) Borrower and any of its Subsidiaries shall comply with all applicable Laws and perform its obligations under all Material Contracts relative to the conduct of its business, including the Transaction Documents to which it is party except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect. Borrower shall use commercially reasonable efforts to, and shall cause the Subsidiaries to take all actions necessary to enforce its rights under each Material Contract and perform all of its material obligations under each Material Contract, in each case, to the extent commercially reasonable.

(b) Borrower shall at all times comply with the margin requirements set forth in Section 7 of the Exchange Act and any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

SECTION 8.08. Plan Assets. Borrower shall not take any action that causes its assets to be deemed to be Plan Assets at any time.

SECTION 8.09. Notices.

(a) Borrower shall promptly give written Notice to the Lender of each Default or Event of Default and each other event that has or could reasonably be expected to have a Material Adverse Effect; provided that in any situation where Borrower knows a press release or other public disclosure is to be made, Borrower shall use all commercially reasonable efforts to provide such information to the Lender as early as possible but in no event later than simultaneously with such release or other public disclosure.

(b) Borrower shall promptly give written notice to the Lender, and forward or cause to be forwarded to the Lender copies of all Notices, upon receiving Notice, or otherwise becoming aware, of any default or event of default under any Material Contract and copies of all other material Notices under any Material Contract.

(c) Borrower shall, promptly after becoming aware thereof, give written Notice to the Lender of any litigation or proceedings to which Borrower or any of its Subsidiaries is a party or which could reasonably be expected to have a Material Adverse Effect.

(d) Borrower shall, promptly after becoming aware thereof, give written Notice to the Lender of any litigation filed or governmental proceedings instituted challenging the validity of the Intellectual Property Licenses, Intellectual Property of Borrower, the Transaction Documents, or any of the transactions contemplated therein.

(e) Borrower shall, promptly after becoming aware thereof, give written Notice to the Lender of any representation or warranty made or deemed made by Borrower in any of the Transaction Documents or in any certificate delivered to the Lender pursuant hereto shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made or deemed made.

(f) the occurrence of a Bankruptcy Event; and

(g) with respect to any Included Product, the occurrence of (i) a “serious adverse event”, (ii) a manufacturing disruption which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the level of inventory of such Included Product available for commercial sale or (iii) any other Material Adverse Effect on the Exploitation of such Included Product.

SECTION 8.10. Payment of Taxes. Borrower shall pay all material taxes of any kind imposed on or in respect of its income or assets before any penalty or interest accrues on the amount payable and before any Lien on any of its assets exists as a result of nonpayment except as provided in Section 9.03 hereof and except for taxes contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP.

SECTION 8.11. Waiver of Stay, Extension or Usury Laws. Borrower will not at any time, to the extent that it may lawfully not do so, insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive Borrower from paying all or any portion of the principal of or premium, if any, or interest on the Loans as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Agreement; and, to the extent that it may lawfully do so, Borrower hereby expressly waives all benefit or advantage of any such law and expressly agrees that it will not hinder, delay or impede the execution of any power herein granted to the Lender, but will suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 8.12. Intellectual Property.

(a) Borrower and its Subsidiaries shall, at their sole expense, prepare, execute, deliver and file any and all agreements, documents or instruments which are necessary or desirable to (i) use commercially reasonable efforts to prosecute and maintain the Material Intellectual Property (including Patents therein); and (ii) use commercially reasonable efforts to defend or assert such Material Intellectual Property against commercially significant infringement or interference by any other Persons, and against any claims of invalidity or unenforceability, in any jurisdiction (including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a Third Party for declaratory judgment of non-infringement or non-interference). Borrower shall keep the Lender informed of all of such actions and the Lender shall have the opportunity to participate and meaningfully consult with Borrower with respect to the direction thereof and Borrower shall consider all of the Lender’s comments in good faith. This subsection (a) shall apply only with respect to Material Intellectual Property owned by Borrower or its Subsidiaries or, to the extent that Borrower or any Subsidiary has prosecution, maintenance and/or enforcement rights with respect thereto, licensed by Borrower or its Subsidiaries.

(b) Borrower and its Subsidiaries shall use commercially reasonable efforts to prosecute all pending Patent applications within the Material Intellectual Property for which it is an owner (or otherwise has rights to prosecute such Patents) consistent with standards in the medical device industry for similarly situated entities.

(c) Borrower shall, and shall cause each Subsidiary to:

(i) take reasonable measures to protect the proprietary nature of Material Intellectual Property and to maintain in confidence all trade secrets and confidential information compromising a part thereof;

(ii) not disclose and use commercially reasonable efforts to prevent any distribution or disclosure by others (including their employees and contractors) of any item that contains or embodies Material Intellectual Property; and

(iii) take reasonable physical and electronic security measures to prevent disclosure of any item that contains or embodies Material Intellectual Property.

(d) Borrower and its Subsidiaries shall use commercially reasonable efforts to cause each individual associated with the filing and prosecution of the Patents material to the conduct of the business of Borrower and its Subsidiaries to comply in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such individual to be material to patentability of each such Patent, in those jurisdictions where such duties exist.

(e) Borrower shall furnish the Lender from time to time upon Lender’s reasonable written request therefor reasonably detailed statements and schedules further identifying and describing the Intellectual Property and such other materials evidencing or reports pertaining to any Intellectual Property as the Lender may reasonably request.

SECTION 8.13. Security Documents; Further Assurances

(a) Each Borrower Party shall promptly, upon the reasonable request of the Lender, at such Borrower Party’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Loan Documents or otherwise deemed by the Lender reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Loan Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith. Deliver or cause to be delivered to the Lender from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Lender and the Lender shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Loan Documents. Upon the exercise by the Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Lender may require. If the Lender determines that it is required by a requirement of Law to have appraisals prepared in respect of the real property of any Borrower Party constituting Collateral, Borrower shall provide to the Lender appraisals in form and substance reasonably satisfactory to the Lender.

SECTION 8.14. Information Regarding Collateral. No Borrower Party shall effect any change (i) in any Borrower Party legal name, (ii) in the location of any Borrower Party’s chief executive office, (iii) in any Borrower Party’s identity or organizational structure, (iv) in any Borrower Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Borrower Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Lender not less than 10 days’ prior written notice (in the form of an certificate of a duly authorized officer of a Borrower Party ), or such lesser notice period agreed to by the Lender, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Lender may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Lender to maintain the perfection and priority of the security interest of the Lender in the Collateral, if applicable. Each Borrower Party agrees to promptly provide the Lender with certified Borrower Party Documents reflecting any of the changes described in the preceding sentence. Each Borrower Party also agrees to promptly notify the Lender of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which any portion of Collateral with a value in excess of $250,000 is located (including the establishment of any such new office or facility), other than (a) changes in location to a mortgaged property, (b) Collateral which is in-transit or in the possession of employees, (c) Collateral which is out for repair or processing and (d) Collateral sold, licensed or otherwise disposed of in the ordinary course of business.

(a) Concurrently with the delivery of financial statements pursuant to Section 8.03, Borrower shall deliver to the Lender a Perfection Certificate Supplement.

SECTION 8.15. Additional Collateral; Additional Guarantors.

(a) Subject to this Section 8.15, with respect to any property acquired after the First Closing Date by any Borrower Party that is not already subject to the Lien created by any of the Loan Documents or specifically excluded from the requirement to be subject to such Lien in the Loan Documents, such Borrower Party shall promptly (and in any event within 30 days after the acquisition thereof) (i) execute and deliver to the Lender such amendments or supplements to the relevant Loan Documents or such other documents as the Lender shall deem necessary or advisable to grant for its benefit, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected in accordance with all applicable requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Lender. Each Borrower Party shall otherwise take such actions and execute and/or deliver to the Lender such documents as the Lender shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties. Notwithstanding any other provision in any Loan Document, (i) no Borrower Party shall be required to take any actions outside of the U.S. to perfect any Lien or security interest in any assets which are located outside of the U.S. and (ii) no equity interests in (a) CFCs or (b) Domestic CFC Holdcos shall be required to be pledged, other than 65% of the voting and 100% of non-voting equity interests in first-tier Foreign Subsidiaries that are CFCs or Domestic CFC Holdcos, as applicable.

(b) With respect to any Person, other than a Domestic CFC Holdco, that is or becomes a domestic Subsidiary of Borrower or any other Borrower Party after the Closing Date, such Borrower Party shall promptly (and in any event within 30 days after such Person becomes a Subsidiary) (i) deliver to the Lender the certificates, if any, representing all of the Capital Stock of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Capital Stock, and all Intercompany Notes owing from such Subsidiary to any Borrower Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Borrower Party and (ii) cause such new Subsidiary (A) to execute a joinder agreement or such comparable documentation to become a Guarantor and a joinder agreement to the applicable Security Document, substantially in the form annexed thereto, (B) to deliver a Perfection Certificate and (C) to take all actions necessary or advisable in the reasonable opinion of the Lender to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such agreement in accordance with all applicable requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Lender.

(c) Each Borrower Party shall promptly grant to the Lender, within 30 days of the acquisition thereof, a security interest in and mortgage on each real property owned in fee by such Borrower Party that is acquired by such Borrower Party after the First Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $500,000, (unless the subject property is already mortgaged to a third party to the extent permitted by Section 9.03). Such mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Lender and shall constitute valid and enforceable (subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or general equitable principles (regardless of whether enforcement is sought in equity or at Law)) perfected Liens subject only to Permitted Liens or other Liens acceptable to the Lender. The mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Lender required to be granted pursuant to the mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Borrower Party shall otherwise take such actions and execute and/or deliver to the Lender such documents as the Lender shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing mortgage or new mortgage against such after-acquired real property (including a title policy, a survey and local counsel opinion (in form and substance reasonably satisfactory to the Lender) in respect of such mortgage).

ARTICLE IX

NEGATIVE COVENANTS

From the First Closing Date until all Obligations (other than inchoate indemnity obligations) are satisfied in full, Borrower shall not do any of the following without Lender’s prior written consent:

SECTION 9.01. Activities of Borrower. Neither Borrower nor any of its Subsidiaries shall amend, modify or waive or terminate (other than expiration in accordance with its terms) any provision of, or permit or agree to the amendment, modification, waiver or termination

(other than expiration in accordance with its terms) of any provision of, any of the Loan Documents without the prior written consent of the Lender or any Material Contract that could reasonably be expected to have a Material Adverse Effect without the prior written consent of the Lender.

SECTION 9.02. Merger; Sale of Assets.

(a) Neither Borrower nor any of its Subsidiaries shall merge or consolidate with or into (whether or not Borrower is the Surviving Person) any other Person and Borrower will not, and will not cause or permit any Subsidiary to, sell, convey, assign, transfer, lease, sublease, license, sublicense or otherwise dispose of (“Dispose of”) all or substantially all of Borrower’s and its Subsidiaries assets (determined on a consolidated basis for Borrower and its Subsidiaries) to any Person in a single transaction or series of related transactions; provided that nothing in this Section 9.02(a) shall prohibit (i) a Change of Control so long as Borrower complies with Section 3.02 in connection therewith, (ii) any merger or consolidation of any Subsidiary with or into any Person who is a Guarantor or Borrower (to the extent a Guarantor or Borrower, as applicable, is the Surviving Person) or thereupon becomes a Guarantor pursuant to Section 8.15, (iii) any Foreign Subsidiaries of Borrower Parties merging with any other Foreign Subsidiary; (iv) any Subsidiary of the Borrower may Dispose of all or substantially all of its assets to the Borrower or any Guarantor or, if it is a Foreign Subsidiary, any Foreign Subsidiary that is a Guarantor; and (v) any Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time so long as its immediate parent becomes the owner of its remaining assets.

(b) Neither Borrower nor any of its Subsidiaries shall sell, assign, convey, transfer, lease, sublease, license, sublicense or otherwise dispose of (including by way of merger or consolidation) any right, title or interest in or to any of the Included Products, other than (A) pursuant to a Permitted Transfer, or (B) pursuant to a Change of Control so long as Borrower complies with Section 3.02 in connection therewith; provided, however, that, no Event of Default shall have occurred and be continuing immediately prior to any such Permitted Transfer or shall occur as a result thereof.

SECTION 9.03. Liens. Neither Borrower nor any of its Subsidiaries shall create or suffer to exist any Lien on or with respect to Collateral, except for Permitted Liens.

SECTION 9.04. Investment Company Act. Neither Borrower nor any of its Subsidiaries shall be or become an investment company subject to registration under the Investment Company Act of 1940.

SECTION 9.05. Limitation on Additional Indebtedness. Neither Borrower nor any of its Subsidiaries shall, directly or indirectly, incur or suffer to exist any Indebtedness; provided that Borrower and its Subsidiaries may incur:

(a) Indebtedness under this Agreement;

(b) Indebtedness secured by Liens of any of the types described under clauses (b), (c), (d), (e), (h), (l) and (m) of the definition of Permitted Liens, but only to the extent of the Indebtedness related thereto;

(c) Indebtedness existing on the First Closing Date and set forth on Schedule 9.05(c) to the Disclosure Letter;

(d) unsecured Indebtedness in an aggregate principal amount at any time outstanding not to exceed $250,000;

(e) Indebtedness arising out of the refinancing, extension, renewal or refunding of any Indebtedness permitted by any of the foregoing clauses of this Section 9.05, provided that such Indebtedness is not increased and is not secured by any additional assets;

(f) intercompany Indebtedness (i) among Borrower Parties and (ii) owing by any Foreign Subsidiary to any other Foreign Subsidiary or any Borrower Party and (iii) owing by any Borrower Party to any Foreign Subsidiary that is a Guarantor;

(g) any Bridge Financings in an aggregate principal amount at any time outstanding not to exceed $5,000,000; and

(h) Indebtedness arising out of the Revolving Credit Facility.

SECTION 9.06. Limitation on Transactions with Controlled Affiliates. Neither Borrower nor any of its Subsidiaries shall, directly or indirectly, enter into any transaction or series of related transactions or participate in any arrangement (including any purchase, sale, lease or exchange of assets or the rendering of any service) with, or for the benefit of, any Controlled Affiliate other than the Transaction Documents or in the ordinary course of business of Borrower upon fair and reasonable terms no less favorable to Borrower than it would obtain in a comparable arm’s-length transaction with a non-Controlled Affiliate; provided that Borrower and its Subsidiaries may engage in the following transactions:

(a) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved in good faith by the Board of Directors of Borrower;

(b) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(c) transactions (i) among Borrower and its Wholly Owned Subsidiaries which are Guarantors and (ii) among Foreign Subsidiaries;

(d) transactions among Borrower and Subsidiaries which are not Guarantors (i) in the ordinary course of business and (ii) reasonably necessary in connection with licenses of Intellectual Property and related rights with respect to the Exploitation of Included Products outside of the U.S.; and

(e) transactions among Borrower Parties and their Foreign Subsidiaries specifically permitted by Sections 9.05(g) and 9.02.

SECTION 9.07. ERISA.

(a) Neither Borrower nor any of its Subsidiaries shall maintain or contribute to, or agree to maintain or contribute to or otherwise incur any liability with respect to, any Plan that could reasonably be expected to have a Material Adverse Effect.

(b) Neither Borrower nor any of its Subsidiaries shall engage in a non-exempt prohibited transaction that would result in material liability to Borrower under Section 406 of ERISA, Section 4975 of the Code, or substantially similar provisions under foreign or U.S. federal, state or local laws, rules or regulations or in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by the Lender of any of its rights under the Note, this Agreement or the Security Agreement) to be a non-exempt prohibited transaction under such provisions.

(c) Neither Borrower nor any of its Subsidiaries will incur any material liability with respect to any obligation to provide medical benefits with respect to any person beyond their retirement or other termination of service other than coverage mandated by law.

SECTION 9.08. Restricted Payments. Borrower will not, and will not permit any Subsidiary to, directly or indirectly, make any Restricted Payment, other than: (i) Borrower may convert any of its convertible securities issued and outstanding on the First Closing Date or any Bridge Financing permitted under Section 9.05(g) into non-redeemable equity securities of the Borrower pursuant to the terms of such convertible securities or otherwise in exchange therefor, may pay accrued interest on such securities by issuing additional payment-in-kind securities with the same terms, may undertake cashless exercises of warrants or options, and may pay immaterial amounts of cash in lieu of the issuance of fractional shares, (ii) Borrower may pay dividends solely in shares of capital stock; (iii) Borrower may repurchase the stock of former employees, directors, officers or consultants (or current or former spouses, successors, administrators, heirs or legatees of the foregoing) pursuant to stock repurchase arrangements at a price equal to or less than the amount paid by such persons for such stock, provided that the aggregate amount of all such repurchases does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) per fiscal year; and (iv) any Subsidiary of Borrower may pay dividends to the Borrower or another Subsidiary of Borrower.

SECTION 9.09. Amendment of Revolving Credit Facility and Organizational Documents. Borrower Parties will not, nor will it permit any of its Subsidiaries to, amend, modify, waive, terminate or release the documentation governing the Revolving Credit Facility or any Borrower Party Document, in each case if the effect of such amendment, modification, waiver, termination or release is materially adverse to the Lender.

ARTICLE X

GUARANTEES

SECTION 10.01. Guarantees.

(a) The Guarantors, hereby jointly and severally guarantee, as a primary obligor and not as a surety, to the Lender and its permitted successors and assigns, the Guaranteed Obligations. The Guarantors hereby jointly and severally agree that if Borrower or any other

Guarantor shall fail to pay in full when due (whether at scheduled payment date, by required repayment or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at scheduled payment date, by requirement prepayment or otherwise) in accordance with the terms of such extension or renewal.

(b) The obligations of the Guarantors under Section 10.01(a) shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower and the Guarantors under this Agreement or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the scheduled payment date of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Transaction Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, the Lender as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 10.01(h).

(c) The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all Notices whatsoever, and any requirement that the Lender exhaust any right, power or remedy or proceed against Borrower under this Agreement, the Note or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Lender upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Lender shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Lender, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Lender or any other Person at any time of any right or remedy against Borrower and the Guarantors or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lender and its successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

(d) The obligations of the Guarantors under this Section 10.01 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or any other Guarantor in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

(e) Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations under this Agreement it shall not enforce any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 10.01(a), whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

(f) The guarantee in this Section 10.01 is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

(g) In any action or proceeding involving any state corporate, limited partnership, or limited liability company Law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 10.01(a) would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 10.01(a), then, notwithstanding any other provision of this Agreement to the contrary, the amount of such liability shall, without any further action by such Guarantor, any other Guarantor or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 10.01(a)) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

(h) If a Guarantor becomes a Transferred Guarantor, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Article XII) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and the pledge of such

Capital Stock to the Lender pursuant to the Security Documents shall be automatically released, and, so long as Borrower and its Subsidiaries shall have provided the Lender such certifications or documents as it shall reasonably request, the Lender shall take such actions as are necessary to effect each release described in this clause (h) in accordance with the relevant provisions of the Security Documents, so long as Borrower and its Subsidiaries shall have provided the Lender such certifications or documents as it shall reasonably request in order to demonstrate compliance with this Agreement.

(i) Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 10.01(e). The provisions of this Section 10.01(i) shall in no respect limit the obligations and liabilities of any Guarantor to the Lender, and each Guarantor shall remain liable to the Lender for the full amount guaranteed by such Guarantor hereunder.

ARTICLE XI

EVENTS OF DEFAULT

SECTION 11.01. Events of Default. If one or more of Events of Default occurs and is continuing, the Lender shall be entitled to the remedies set forth in Section 11.02.

SECTION 11.02. Default Remedies. If any Event of Default shall occur and be continuing, the Lender may, by Notice to Borrower, (a) exercise all rights and remedies available to the Lender hereunder and under the Security Documents and applicable Law, including enforcement of the security interests created thereby, (b) declare the Loans, all interest thereon and all other Obligations to be immediately due and payable, whereupon all such amounts shall become immediately due and payable, all without diligence, presentment, demand of payment, protest or further notice of any kind, which are expressly waived by Borrower and the Guarantors and (c) declare the obligations of the Lender hereunder to be terminated, whereupon such obligations shall terminate; provided, however, that if any event of any kind referred to in clause (h) of the definition of “Event of Default” herein occurs, the obligations of the Lender hereunder shall immediately terminate, all amounts payable hereunder by Borrower shall become immediately due and payable and the Lender shall be entitled to exercise rights and remedies under the Security Documents and applicable Law without diligence, presentment, demand of payment, protest or notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors. Each Notice delivered pursuant to this Section 11.02 shall be effective when sent.

SECTION 11.03. Right of Set-off; Sharing of Set-off.

(a) If any amount payable hereunder is not paid as and when due, Borrower irrevocably authorizes the Lender and each Affiliate of the Lender (i) to proceed, to the fullest extent permitted by applicable Law, without prior notice, by right of set-off, bankers’ lien, counterclaim or otherwise, against any assets of Borrower in any currency that may at any time be in the possession of the Lender or such Affiliate, to the full extent of all amounts payable to the Lender hereunder or (ii) to charge to Borrower’s account with Lender the full extent of all amounts payable by Borrower to the Lender hereunder; provided, however, that the Lender shall notify Borrower of the exercise of such right promptly following such exercise.

(b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations owed to such Lender resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other obligations owed to such Lender greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the other Lenders of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that the provisions of this Section 11.03(b) shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee.

SECTION 11.04. Rights Not Exclusive. The rights provided for herein are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by Law.

ARTICLE XII

INDEMNIFICATION

SECTION 12.01. Funding Losses. If Borrower fails to borrow the Loans on either Closing Date after the applicable Notice of Borrowing has been given to the Lender in accordance herewith, Borrower shall reimburse the Lender within three Business Days after demand for any resulting loss or expense incurred by the Lender including any loss incurred in obtaining, liquidating or redeploying deposits from third parties; provided that the Lender shall have delivered to Borrower a certificate showing the calculation of such loss or expense in reasonable detail.

SECTION 12.02. Other Losses.

(a) Borrower agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Indemnitee from and against any and all Indemnified Liabilities, in all cases, or in any such case arising, in whole or in part, out of or relating to any claim, action, suit or proceeding commenced or threatened by any Person (including any Governmental Authority), other than Borrower or any of the Lender’s Affiliates; provided Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 12.02 may be unenforceable in whole or in part because they are violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Party shall assert, and each Party hereby waives, any claim against each other Party and such Party’s Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Loans or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

SECTION 12.03. Assumption of Defense; Settlements. If the Lender is entitled to indemnification under this Article XII with respect to any action or proceeding brought by a third party that is also brought against Borrower, Borrower shall be entitled to assume the defense of any such action or proceeding with counsel reasonably satisfactory to the Lender. Upon assumption by Borrower of the defense of any such action or proceeding, Borrower shall have the right to participate in such action or proceeding and to retain its own counsel but Borrower shall not be liable for any legal expenses of other counsel subsequently incurred by the Lender in connection with the defense thereof unless (i) Borrower has otherwise agreed to pay such fees and expenses, (ii) Borrower shall have failed to employ counsel reasonably satisfactory to the Lender in a timely manner or (iii) the Lender shall have been advised by counsel that there are actual or potential conflicting interests between Borrower and the Lender, including situations in which there are one or more legal defenses available to the Lender that are different from or additional to those available to Borrower; provided, however, that Borrower shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for the Lender, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such action or proceeding. Borrower shall not consent to the terms of any compromise or settlement of any action defended by Borrower in accordance with the foregoing without the prior written consent of the Lender unless such compromise or settlement (x) includes an unconditional release of the Lender from all liability arising out of such action and (y) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of the Lender. Borrower shall not be required to indemnify the Lender for any amount paid or payable by the Lender in the settlement of any action, proceeding or investigation without the written consent of Borrower, which consent shall not be unreasonably withheld.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.01. Assignments.

(a) Borrower shall not be permitted to assign this Agreement without the prior written consent of the Lender and any purported assignment in violation of this Section 13.01 shall be null and void.

(b) Lender may at any time, upon written notice to Borrower, assign its rights and obligations hereunder, in whole or in part, to an Assignee and may pledge its rights and obligations hereunder to such Assignee.

(c) The parties to each permitted assignment shall execute and deliver to Borrower an Assignment and Acceptance. Upon the effectiveness of a permitted assignment hereunder, (i) each reference in this Agreement to “Lender” shall be deemed to be a reference to the assignor and the assignee to the extent of their respective interests, (ii) such assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender and (iii) the assignor shall be released from its obligations hereunder to a corresponding extent of the assignment, and no further consent or action by any party shall be required.

(d) In the event there are multiple Lenders, all payments of principal, interest, fees and any other amounts payable pursuant to the Loan Documents shall be allocated on a pro rata basis among the Lenders according to their proportionate interests in the applicable Loans.

(e) Borrower shall, from time to time at the request of the Lender, execute and deliver any documents that are necessary to give full force and effect to an assignment permitted hereunder, including new Note in exchange for the Note held by the Lender.

SECTION 13.02. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

SECTION 13.03. Notices. All Notices authorized or required to be given pursuant to this Agreement shall be given in writing and either personally delivered to the Party to whom it is given or delivered by an established delivery service by which receipts are given or mailed by registered or certified mail, postage prepaid, or sent by facsimile or electronic mail with a copy sent on the following Business Day by one of the other methods of giving notice described herein, addressed to the Party at its address listed below:

(a)	If to Borrower:

Invuity, Inc.

39 Stillman Street

San Francisco, CA 94107

Attention:

Facsimile:

E-mail:

with a copy (which shall not constitute notice) to:

Invuity, Inc.

39 Stillman Street

San Francisco, CA 94107

Attention:

Facsimile:

E-mail:

in each case with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304-1050

Attention: Scott K. Murano

Facsimile: (650) 493-6811

E-mail: (650) 849-3316

(b)	If to a Lender:

HealthCare Royalty Partners II, L.P.

300 Atlantic Street, Suite 600

Stamford, CT 06901

Attention: Gregory B. Brown, M.D.

Email: greg.brown@hcroyalty.com

with a copy (which shall not constitute notice) to:

HealthCare Royalty Partners II, L.P.

300 Atlantic Street, Suite 600

Stamford, CT 06901

Attention: Vice President – Legal

Email: Royalty@hcroyalty.com

and

Ropes & Gray LLP

800 Boylston Street

Prudential Tower

Boston, MA 02199

Attn: Patrick O’Brien

E-mail: patrick.obrien@ropesgray.com

Any Party may change its address for the receipt of Notices at any time by giving Notice thereof to the other Parties. Except as otherwise provided herein, any Notice authorized or required to be given by this Agreement shall be effective when received.

SECTION 13.04. Entire Agreement. This Agreement and the other Loan Documents contain the entire agreement between the Parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto.

SECTION 13.05. Modification. No Loan Document or provision thereof may be waived, amended or modified except, in the case of this Agreement, by an agreement or agreements in writing executed by Borrower and the Lender or, in the case of any other Loan Document, by an agreement or agreements in writing entered into by the parties thereto with the consent of the Lender.

SECTION 13.06. No Delay; Waivers; etc. No delay on the part of the Lender in exercising any power or right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. The Lender shall not be deemed to have waived any rights hereunder unless such waiver shall be in writing and signed by the Lender.

SECTION 13.07. Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, then, to the fullest extent permitted by law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 13.08. Determinations. Each determination or calculation by the Lender hereunder shall, in the absence of manifest error, be conclusive and binding on the Parties.

SECTION 13.09. Replacement of Note. Upon the loss, theft, destruction, or mutilation of any Note and (a) in the case of loss, theft or destruction, upon receipt by Borrower of indemnity or security reasonably satisfactory to it (except that if the holder of such Note is the Lender or any other financial institution of recognized responsibility, the holder’s own agreement of indemnity shall be deemed to be satisfactory) or (b) in the case of mutilation, upon surrender to Borrower of any mutilated Note, Borrower shall execute and deliver in lieu thereof a new Note, dated the applicable Closing Date, in the same principal amount.

SECTION 13.10. Governing Law. THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION).

SECTION 13.11. Jurisdiction. Each Borrower and the Lender hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement shall exclusively be brought and determined in the federal courts located in New York City (Borough of Manhattan) or the courts of the State of New York located in New York City (Borough of Manhattan) and each of Borrower and the Lender hereby irrevocably submits with regard to any such action or proceeding to the exclusive jurisdiction and proper venue of such courts. Any process or summons for purposes of any Proceeding may be served on Borrower by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, addressed to it at its address as provided for Notices hereunder.

SECTION 13.12. Waiver of Jury Trial. BORROWER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 13.13. Waiver of Immunity. To the extent that Borrower has or hereafter may be entitled to claim or may acquire, for itself or any of its assets, any immunity from suit, jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or any of its property, Borrower hereby irrevocably waives such immunity in respect of its obligations hereunder and under the Note to the fullest extent permitted by law.

SECTION 13.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

SECTION 13.15. Limitation on Rights of Others. Except for the Indemnitees referred to in Section 12.02, no Person other than a Party shall have any legal or equitable right, remedy or claim under or in respect of this Agreement.

SECTION 13.16. No Partnership. Nothing in this Agreement or any other Transaction Document shall be read to create any agency, partnership or joint venture of the Lender (or any of its Affiliates) and Borrower (or any of its Affiliates). Each Party agrees not to refer to the other as a “partner” or the relationship as “partnership” or “joint venture.”

SECTION 13.17. Survival. The obligations of Borrower contained in Section 4.05, Article V and Article XII shall survive the repayment of the Loans and the cancellation of the Note and the termination of the other obligations of Borrower hereunder.

SECTION 13.18. Confidentiality.

(a) Except as expressly authorized in this Agreement or the other Loan Documents or except with the prior written consent of the Disclosing Party, the Receiving Party hereby agrees that (i) it will use the Confidential Information of the Disclosing Party solely for the purpose of the transactions contemplated by this Agreement and the other Loan Documents and exercising its rights and remedies and performing its obligations hereunder and thereunder; (ii) it will keep confidential the Confidential Information of the Disclosing Party; and (iii) it will not furnish or disclose to any Person any Confidential Information of the Disclosing Party.

(b) Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, the Receiving Party may, without the consent of the Disclosing Party, but with prior written notice when permissible to the Disclosing Party, furnish or disclose Confidential Information of the Disclosing Party to (i) the Receiving Party’s Affiliates and their respective Representatives, actual or potential financing sources, investors or co-investors and permitted assignees, purchasers, transferees or successors-in-interest under Section 13.01, in each such case, who need to know such information in order to provide or evaluate the provision of financing to the Receiving Party or any of its Affiliates or to assist the Receiving Party in evaluating the transactions contemplated by this Agreement and the other Loan Documents or in exercising its rights and remedies and performing its obligations hereunder and thereunder and who are, prior to such furnishing or disclosure, informed of the confidentiality and non-use obligations contained in this Section 13.18 and who are bound by written or professional confidentiality and non-use obligations no less stringent than those contained in this Section 13.18; and (ii) permitted assignees, purchasers, transferees or successors-in-interest under Section 13.01, in each such case, who need to know such information in connection with such actual or potential assignment, sale or transfer, including, following any such assignment, sale or transfer, in order to exercise their rights and remedies and perform their obligations under this Agreement and the other Loan Documents and who are, prior to such furnishing or disclosure, informed of the confidentiality and non-use obligations contained in this Section 13.18 and who are bound by written or professional confidentiality and non-use obligations no less stringent than those contained in this Section 13.18.

(c) In the event that the Receiving Party, its Affiliates or any of their respective Representatives is required by applicable Law, applicable stock exchange requirements or legal or judicial process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to furnish or disclose any portion of the Confidential Information of the Disclosing Party, the Receiving Party shall, to the extent legally permitted, provide the Disclosing Party, as promptly as practicable, with written notice of the existence of, and terms and circumstances relating to, such requirement, so that the Disclosing Party may seek, at its expense, a protective order or other appropriate remedy (and, if the Disclosing Party seeks such an order, the Receiving Party, such Affiliates or such Representatives, as the case may be, shall provide, at their expense, such cooperation as such Disclosing Party shall reasonably require). Subject to the foregoing, the Receiving Party, such Affiliates or such Representatives, as the case may be, may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that is legally required to be disclosed; provided, however, that the Receiving Party, such Affiliates or such Representatives, as the case may be, shall exercise reasonable efforts (at their expense) to preserve the confidentiality of the Confidential Information of the Disclosing Party, including by obtaining reliable assurance that confidential treatment will be accorded any such Confidential Information disclosed. Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, in the event that the Receiving Party or any of its Affiliates receives a request from an authorized representative of a U.S. or foreign tax authority for a copy of this Agreement or any of the other Loan Documents, the Receiving Party or such Affiliate, as the case may be, may provide a copy hereof or thereof to such tax authority representative without advance notice to, or the consent of, the Disclosing Party; provided, however, that the Receiving Party shall, to the extent legally permitted, provide the Disclosing Party with written notice of such disclosure as soon as practicable.

(d) Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, the Receiving Party may disclose the Confidential Information of the Disclosing Party, including this Agreement, the other Loan Documents and the terms and conditions hereof and thereof, to the extent necessary in connection with the enforcement of its rights and remedies hereunder or thereunder or as required to perfect the Receiving Party’s rights hereunder or thereunder.

(e) Neither Party shall, and each Party shall cause its Affiliates not to, without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), issue any press release or make any other public disclosure with respect to the transactions contemplated by this Agreement or any other Transaction Document, except if and to the extent that any such release or disclosure is required by applicable Law, by the rules and regulations of any applicable stock exchange or by any Governmental Authority of competent jurisdiction, in which case, the Party proposing (or whose Affiliate proposes) to issue such press release or make such public disclosure shall use commercially reasonable efforts to consult in good faith with the other Party regarding the form and content thereof before issuing such press release or making such public announcement.

Except with respect to the Lender’s internal communications or private communications with its Representatives, the Lender shall not, and shall cause its Representatives, its Affiliates and its Affiliates’ Representatives not to make use of the name, nickname, trademark, logo, service mark, trade dress or other name, term, mark or symbol identifying or associated with Borrower without Borrower’s prior written consent to the specific use in question, provided that the consent of Borrower shall not be required with respect to publication of Borrower’s name and logos in the Lender’s promotional materials, including without limitation the websites for the Lender and its Affiliates consistent with its use of other similarly situated Third Parties’ names and logos.

(f) Each of Borrower and Lender hereby (i) agree that, notwithstanding the terms thereof, the Confidentiality Agreement is hereby terminated and (ii) acknowledge that this Agreement shall supersede such Confidentiality Agreement with respect to the treatment of Confidential Information by the Parties (including, without limitation, with regard to Confidential Information previously provided pursuant to such Confidentiality Agreement).

SECTION 13.19. Patriot Act Notification. Lender hereby notifies Borrower that, consistent with the Patriot Act, regulations promulgated thereunder and under other applicable Law, the Lender’s procedures and customer due diligence standards require it to obtain, verify and record information that identifies Borrower, including among other things name, address, information regarding Persons with authority or control over Borrower, and other information regarding Borrower, its operations and transactions with the Lender. Borrower agrees to provide such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with its procedures, the Patriot Act and any other applicable Laws.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

HEALTHCARE ROYALTY PARTNERS II, L.P, as Lender

By:	HealthCare Royalty Partners II GP, LLC,
its General Partner

By:	/s/ Gregory B. Brown
	Name:	Gregory B. Brown
	Title:	Founding Managing Director

INVUITY, INC.,
as Borrower

By:	/s/ Philip Sawyer
	Name:	Philip Sawyer
	Title:	Chief Executive Officer

EXHIBIT A

FORM OF SECURITY AGREEMENT

THIS SECURITY AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of February 28, 2014 by and among INVUITY, INC., a California corporation (“Borrower”), and each Subsidiary that becomes a party hereto by joinder (collectively, the “Guarantors” and, together with Borrower, the “Grantors”), and HEALTHCARE ROYALTY PARTNERS II, L.P., a Delaware limited partnership, as lender (the “Lender”).

RECITALS:

A. Borrower and Lender are parties to that certain Loan Agreement dated as of February 28, 2014 (as amended, supplemented or otherwise modified from time to time, and as refunded or refinanced, whether in whole or in part, the “Loan Agreement”).

B. From time to time after the date hereof, pursuant to Section 8.15 of the Loan Agreement, Subsidiaries of a Borrower Party may be required to execute joinder agreements or guarantees with respect to the Borrower’s obligations under the Loan Documents and, in connection therewith, become parties hereto.

C. Each Grantor has agreed pursuant to the terms of the Loan Agreement to enter into this Agreement, under which such Grantor grants to Lender effective as of the First Closing Date a first-ranking (subject only to any Permitted Liens permitted under Section 9.03 of the Loan Agreement) security interest in and to the Collateral as general and continuing security for the due performance and payment of all of the Secured Obligations.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor covenants, acknowledges, represents and warrants to and in favor of Lender as follows:

SECTION 1. Definitions.

For purposes of this Agreement, capitalized terms used herein shall have the meanings set forth in Schedule 1 attached hereto or, if not defined therein, shall have the meanings set forth in the Loan Agreement.

SECTION 2. Grant of Security.

As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby grants to Lender effective as of the First Closing Date a security interest in all of such Grantor’s right, title and interest in and to the following property, whether now or hereinafter existing or acquired, whether tangible or intangible and wherever the same may be located (collectively, the “Collateral”):

(a) all Accounts;

(b) all Chattel Paper;

(c) all Money and all Deposit Accounts

(d) all Securities Accounts;

(e) all Instruments;

(f) all General Intangibles (including all Payment Intangibles, Material Contracts and Intellectual Property);

(g) all Goods (including all Inventory and all Equipment);

(h) all Investment Property;

(i) all Supporting Obligations;

(j) all Documents (including all warehouse receipts and bills of lading);

(k) all Commercial Tort Claims;

(l) all Letters of Credit and Letter-of-Credit Rights;

(m) all books and records related to the Collateral; and

(n) to the extent not covered by clauses (a) through (n) of this sentence, all other assets, personal property and rights of such Grantor, whether tangible or intangible, and all proceeds and products of each of the foregoing and all accessions to, substitutions and replacement for, and rents, profits and products of, each of the foregoing, and any and all proceeds of any insurance, indemnity, warranty or guaranty payable to such Grantor from time to time with respect to any of the foregoing;

provided that notwithstanding the foregoing “Collateral” shall not include any Excluded Property.

Each item of Collateral listed in this Section 2 that is defined in Article 8 or Article 9 of the UCC shall have the meaning set forth in the UCC, it being the intention of the Grantors that the description of the Collateral set forth above be construed to include the broadest possible range of assets described herein.

SECTION 3. Filings and Other Actions.

(a) Each Grantor hereby irrevocably authorizes the Lender at any time and from time to time to file in any relevant jurisdiction any financing statements or equivalent filings or registrations as required under the laws of the applicable jurisdiction to perfect the Secured Parties’ interests in the Collateral and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including (i) whether such Grantor is an organization, the type of organization and, if required, any organizational identification number issued to such Grantor and (ii) any financing or continuation statements or equivalent documents without the signature of such Grantor where permitted by law, including the filing of a financing statement describing the Collateral as “all assets now owned or hereafter acquired by the Grantor or in which Grantor otherwise has rights,” “all assets” or words of similar effect. Each Grantor agrees to provide all information described in the immediately preceding sentence to the Lender promptly upon reasonable request by the Lender.

(b) Each Grantor hereby further authorizes the Lender to file filings with the United States Patent and Trademark Office (“PTO”) or United States Copyright Office (“CRO”) (or any successor office) and any similar offices in the U.S. or any other country, including this Agreement, the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement (each, to the extent applicable), or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Grantor hereunder in Intellectual Property, without the signature of such Grantor where permitted by law, and naming such Grantor as debtor, and the Lender as secured party.

(c) Each Grantor shall use its commercially reasonable efforts to obtain as soon as practicable after the date hereof a Bailee Letter (i) with respect to each location set forth in Schedule 3(c) to the Security Agreement Disclosure Letter and (ii) with respect to each location where, after the date hereof, a sufficient amount of Collateral is located where failure to obtain a Bailee Letter with respect to such location would result in a material adverse effect on the Lender with respect to the Collateral located at such location, provided that no Bailee Letter shall be required for locations where Collateral is temporarily held by distributors or sales persons.

SECTION 4. Security for Obligations.

This Agreement secures, and the Collateral is collateral security for, the due and punctual payment or performance in full (including without limitation the payment of amounts that would become due but for the operation of the automatic stay under Subsection 362(a) of the United States Bankruptcy Code) of all Secured Obligations.

SECTION 5. Grantors to Remain Liable.

Anything contained herein to the contrary notwithstanding, (a) Grantors shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of their respective duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Lender of any of its rights hereunder shall not release Grantors from any of their respective duties or obligations under the contracts and agreements included in the Collateral, and (c) Lender shall not have any obligation or liability under any contracts, licenses, and agreements included in the Collateral by reason of this Agreement, nor shall Lender be obligated (i) to perform any of the obligations or duties of any Grantor thereunder, (ii) to take any action to collect or enforce any claim for payment assigned hereunder, or (iii) to make any inquiry as to the nature or sufficiency of any payment any Grantor may be entitled to receive thereunder.

SECTION 6. Representations and Warranties.

Each Grantor represents and warrants as follows:

(a) Ownership of Collateral. Except for the security interest created by this Agreement and other Permitted Liens, such Grantor owns the Collateral in which it purports to grant a Lien hereunder free and clear of any Lien. Such Grantor has the power to transfer and grant a Lien and security interest in each item of Collateral upon which it purports to grant a Lien or security interest hereunder. Except as such may have been filed in favor of Lender with the PTO or in the filing offices listed on Schedule 6(b) to the Security Agreement Disclosure Letter (as such schedule may be supplemented for Grantors which become parties hereto after the date hereof) and other Permitted Liens, no security agreement, financing statement, assignment, equivalent security, Lien or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.

(b) Validity. This Agreement creates a valid security interest in the Collateral securing the payment and performance in full of the Secured Obligations (other than Commercial Tort Claims to the extent not specifically described herein). Upon the filing of appropriate UCC financing statements or equivalent filings and registrations appropriate for the applicable jurisdiction in the filing offices listed on Schedule 6(b) to the Security Agreement Disclosure Letter (as such schedule may be supplemented for Grantors which become parties hereto after the date hereof) (with the execution of appropriate deposit account control agreements with respect to deposit accounts) and any required filings with the PTO or CRO, then all filings, registrations, recordings and other actions necessary to perfect the security interest granted under this Agreement shall have been taken and Lender shall have been granted a valid perfected first priority security interest (subject only to any Permitted Liens permitted under Section 9.03 of the Loan Agreement) in the Collateral (other than Commercial Tort Claims to the extent not specifically described herein), to the extent a security interest in the Collateral can be perfected by the filing of a UCC-1 financing statement or equivalent document in the filing offices listed on Schedule 6(b) to the Security Agreement Disclosure Letter (as such schedule may be supplemented for Grantors which become parties hereto after the date hereof), the execution of appropriate deposit account control agreements with respect to deposit accounts, or the recordation of appropriate filings with the PTO.

(c) Authorization, Approval. No authorization, approval, or other action by, and no notice to or filing with, any government or agency of any government or other Person is required (i) for the grant by such Grantor of the security interest granted hereby or for the execution, delivery and performance of this Agreement by such Grantor; (ii) for the perfection of, and the first priority (subject only to any Permitted Liens permitted under Section 9.03 of the Loan Agreement) of, the grant of the security interest created hereby, other than the filing of financing statements or equivalent documents in the offices listed on Schedule 6(b) to the Security Agreement Disclosure Letter (as such schedule may be supplemented for Grantors which become parties hereto after the date hereof) and any required filings with the PTO, to the extent a security interest in the Collateral can be perfected by the filing of a UCC-1 financing statement or equivalent document in the filing offices listed on Schedule 6(b) to the Security Agreement Disclosure Letter (as such schedule may be supplemented for Grantors which become parties hereto after the date hereof), the execution of appropriate deposit account control agreements with respect to deposit accounts, or the recordation of appropriate filings with the PTO, or (iii) for the exercise by Lender of its rights and remedies hereunder, other than (in the case of this clause (iii)), (A) notices required to be given by Lender under Article 9 of the UCC in connection with the exercise by Lender of its rights as a secured party; (B) filings and/or notices required to be made and/or given by Lender in connection with the enforcement of its rights as a secured party in judicial proceedings or otherwise; and (C) filing of notices of assignment of the Intellectual Property with the PTO and similar governmental agencies in foreign countries.

(d) Enforceability. This Agreement is the legally valid and binding obligation of such Grantor, enforceable against Grantor in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles.

(e) Office Locations; Type and Jurisdiction of Organization. The chief place of business, the chief executive office and each office where such Grantor keeps its records regarding the Collateral are, as of the date hereof, located at the locations set forth on Schedule 6(e) to the Security Agreement Disclosure Letter (as supplemented with respect to such Grantor if it becomes a party hereto after the date hereof). Such Grantor’s type of organization (e.g., corporation), jurisdiction of organization and organization number provided by the applicable government authority of its jurisdiction of organization are listed on Schedule 6(e) to the Security Agreement Disclosure Letter (as supplemented with respect to such Grantor if it becomes a party hereto after the date hereof).

(f) Names. Such Grantor (or any predecessor by merger or otherwise) has not, within the twelve (12) month period preceding the date hereof (or the date by which such Grantor becomes a party hereto, if later), had a different name from the name listed on the signature pages hereof.

(g) Delivery of Certificated Securities Collateral. Each Grantor represents and warrants that all certificates, agreements or instruments representing or evidencing the Pledged Securities in existence on the date hereof, as more fully set forth on Schedule 6(g) to the Security Agreement Disclosure Letter hereto, have been delivered to the Lender in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Lender has a perfected first priority security interest therein.

(h) Perfection of Uncertificated Securities Collateral. Each Grantor represents and warrants that the Lender has a perfected first priority security interest in all uncertificated Pledged Securities pledged by it hereunder that are in existence on the date hereof, as more fully set forth on Schedule 6(g) to the Security Agreement Disclosure Letter hereto.

(i) Additional Securities. In case any Grantor shall acquire any additional securities of any Subsidiary of such Grantor or corporation, partnership, limited liability company or other entity which is the successor of any Subsidiary of such Grantor, or any securities exchangeable for or convertible into securities of any Subsidiary of such Grantor, whether by purchase, stock dividend, stock split or otherwise, then such securities shall be subject to the pledge, collateral assignment and security interest granted to the Lender under this Agreement and such Grantor shall promptly deliver to the Lender any certificates therefor, accompanied by stock powers or other appropriate instruments of assignment duly executed by such Grantor in blank.

(j) Commercial Tort Claims. As of the date hereof, each Grantor hereby represents and warrants that it holds no Commercial Tort Claims.

SECTION 7. Further Assurances.

Each Grantor agrees that, from time to time, Grantor will promptly execute and deliver and will cause to be executed and delivered all further instruments and documents, and will take all further action, that may be necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor will: (i) (A) execute for filing, recording or registering by the Lender such intellectual property security agreements or notices of security or equivalent documents, or amendments thereto, in the PTO or CRO or other governmental offices, (B) execute and deliver, and cause to be executed and delivered, agreements establishing that Lender has “control” within the meaning of Article 9 of the UCC of specified items of Collateral as to which perfection may be obtained by control and (C) deliver such other instruments or notices, in each case, as may be necessary or desirable, or as Lender may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby, (ii) furnish to Lender from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Lender may reasonably request, all in reasonable detail, (iii) at Lender’s request, appear in and defend any action or proceeding that may affect such Grantor’s title to or Lender’s security interest in all or any part of the Collateral, and (iv) use commercially reasonable efforts to obtain any necessary consents of third parties to the assignment and perfection of a security interest to Lender with respect to any Collateral. Each Grantor hereby authorizes Lender to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Lender. Each Grantor agrees that any financing statement may contain a description of the collateral covered thereby as “all assets in which the Grantor now owns or hereafter acquires rights” or words of similar meaning.

Each Grantor agrees to furnish Lender promptly upon reasonable request by Lender, with any information that is requested by Lender in order to complete such financing statements, continuation statements, or amendments thereto.

To the extent any Subsidiary shall be required to become a Grantor pursuant to any Loan Document, upon execution and delivery by the Lender and such Subsidiary of an instrument in the form of Annex I attached hereto, such Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. Each such Subsidiary shall at such time deliver to the Lender a completed Perfection Certificate (solely with respect to the property owned by the additional Grantor). The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor thereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

If an Event of Default has occurred and is continuing, the Lender may institute and maintain, in its own name or in the name of any Grantor, such suits and proceedings as the Lender may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Collateral.

All of the foregoing shall be at the sole cost and expense of the Grantors.

SECTION 8. Voting Rights and Dividend Rights in Equity Securities

(a) Until such time as an Event of Default has occurred and is continuing, the relevant Grantor shall have the right (i) to exercise any and all membership rights pertaining to any equity security that is the subject of the security right created hereunder, including the right to vote in the shareholders’ meeting, in good faith and in any manner that would not prejudice, defeat, impair or circumvent the validity and/or enforceability of the security and/or cause an Event of Default to occur and (ii) to receive all cash dividend payments (if not otherwise prohibited by the Loan Agreement).

(b) Upon the occurrence of an Event of Default and for so long as an Event of Default is continuing, the Lender, shall forthwith become entitled, at any time and from time to time (i) in its sole discretion, upon demand, to exercise solely and exclusively all voting and/or consensual powers pertaining to the relevant equity securities and may exercise such powers in such manner as the Lender may deem fit and (ii) to receive all dividend payments. Each Grantor hereby grants a power of attorney to the Lender to exercise all such powers pursuant to the preceding sentence and hereby undertakes to promptly (i) execute and issue any and all proxies in favor of the Lender and (ii) do all acts and things and permit all acts and things to be done which are necessary or expedient for the Lender to exercise such powers, provided that such power of attorney and the undertaking shall only become effective upon the occurrence and during continuance of an Event of Default or in the event that the Grantor holding the shares in the Borrower would be in breach of this Agreement

SECTION 9. Certain Covenants of Grantors.

Each Grantor shall:

(a) not use or permit any Collateral to be used unlawfully or in violation of any provision of the Loan Documents or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral;

(b) give Lender at least five (5) days’ prior written notice of any change in its name, identity or corporate structure or reincorporation, reorganization, or taking of any other action that results in a change of the jurisdiction of organization of such Grantor;

(c) give Lender at least five (5) days’ prior written notice of any change in its chief place of business, chief executive office or residence or the office where such Grantor keeps its records regarding the Collateral; and

(d) comply with the requirements applicable to the Borrower with respect to payments of its obligations and liabilities under Section 8.10 of the Loan Agreement.

SECTION 10. Special Covenants With Respect to the Collateral.

(a) Each Grantor shall diligently keep reasonable records respecting the Collateral and at all times keep at least one (1) complete set of its records concerning such Collateral at its chief executive office or principal place of business.

(b) Each Grantor will reasonably process, prosecute and maintain any material Patents pending as of the First Closing Date. Each Grantor shall not disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment of, any material Patents or other Material Intellectual Property except as permitted under the Loan Agreement.

(c) Each Grantor hereby irrevocably appoints and constitutes Lender as such Grantor’s true and lawful attorney, with full power of substitution and full power and authority to perform the following acts on behalf of such Grantor; provided, however, Lender agrees that it will not exercise its rights as such attorney unless an Event of Default has occurred and is continuing:

(i) to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for monies due and to become due under or in respect of any of the Collateral;

(ii) to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (i) above;

(iii) to file any claims or take any action or institute any proceedings that the Lender may in its good faith sole discretion deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Lender with respect to any of the Collateral;

(iv) to pay or discharge taxes or liens levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Lender in its reasonable commercial judgment, any such payments made by the Lender to become obligations of the Grantors to the Lender, due and payable immediately without demand;

(v) to sign and endorse any invoices, drafts against debtors, assignments, verifications, notices and other documents relating to the Collateral; and

(vi) to prepare, file and sign Grantor’s name on an assignment document in form acceptable to the Lender in its sole discretion necessary or desirable to transfer ownership of the Collateral to the Lender or an assignee or transferee of the Lender.

(d) Each Grantor shall not, and shall not permit any of its Subsidiaries which is required under the Loan Agreement to be a Grantor to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement (except with or in favor of Lender) that prohibits, restricts or imposes any condition upon (A) the ability of Grantor or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (B) the ability of any Subsidiary of any Grantor that is not a Grantor to pay dividends or other distributions to Borrower or any other Grantor with respect to any of its Equity Interests or to make or repay loans or advances to Borrower or any other Grantor or to guarantee Indebtedness of Borrower or any other Grantor or to transfer property to Borrower or any other Grantor; provided that:

(i) Section 10(d)(A) shall not apply to: (1) property encumbered by Permitted Liens as long as such restriction applies only to the property encumbered by such Permitted Lien and (2) customary provisions in licenses, leases and other contracts in the ordinary course of business between Borrower and its Subsidiaries and Third Parties restricting the assignment thereof; and

(ii) neither Section 10(d)(A) or (B) shall apply to: (1) conditions imposed by Law or by any Loan Document or by the facility described in Section 9.05(h) of the Loan Agreement; (2) any agreement in effect at the time any Person becomes a Subsidiary of Borrower (provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary); (3) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or property pending such sale (provided such restrictions and conditions apply only to the Subsidiary or property that is to be sold and such sale is permitted by the Loan Agreement) and (4) restrictions on cash or other deposits or net worth imposed by agreements entered into in the ordinary course of business.

(e) Each Grantor shall, at its own cost and expense, defend title to the Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Lender and the priority thereof against all claims and demands of all persons, at its own cost and expense, at any time claiming any interest therein adverse to the Lender or any other secured party other than Permitted Liens. There is no agreement, order, judgment or decree, and no Grantor shall enter into any agreement or take any other action, that would restrict the transferability of any of the Collateral or otherwise impair or conflict with such Grantor’s obligations or the rights of the Lender hereunder.

(f) None of the Grantors will, without the Lender’s prior written consent, grant any extension of the time of payment of any of the Accounts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, credits, discounts, compromises or settlements granted or made in the ordinary course of business and consistent with its current practices and in accordance with such prudent and standard practices used in industry in which such Grantor is engaged.

(g) In the event that the proceeds of any insurance claim are paid to any Grantor after the Lender has exercised its right to foreclose after an Event of Default, such proceeds shall be held in trust for the benefit of the Lender and immediately after receipt thereof shall be paid to the Lender for application in accordance with the Loan Agreement.

(h) In the event that the Lender desires to exercise any remedies, rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, then, upon the reasonable request of the Lender, such Grantor agrees to use its best efforts to assist and aid the Lender to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

(i) Each Grantor hereby agrees that if any of the Pledged Securities are at any time not evidenced by certificates of ownership, then each applicable Grantor shall, to the extent permitted by applicable law, (i) cause the issuer to execute and deliver to the Lender an acknowledgment of the pledge of such Pledged Securities in form and substance reasonably satisfactory to the Lender, (ii) if necessary or desirable to perfect a security interest in such Pledged Securities, cause such pledge to be recorded on the equityholder register or the books of the issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Lender the right to transfer such Pledged Securities under the terms hereof, (iii) upon request by the Lender, provide to the Lender an opinion of counsel, in form and substance reasonably satisfactory to the Lender, confirming such pledge and perfection thereof, and (iv) after the occurrence and during the continuance of any Event of Default, upon request by the Lender, (A) cause the organization documents of each such issuer that is a Subsidiary of the Borrower to be amended to provide that such Pledged Securities shall be treated as “securities” for purposes of the UCC and (B) cause such Pledged Securities to become certificated and delivered to the Lender in accordance with the provisions of Section 6(g).

(j) Each Grantor hereby agrees that all certificates, agreements or instruments representing or evidencing Pledged Securities acquired by such Grantor after the date hereof shall promptly (but in any event within five days after receipt thereof by such Grantor) be delivered to the Lender. All certificated Pledged Securities shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Lender. The Lender shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Lender or any of its nominees or endorse for negotiation any or all of the Pledged Securities, without any indication that such Pledged Securities is subject to the security interest hereunder. In addition, upon the occurrence and during the continuance of an Event of Default, the Lender shall have the right at any time to exchange certificates representing or evidencing Pledged Securities for certificates of smaller or larger denominations.

(k) If any Grantor shall at any time hold or acquire a Commercial Tort Claim, such Grantor shall promptly notify the Lender in writing signed by such Grantor of the brief details thereof and grant to the Grantor in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Lender.

(l) Each Grantor further agrees that a breach of any of the covenants contained in this Section 10 will cause irreparable injury to Lender, that Lender has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 10 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees that an adequate remedy does not exist at law or in damages and that no bond shall be required to be posted in connection with any request by Lender for specific performance of such covenants.

SECTION 11. Protection of Intellectual Property.

Each Grantor agrees, without limitation of any obligation of the Borrower under Section 8.01 of the Loan Agreement, that if any Person shall do or perform any acts which Lender reasonably believes constitute an infringement of any Material Intellectual Property and/or material Patents, or violate or infringe any right of such Grantor or Lender therein or if any Person shall do or perform any acts which Lender reasonably determines constitute an unauthorized or unlawful use thereof, then and in any such event, upon twenty (20) Business Days’ prior written notice to the Borrower or such Grantor if Borrower or such Grantor fails to take such steps and institute such suits or proceedings as Borrower or such Grantor may deem advisable or necessary to prevent such acts and conduct within such twenty Business Day notice period (or if an Event of Default is continuing, then without such notice except as may be expressly required by the terms of this Agreement), Lender may and shall have the right to take such steps and institute such suits or proceedings as Lender may deem advisable or necessary to prevent such acts and conduct and to secure damages and other relief by reason thereof, and to generally take such steps as may be advisable or necessary or proper for the full protection of the rights of the parties. Lender may take such steps or institute such suits or proceedings in its own name or in the names of the Grantors or in the names of the parties jointly. Lender hereby agrees to give Borrower notice of any steps taken, or any suits or proceedings instituted by it pursuant to this Section 11; provided that its failure to give any such notice shall not invalidate any step taken, or suit or proceeding instituted, by the Lender.

SECTION 12. Standard of Care.

The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of good faith and of reasonable care in the accounting for monies actually received by Lender hereunder, Lender shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Lender shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Lender accords its own property.

SECTION 13. Remedies Upon Event of Default.

(a) If, and only if, any Event of Default shall have occurred and be continuing, Lender may, in good faith, exercise in respect of the Collateral (I) all rights and remedies provided for herein, under the Loan Agreement, under the other Loan Documents or otherwise available to it, (II) all the rights and remedies of a secured party on default under the UCC, in all relevant jurisdictions, and (III) the right to:

(i) require Grantors to, and each Grantor hereby agrees that it will at its expense and upon request of Lender forthwith, assemble all or part of the Collateral as directed by Lender and make it available to Lender at a place to be designated by Lender that is reasonably convenient to both parties and provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition;

(ii) personally or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from the Grantors or any other person who has possession of any part thereof, with or without notice or process of law, and for that purpose may enter upon Grantors’ premises where any of the Collateral is located and remove same;

(iii) foreclose or otherwise enforce Lender’s security interests in any manner permitted by law or provided for in this Agreement;

(iv) withdraw all monies, instruments, securities and other property in any bank, financial securities, deposit of other account of any Grantor constituting Collateral held by or under the control of the Lender;

(v) on not less than ten (10) Business Days’ prior notice to Borrower (which Grantors hereby agree is commercially reasonable), sell the Collateral or any part thereof in one or more parcels at public or private sale, at any place or places for cash, on credit, or for future delivery, and upon such other terms as Lender may deem commercially reasonable; and

(vi) exercise all the rights and remedies of a secured party on default under the UCC, and the Lender may also in its sole discretion, without notice except as specified in Section 13(b) hereof, sell, assign or grant a license to use the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Lender’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Lender may deem commercially reasonable. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Lender shall not be obligated to make any sale of the Collateral or any part thereof regardless of notice of sale having been given. The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor hereby waives, to the fullest extent permitted by law, any claims against the Lender arising by reason of the fact that the price at which the Collateral or any part thereof may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Lender accepts the first offer received and does not offer such Collateral to more than one offeree.

(b) Each Grantor acknowledges and agrees that, to the extent notice of sale or other disposition of the Collateral or any part thereof shall be required by law, ten (10) days’ prior notice to such Grantor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Grantor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition

(c) Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default, Lender shall have the right (but not the obligation) to bring suit, in the name of each Grantor, Lender or otherwise, to enforce any Collateral, in which event each Grantor shall, at the request of Lender, do any and all lawful acts and execute any and all documents required by Lender in aid of such enforcement and each Grantor shall promptly, upon demand, reimburse and indemnify Lender as provided in Section 15 hereof in connection with the exercise of its rights under this Section 13.

(d) Lender agrees not to take any action under or issue any directions, notice or instructions pursuant to any control agreement or acknowledgment from a landlord or third party bailee unless an Event of Default has occurred and is continuing.

SECTION 14. Application of Proceeds.

Except as expressly provided elsewhere in this Agreement, all proceeds received by Lender in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied as follows:

1)	First, to the payment of the costs and expenses as provided in Section 15 hereof;

2)	Second, any surplus then remaining to the payment of the Secured Obligations in such order and manner as the Lender may in its reasonable discretion determine; and

3)	Third, any surplus then remaining to Borrower.

SECTION 15. Expenses.

(a) Each Grantor severally agrees to pay to Lender upon demand the entire amount of any and all costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Lender may incur in connection with (i) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (ii) the exercise or enforcement of any of the rights of Lender hereunder, or (iii) the curing by Lender of any defaults by any Grantor as provided under this Agreement.

(b) The obligations of Grantors in this Section 15 shall survive the termination of this Agreement and the discharge of Grantors’ other obligations under this Agreement, the Loan Agreement and the other Loan Documents.

SECTION 16. Continuing Security Interest; Termination and Release.

(a) This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the indefeasible payment and performance in full of the Secured Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement), (ii) be binding upon each Grantor and its respective successors and assigns, and (iii) inure, together with the rights and remedies of Lender hereunder, to the benefit of Lender and its successors, transferees and permitted assigns.

(b) Upon the occurrence of payment and performance in full of all Secured Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement), the security interest granted hereby shall terminate and all rights to the Collateral shall revert to the respective Grantor. Upon any such termination Lender will, at a Grantor’s expense, execute and deliver to and authorize Borrower to file or record such documents as such Grantor shall reasonably request or deem appropriate to evidence such termination.

SECTION 17. Amendments.

No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by any Grantor therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender and, in the case of any such amendment or modification, by such Grantor. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

SECTION 18. Notices.

All notices, consents, waivers and other communications hereunder shall be in writing and shall be delivered in accordance with Section 13.03 of the Loan Agreement (with notice to the Borrower by the Lender being deemed to be adequate notice to all Grantors).

SECTION 19. Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of Lender in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 20. Severability.

If a court deems any part of this Agreement unenforceable, the parties agree that only the offending part shall be stricken and that the remaining parts shall be unaffected, and that any such stricken part of this Agreement shall be replaced by a valid provision which shall implement the commercial purpose of such stricken part.

SECTION 21. Headings and Captions.

The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

SECTION 22. Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

(b) Except as provided below, any legal action or proceeding with respect to this Agreement shall be brought in any state or federal court of competent jurisdiction in the state, county and city of New York. By execution and delivery of this Agreement, each party hereto hereby irrevocably consents to and accepts, for itself and in respect of its property, generally and unconditionally the exclusive jurisdiction of such courts. Notwithstanding the foregoing provisions of this paragraph (b), the Lender may bring suit or other legal action in any jurisdiction where Collateral is located or where otherwise necessary to exercise its remedies hereunder. Each party hereto hereby further irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement.

(c) Each party hereto hereby irrevocably consents to the service of process out of any of the courts referred to in subsection (b) above of this Section in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address set forth in the Loan Agreement. Each party hereto hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any suit, action or proceeding commenced hereunder that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of a party to serve process on the other party in any other manner permitted by law.

SECTION 23. Waiver of Jury Trial.

Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any action, proceeding, claim or counterclaim arising out of or relating to this Agreement. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement.

SECTION 24. Counterparts; Effectiveness.

This Agreement may be executed in two (2) or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Any counterpart may be executed by facsimile or pdf signature and such facsimile or pdf signature shall be deemed an original. This Agreement shall become effective upon the consummation of the transaction contemplated by the Loan Agreement.

SECTION 25. Obligation Absolute.

All obligations of each Grantor hereunder shall be absolute and unconditional irrespective of:

(i) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any other Grantor;

(ii) any lack of validity or enforceability of the Loan Agreement or any other Loan Document, or any other agreement or instrument relating thereto;

(iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Loan Agreement or any other Loan Document or any other agreement or instrument relating thereto;

(iv) any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(v) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Loan Agreement or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 18 hereof; or

(vi) any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Grantor.

SECTION 26. Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No Grantor shall be entitled to assign any of its obligations and rights under this Agreement without the prior written consent of Lender.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

INVUITY, INC.

By:
Name:
Title:

Security Agreement

HEALTHCARE ROYALTY PARTNERS II, L.P.

By: HealthCare Royalty GP II, LLC, its General Partner

By:
Name:
Title:

Security Agreement

SCHEDULE 1 TO

SECURITY AGREEMENT

DEFINITIONS

Capitalized terms used in this Agreement (including this Schedule 1) and not defined in this Schedule 1 shall have the meanings attributed thereto in the UCC, or, if defined therein, in the Loan Agreement.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Borrower” shall have the meaning set forth in the preamble hereto.

“Business Day” shall have the meaning given such term in the Loan Agreement.

“Collateral” shall have the meaning set forth in Section 2 of this Agreement.

“Copyright Security Agreement” shall mean an agreement substantially in the form of Annex IV hereto.

“CRO” shall have the meaning set forth in Section 3(b) of this Agreement.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination

“Event of Default” shall have the meaning given such term in the Loan Agreement.

“Excluded Property” shall mean, collectively, (i) any permit, lease, license, contract, instrument or other agreement held by any Grantor that validly prohibits or requires the consent of any Person as a condition to the creation by such Grantor of a Lien thereon, or any permit, lease, license, contract, instrument, or other agreement held by any Grantor to the extent that any requirement of Law, applicable thereto prohibits the creation of a Lien thereon, but only, in each case, to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC (including Sections 9-406(d), 9-407(a), 9-408(a) and 9-409 of the UCC) or any other applicable requirement of Law, (ii) Equipment owned by any Grantor that is subject to a purchase money Lien or a capital lease which is permitted by the Loan Agreement if the contract or other agreement in which such Lien is granted (or in the documentation providing for such capital lease) prohibits or requires the consent of any Person as a condition to the creation of any other Lien on such Equipment, (iii) any intent-to-use trademark application for which a statement of use has not been filed (but only

1-1

until such statement is filed) or (iv) any amount in excess of sixty-five (65%) of the voting equity interests in any first-tier Foreign Subsidiaries that are CFCs or Domestic CFC Holdcos; provided, however, “Excluded Property” shall not include any Proceeds, substitutions or replacements of Excluded Property (unless such Proceeds, substitutions or replacements would constitute Excluded Property).

“Grantor” and “Grantors” shall have the meaning set forth in the preamble hereto.

“Lender” shall have the meaning set forth in the preamble hereto.

“Loan Agreement” is defined in the recitals hereto.

“Patent Security Agreement” shall mean an agreement substantially in the form of Annex II hereto.

“Perfection Certificate” shall mean a certificate substantially in the form of Exhibit F-1 to the Loan Agreement, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by the Grantors.

“Pledged Securities” shall mean, collectively, with respect to each Grantor (to the extent not constituting Excluded Property), (i) all issued and outstanding Equity Interests of each issuer set forth on Schedule 6(g) to the Security Agreement Disclosure Letter as being owned by such Grantor and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Grantor (including by issuance), together with all rights, privileges, authority and powers of such Grantor relating to such Equity Interests in each such issuer or under any organization document of each such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Grantor in the entries on the books of any financial intermediary pertaining to such Equity Interests, (ii) all Equity Interests of any issuer, which Equity Interests are hereafter acquired by such Grantor (including by issuance) and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Grantor (including by issuance), together with all rights, privileges, authority and powers of such Grantor relating to such Equity Interests or under any organization document of any such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Grantor in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Grantor in any manner, and (iii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) or (ii) upon any consolidation or merger of any issuer of such Equity Interests; provided, that, for the avoidance of doubt, Pledged Securities shall not include any Excluded Property.

“PTO” shall have the meaning set forth in Section 3(b) of this Agreement.

“Secured Obligations” shall mean all obligations and liabilities of every nature of the Grantors (individually and collectively) now or hereafter existing under or arising out of the Loan Agreement and the other Loan Documents, including, without limitation, the Loans, the Fixed Interest, whether for damages, principal, interest (including without limitation interest that, but for the filing of a petition in bankruptcy with respect to a Grantor, would accrue on such obligations, whether or not a claim is allowed against such Grantor for such interest in the related

1-2

bankruptcy proceeding), reimbursement of fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from a Lender as a preference, fraudulent transfer or otherwise, and all obligations of every nature of the Grantors (individually and collectively) now or hereafter existing under this Agreement.

“Security Agreement Disclosure Letter” means the security agreement disclosure letter, dated as of the date hereof delivered by the Borrower to the Lender.

“Trademark Security Agreement” shall mean an agreement substantially in the form of Annex III hereto.

“UCC” shall mean the Uniform Commercial Code, as in effect on the date of this Agreement in the State of New York.

1-3

ANNEX I TO

SECURITY AGREEMENT

FORM OF JOINDER AGREEMENT

JOINDER NO.        (this “Joinder”) dated as of [                    ], to the Security Agreement (the “Security Agreement”) dated as of February 28, 2014, among Invuity, Inc., a California corporation (“Borrower”), and each Subsidiary of Borrower listed on Schedule I hereto (the “Guarantors” and, together with Borrower, the “Grantors”) and HEALTHCARE ROYALTY PARTNERS II, L.P., a Delaware limited partnership (the “Lender”).

A. Reference is made to the Loan Agreement dated as of February 28, 2014 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and between Borrower and Lender.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement.

C. Pursuant to Section 8.15 of the Loan Agreement, certain Subsidiaries of Borrower are required to enter into the Security Agreement upon the occurrence of certain events specified therein. The Security Agreement provides that any such Subsidiary may become a party to the Security Agreement by execution and delivery of an instrument in the form of this Joinder. The undersigned Subsidiary (the “New Guarantor”) is executing this Joinder in accordance with the requirements of the Loan Agreement to become a party to the Security Agreement.

Accordingly, the Lender and the New Guarantor agree as follows:

Section 1. In accordance with Section 8.15 of the Loan Agreement, the New Guarantor by its signature below becomes a Grantor and/or Guarantor, as applicable, under the Security Agreement with the same force and effect as if originally named therein as a party thereto and hereby (a) agrees to all terms and provisions of the Security Agreement as a Grantor and/or Guarantor, as applicable, thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor and/or Guarantor, as applicable, thereunder are true and correct in all material respects on and as of the date hereof (after giving effect to this Joinder). In furtherance of the foregoing, the New Guarantor, as security for the payment and performance in full of the Secured Obligations, does hereby create and grant to the Lender a security interest in and lien on all of the New Guarantor’s right, title and interest in and to the Collateral of the New Guarantor. The Security Agreement is hereby incorporated herein by reference.

Section 2. The New Guarantor represents and warrants to the Lender that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally, and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 3. This Joinder may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when the Lender shall have received counterparts of this Joinder that, when taken together, bear the signatures of the New Guarantor and the Lender. Delivery of an executed signature page to this Joinder by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Joinder.

Section 4. The New Guarantor hereby represents and warrants that, as of the date hereof, (a) all information set forth in the Perfection Certificate, including the schedules annexed thereto is true and correct in all material respects (as to the property owned by the New Guarantor) and (b) the information set forth on Schedule II attached hereto is a true and correct schedule describing the securities of the New Guarantor being pledged hereunder.

Section 5. Except as expressly supplemented thereby, the Security Agreement shall remain in full force and effect.

Section 6. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 7. In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8. All communications and notices hereunder shall be in writing and given as provided in Section 18 of the Security Agreement. All communications and notices hereunder of the New Guarantor shall be given to it at the address set forth under its signature below.

Section 9. The New Guarantor agrees to reimburse the Lender for its reasonable out-of-pocket expenses in connection with this Joinder, including the reasonable fees, other charges and disbursements of external counsel for the Lender.

* * *

IN WITNESS WHEREOF, the New Guarantor and the Lender have duly executed this Joinder to the Security Agreement as of the day and year first above written.

[Name Of New Guarantor],

By:
Name:
Title:
Address:

HEALTHCARE ROYALTY PARTNERS II, L.P., as Lender

By: HealthCare Royalty GP II, LLC, its General Partner

By:
Name:
Title:

SCHEDULE I

to the Joinder Agreement

Guarantors

SCHEDULE II

to the Joinder Agreement

Pledged Securities of the New Guarantor

PLEDGED STOCK

Issuer	Number of Certificate	Registered Owner	Number and Class of Shares	Percentage of Shares

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

ANNEX II TO

SECURITY AGREEMENT

FORM OF PATENT SECURITY AGREEMENT

THIS PATENT SECURITY AGREEMENT, dated as of [            ], 20[     ], by INVUITY, INC. and [            ] (individually, a “Grantor,” and, collectively, the “Grantors”), in favor of HEALTHCARE ROYALTY PARTNERS II, L.P. (“Lender”).

W I T N E S S E T H:

WHEREAS, the Grantors are party to a Security Agreement dated as of February 28, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Lender pursuant to which the Grantors are required to execute and deliver this Patent Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Lender to enter into the Loan Agreement, the Grantors hereby agree with the Lender as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Patent Collateral. Each Grantor hereby pledges and grants to the Lender for the benefit of the Lender a lien on and security interest in and to all of its right, title and interest in, to and under all the following Collateral of such Grantor:

(a) Patents of such Grantor listed on Schedule I attached hereto; and

(b) all proceeds of any and all of the foregoing (other than Excluded Property).

SECTION 3. Security Agreement. The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Lender pursuant to the Security Agreement and Grantors hereby acknowledge and affirm that the rights and remedies of the Lender with respect to the security interest in the Patents made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Lender shall otherwise determine.

SECTION 4. Termination. Upon termination of the Security Agreement pursuant to its terms, the Lender shall execute, acknowledge, and deliver to the Grantors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Patents under this Patent Security Agreement.

SECTION 5. Counterparts. This Patent Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Patent Security Agreement by signing and delivering one or more counterparts.

SECTION 6. Governing Law. This Patent Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Patent Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, each Grantor has caused this Patent Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[ ]

By:
Name: Title:

Accepted and Agreed:
HEALTHCARE ROYALTY PARTNERS II, L.P.

By:
Name: Title:

SCHEDULE I

to

PATENT SECURITY AGREEMENT

PATENT REGISTRATIONS AND PATENT APPLICATIONS

Patent Registrations:

OWNER	REGISTRATION NUMBER	TITLE

Patent Applications:

OWNER	APPLICATION NUMBER	TITLE

ANNEX III TO

SECURITY AGREEMENT

FORM OF TRADEMARK SECURITY AGREEMENT

THIS TRADEMARK SECURITY AGREEMENT, dated as of [            ], 20[ ], by INVUITY, INC. and [            ] (individually, a “Grantor,” and, collectively, the “Grantors”), in favor of HEALTHCARE ROYALTY PARTNERS II, L.P. (“Lender”).

W I T N E S S E T H:

WHEREAS, the Grantors are party to a Security Agreement dated as of February 28, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Lender pursuant to which the Grantors are required to execute and deliver this Trademark Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Lender to enter into the Loan Agreement, the Grantors hereby agree with the Lender as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Trademark Collateral. Each Grantor hereby pledges and grants to the Lender for the benefit of the Lender a lien on and security interest in and to all of its right, title and interest in, to and under all the following Collateral of such Grantor:

(a) trademarks of such Grantor listed on Schedule I attached hereto;

(b) the goodwill of each Grantor associated with the trademarks referred to in clause (a) above; and

(c) all proceeds of any and all of the foregoing (other than Excluded Property).

SECTION 3. Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Lender pursuant to the Security Agreement and Grantors hereby acknowledge and affirm that the rights and remedies of the Lender with respect to the security interest in the trademarks made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Lender shall otherwise determine.

SECTION 4. Termination. Upon termination of the Security Agreement pursuant to its terms, the Lender shall execute, acknowledge, and deliver to the Grantors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the trademarks under this Trademark Security Agreement.

SECTION 5. Counterparts. This Trademark Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Trademark Security Agreement by signing and delivering one or more counterparts.

SECTION 6. Governing Law. This Trademark Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Trademark Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, each Grantor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[ ]

By:
Name:
Title:

Accepted and Agreed:

HEALTHCARE ROYALTY PARTNERS II, L.P.

By:
Name:
Title:

SCHEDULE I

to

TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND TRADEMARK APPLICATIONS

Trademark Registrations:

OWNER	REGISTRATION NUMBER	TITLE

Trademark Applications:

OWNER	APPLICATION NUMBER	TITLE

ANNEX IV TO

SECURITY AGREEMENT

FORM OF COPYRIGHT SECURITY AGREEMENT

THIS COPYRIGHT SECURITY AGREEMENT, dated as of [            ], 20[     ], by INVUITY, INC. and [            ] (individually, a “Grantor,” and, collectively, the “Grantors”), in favor of HEALTHCARE ROYALTY PARTNERS II, L.P. (“Lender”).

W I T N E S S E T H:

WHEREAS, the Grantors are party to a Security Agreement dated as of February 28, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Lender pursuant to which the Grantors are required to execute and deliver this Copyright Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Lender to enter into the Loan Agreement, the Grantors hereby agree with the Lender as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Copyright Collateral. Each Grantor hereby pledges and grants to the Lender for the benefit of the Lender a lien on and security interest in and to all of its right, title and interest in, to and under all the following Collateral of such Grantor:

(a) copyrights of such Grantor listed on Schedule I attached hereto; and

(b) all goodwill associated with such copyrights; and

(c) all proceeds of any and all of the foregoing (other than Excluded Property).

SECTION 3. Security Agreement. The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Lender pursuant to the Security Agreement and Grantors hereby acknowledge and affirm that the rights and remedies of the Lender with respect to the security interest in the copyrights made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Lender shall otherwise determine.

SECTION 4. Termination. Upon termination of the Security Agreement pursuant to its terms, the Lender shall execute, acknowledge, and deliver to the Grantors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the copyrights under this Copyright Security Agreement.

SECTION 5. Counterparts. This Copyright Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Copyright Security Agreement by signing and delivering one or more counterparts.

SECTION 6. Governing Law. This Copyright Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Copyright Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, each Grantor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[ ]

By:
Name:
Title:

Accepted and Agreed:

HEALTHCARE ROYALTY PARTNERS II, L.P.

By:
Name:
Title:

SCHEDULE I

to

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS AND COPYRIGHT APPLICATIONS

Copyright Registrations:

OWNER	REGISTRATION NUMBER	TITLE

Copyright Applications:

OWNER	APPLICATION NUMBER	TITLE

EXHIBIT B

FORM OF NOTE

US $[ ]	New York, New York [ ] [ ], 201[ ]

FOR VALUE RECEIVED, Invuity, Inc., a California corporation (the “Borrower”), hereby promises to pay to the order of HealthCare Royalty Partners II, L.P. or its registered assigns (the “Lender”), in lawful money of the United States of America, in same day funds on the Maturity Date the principal sum of [            ] Dollars (US $[            ]).

The Borrower also promises to pay interest on the unpaid principal amount hereof in like money, from the date hereof until such unpaid principal is paid in full, at the rates, at the times and in the manner provided in the Loan Agreement referred to below.

This Note is the Note referred to in the Loan Agreement, dated as of February 28, 2014, among the Borrower, the guarantors party thereto and the Lender (as amended from time to time, the “Loan Agreement”) and is entitled to the benefits thereof and of the other Loan Documents.

This Note is secured as provided in the Security Agreement and other Loan Documents. Reference is hereby made to the Security Agreement for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interest was granted and the rights of the holder of this Note in respect thereof.

If an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may become or be declared to be due and payable in the manner and with the effect provided in the Loan Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION).

INVUITY, INC.

By:
Name:
Title:

[Signature Page to Note]

EXHIBIT C

FORM OF NOTICE OF BORROWING

Pursuant to Section 2.02[(a)][(b)] of that certain Loan Agreement (the “Loan Agreement”), dated as of February 28, 2014, among HEALTHCARE ROYALTY PARTNERS II, L.P., a Delaware limited partnership, as lender (the “Lender”), INVUITY, INC., a California corporation, as borrower (“Borrower”) and the guarantors party thereto, Borrower hereby gives notice to the Lender that it wishes to borrow a principal amount equal to $[First Commitment][Second Commitment]1 on [            ][     ], 201[    ]. All capitalized terms used herein without definition shall have the meanings set forth in the Loan Agreement.

[Pursuant to Section 2.02(b) of the Loan Agreement, the undersigned hereby certifies, solely in such undersigned’s capacity as an officer of the Borrower, and not in his individual capacity, on behalf of the Borrower, that as of the date hereof:

(a) The Second Tranche Milestone has been achieved, and such achievement is evidenced by the enclosed Exhibit A; and

(b) A fully executed copy of the Updated Letter, a true and complete copy of which is enclosed as Exhibit B.]2

The Borrower hereby authorizes and directs the Lender to disburse the proceeds of the Loan in the amounts and to the payees listed on the funds flow memorandum attached hereto as Exhibit A.

INVUITY, INC.

By:
Name:
Title:

[1]	If the Second Notice of Borrowing, specify the Second Commitment.
[2]	To be included in the Second Notice of Borrowing only.

Exhibit A

Funds Flow Memorandum

[See attached]

EXHIBIT E

FORM OF ASSIGNMENT AND ACCEPTANCE

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (this “Assignment Agreement”) is entered into as of             , 20    , by and between the Assignor named on the signature page hereto (“Assignor”) and the Assignee named on the signature page hereto (“Assignee”). Reference is made to that certain Loan Agreement dated as of February 28, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Invuity, Inc., a California corporation (“Borrower”), the guarantors party thereto from time to time and HealthCare Royalty Partners II, L.P., a Delaware limited partnership, as lender (“Lender”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Loan Agreement.

Assignor and Assignee agree as follows:

1. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor the interests set forth on the schedule attached hereto, in and to Assignor’s rights and obligations under the Loan Agreement and the other Loan Documents as of the Effective Date (as defined below). Such purchase and sale is made without recourse, representation or warranty except as expressly set forth herein.

2. Assignor (i) represents that as of the Effective Date, that it is the legal and beneficial owner of the interests assigned hereunder free and clear of any adverse claim, (ii) makes no other representation or warranty and assumes no responsibility with respect to any statement, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement, any Loan Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any other Person or the performance or observance by any Loan Party of its Obligations under the Loan Agreement or the Loan Documents or any other instrument or document furnished pursuant thereto.

3. Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment Agreement; (ii) confirms that it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (iii) agrees that it will, independently and without reliance upon Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (iv) agrees that it will perform in accordance with their terms all obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender; (v) represents that on the date of this Assignment Agreement it is not presently aware of any facts that would cause it to make a claim under the Loan Agreement; and (vi) has provided the documentation and other information required by Section 5.01(c) and (d) of the Loan Agreement, as applicable.

4. Following the execution of this Assignment Agreement, it will be delivered to Borrower for acceptance and recording in the Register by Borrower pursuant to the Loan Agreement. The effective date for this Assignment Agreement shall be the date on which Borrower records the transfer in the Register pursuant to Section 5.07(b) of the Loan Agreement (the “Effective Date”).

5. Upon such acceptance and recording in the Register, from and after the Effective Date, (i) Assignee shall be a party to the Loan Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Lender thereunder and (ii) Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights (other than indemnification rights) and be released from its obligations under the Loan Agreement.

6. Upon such acceptance and recording in the Register, from and after the Effective Date, Borrower shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to Assignee. Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date with respect to the making of this assignment directly between themselves.

7. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

8. This Assignment Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Assignment Agreement. Receipt by facsimile or other electronic method of any executed signature page to this Assignment Agreement shall constitute effective delivery of such signature page.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed and delivered as of the date first written above.

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

Accepted and Consented to:

INVUITY, INC.

By:
Name:
Title:

Schedule to Assignment Agreement

Assignor:

Assignee:

Effective Date:

Loan Agreement dated as of February 28, 2014, by and among Invuity, Inc., a California corporation, as Borrower, the guarantors party thereto from time to time and HealthCare Royalty Partners II, L.P., as Lender

Interests Assigned:

Commitment/Loan	First Tranche Term Loan	Second Commitment	Second Tranche Term Loan
Assignor Amounts	$	$
Amounts Assigned	$	$
Assignee Amounts (post-assignment)	$	$

Assignee Information:

Address for Notices:	Address for Payments:

Bank:
ABA #:
Attention:	Account #:
Telephone: ( ) -	Facsimile:
Facsimile: ( ) -

EXHIBIT F-1

FORM OF PERFECTION CERTIFICATE

[            ], 2014

The undersigned,                     , an authorized signatory of Invuity, Inc., a California corporation (the “Company”), hereby certifies to HealthCare Royalty Partners II, L.P., a Delaware limited partnership (“Lender”), as follows:

1.	Name

(a) The exact legal name of the Company as that name appears in its organizational documents is as follows:                     .

(b) The exact name of the Company as that name appears on its federal tax return for 2011 and for 2012 is as follows:                     .

(c) The following is a list of all other names (including trade names or similar appellations) used by the Company, or any other business or organization to which the Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, now or at any time during the past five years and in the case of any such business or organization, any chief executive office or other principal place of business used thereby during such period to the extent know to the Company:                     .

(d) The following is the Company’s federal employer identification number:                     .

(e) The following is the Company’s state-issued identification number:                     .

2.	Current Locations

(a) The following is the jurisdiction of organization of the Company:                     .

(b) The chief executive office of the Company is located at the following address:                     .

(c) The following are all other locations in which the Company maintains any books or records relating to any accounts, contract rights, chattel paper, general intangibles or mobile goods:

(i) in the United States of America:

(ii) outside the United States of America:

(d) The following are all other places of business of the Company:

(i) in the United States of America:

(ii) outside the United States of America:

(e) The following are all other locations where any inventory or equipment of the Company is located:

(i) in the United States of America:

(ii) outside the United States of America:

(f) The following are the names and addresses of all persons or entities other than the Company, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral consisting of chattel paper, inventory or equipment:

3. Prior Locations

(a) Set forth below is each location or place of business previously (but not currently) maintained by the Company or at which books or records were previously (but not currently) maintained with respect to the items described in §2(c) above at any time during the past four months:

(b) The Company has not changed its jurisdiction of organization or chief executive office at any time during the past twelve months.

(c) Set forth below is information required by subparagraphs (e) and (f) of §2 with respect to each other location at which, or other person or entity with which, any inventory or equipment of the Company has been previously (but not currently) held at any time during the past twelve months:

4. Real Estate Fixtures

Attached hereto as Schedule 4 is a list of Collateral consisting of fixture(s) and a description of each parcel of real property on which any said fixture(s) of the Company are or are to be located and the name and address of each real estate recording office where a mortgage on the real estate on which such fixture(s) are or are to be located would be recorded and the name and address of the record owner, if not the Company. A summary list of which of such properties are owned and which are leased by the Company is set forth below:

(a) Owned property:

(b) Leased property:

5. Real Property Owned or Leased

Set forth below is a list of all locations where the Company owns or leases real property:

(a) Owned property:

(b) Leased property:

6. Unusual Transactions

Except as set forth on Schedule 6 attached hereto, all of the property and assets of the Company pledged to Lender as Collateral has been originated by the Company in the ordinary course of its business or consist of goods which have been acquired by the Company in the ordinary course from a person in the business of selling goods of that kind.

7. Intellectual Property

Set forth on Schedule 7 attached hereto is a complete list of all United States and foreign patents, copyrights, trademarks, trade names and service marks registered or for which applications are pending in the name of the Company (indicate, by jurisdiction, patent, copyright, trademark, name or service mark, registration or application date, registration or application number).

8. Deposit Accounts

Set forth on Schedule 8 attached hereto is a complete list of all bank accounts (including lockbox, securities and commodities accounts) maintained by the Company (provide name and address of depository bank, type of account and account number).

9. Investment Property

Set forth on Schedule 9 attached hereto is a complete list of (i) all stocks, bonds, debentures, notes and other securities and investment property owned by the Company and (ii) all limited liability company, partnership and limited partnership interests owned by the Company (provide name of issuer, description of security or interest and value).

10. Litigation

Set forth on Schedule 10 attached hereto is a complete description of any lawsuits pending against the Company, its subsidiaries or affiliates or any of its officers (provide brief description of each claim).

11. Commercial Tort Claims

Set forth on Schedule 11 attached hereto is a complete description of all existing commercial tort claims held by the Company (provide brief description of each claim).

12. Letter of Credit Rights

Set forth on Schedule 12 attached hereto is a complete description of all existing letter of credit rights (provide name or issuer and brief description).

13. Key Executive Life Insurance

Set forth on Schedule 13 attached hereto is a complete description of all existing key executive life insurance policies.

14. Material Contracts

Set forth on Schedule 14 attached hereto is a list of all Material Contracts of the Company.

15. Instruments and Tangible Chattel Paper

Set forth on Schedule 15 attached hereto is a list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by the Company as of the date hereof, including a schedule of all intercompany notes between or among the Company or any of its Subsidiaries.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has signed this Certificate as of the date first written above.

INVUITY, INC.,

a California corporation

By:
Name:
Title:

Signature Page to Perfection Certificate

Schedule 4

Real Estate Fixtures

Schedule 6

Unusual Transactions

Schedule 7

Intellectual Property

Patents

I. Owned Patents

Grantor	Title	Application Number	Filing Date	Patent Number	Country	Status

II. Owned Trademarks

Grantor	Mark	Application Number	Filing Date	Registration Number	Country	Status

III. Owned Copyrights

Grantor	Title	Registration Number	Country

Schedule 8

Deposit Accounts

Grantor	Name of Institution	Type of Account	Account Number	Address

Schedule 9

Investment Property

Schedule 10

Litigation

Schedule 11

Commercial Tort Claims

Schedule 12

Letter of Credit Rights

Schedule 13

Key Executive Life Insurance

Schedule 14

Material Contracts

Schedule 15

Instruments and Tangible Chattel Paper

EXHIBIT F-2

FORM OF PERFECTION CERTIFICATE SUPPLEMENT

[            ], 201[    ]

Reference is hereby made to that certain Loan Agreement dated as of February 28, 2014 (the “Loan Agreement”), by and among HEALTHCARE ROYALTY PARTNERS II, L.P., a Delaware limited partnership, as lender (the “Lender”), INVUITY, INC., a California corporation, as borrower (the “Borrower”) and the Guarantors party thereto (collectively, the “Guarantors”). Capitalized terms used but not defined herein have the meanings assigned in the Loan Agreement. This Perfection Certificate Supplement, dated as of [            ], 20[    ] is delivered pursuant to Section 8.14(b) of the Loan Agreement.

The undersigned, [             ], an authorized signatory of [             ], a [             ] (the “Company”), hereby certifies to the Lender, as of the date hereof, there has been no change in the information described in the Perfection Certificate delivered on the Closing Date (as supplemented by any perfection certificate supplements delivered prior to the date hereof, the “Prior Perfection Certificate”), other than as follows:

1. Name

(a) The exact legal name of the Company as that name appears in its organizational documents is as follows:

(b) The exact name of the Company as that name appears on its federal tax return for [2011] and for [2012] is as follows:

(c) The following is a list of all other names (including trade names or similar appellations) used by the Company, or any other business or organization to which the Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, now or at any time during the past five years and in the case of any such business or organization, any chief executive office or other principal place of business used thereby during such period to the extent know to the Company:

(d) The following is the Company’s federal employer identification number:

(e) The following is the Company’s state-issued identification number:

2. Current Locations

(a) The following is the jurisdiction of organization of the Company:

(b) The chief executive office of the Company is located at the following address:

(c) The following are all other locations in which the Company maintains any books or records relating to any accounts, contract rights, chattel paper, general intangibles or mobile goods:

(i) in the United States of America:

(ii) outside the United States of America:

(d) The following are all other places of business of the Company:

(i) in the United States of America:

(ii) outside the United States of America:

(e) The following are all other locations where any inventory or equipment of the Company is located:

(i) in the United States of America:

(ii) outside the United States of America:

(f) The following are the names and addresses of all persons or entities other than the Company, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral consisting of chattel paper, inventory or equipment:

3. Prior Locations

(a) Set forth below is each location or place of business previously (but not currently) maintained by the Company or at which books or records were previously (but not currently) maintained with respect to the items described in §2(c) above at any time during the past four months:

(b) The Company [has/has not] changed its jurisdiction of organization or chief executive office at any time during the past twelve months.

(c) Set forth below is information required by subparagraphs (e) and (f) of §2 with respect to each other location at which, or other person or entity with which, any inventory or equipment of the Company has been previously (but not currently) held at any time during the past twelve months:

4. Real Estate Fixtures

Attached hereto as Schedule 4 is a list of Collateral consisting of fixture(s) and a description of each parcel of real property on which any said fixture(s) of the Company are or are to be located and the name and address of each real estate recording office where a mortgage on the real estate on which such fixture(s) are or are to be located would be recorded and the name and address of the record owner, if not the Company. A summary list of which of such properties are owned and which are leased by the Company is set forth below:

(a) Owned property:

(b) Leased property:

5. Real Property Owned or Leased

Set forth below is a list of all locations where the Company owns or leases real property:

(a) Owned property:

(b) Leased property:

6. Unusual Transactions

Except as set forth on Schedule 6 attached hereto, all of the property and assets of the Company pledged to Lender as Collateral has been originated by the Company in the ordinary course of its business or consist of goods which have been acquired by the Company in the ordinary course from a person in the business of selling goods of that kind.

7. Intellectual Property

Set forth on Schedule 7 attached hereto is a complete list of all United States and foreign patents, copyrights, trademarks, trade names and service marks registered or for which applications are pending in the name of the Company (indicate, by jurisdiction, patent, copyright, trademark, name or service mark, registration or application date, registration or application number).

8. Deposit Accounts

Set forth on Schedule 8 attached hereto is a complete list of all bank accounts (including lockbox, securities and commodities accounts) maintained by the Company (provide name and address of depository bank, type of account and account number).

9. Investment Property

Set forth on Schedule 9 attached hereto is a complete list of (i) all stocks, bonds, debentures, notes and other securities and investment property owned by the Company and (ii) all limited liability company, partnership and limited partnership interests owned by the Company (provide name of issuer, description of security or interest and value).

10. Litigation

Set forth on Schedule 10 attached hereto is a complete description of any lawsuits pending against the Company, its subsidiaries or affiliates or any of its officers (provide brief description of each claim).

11. Commercial Tort Claims

Set forth on Schedule 11 attached hereto is a complete description of all existing commercial tort claims held by the Company (provide brief description of each claim).

12. Letter of Credit Rights

Set forth on Schedule 12 attached hereto is a complete description of all existing letter of credit rights (provide name or issuer and brief description).

13. Key Executive Life Insurance

Set forth on Schedule 13 attached hereto is a complete description of all existing key executive life insurance policies.

14. Material Contracts

Set forth on Schedule 14 attached hereto is a list of all Material Contracts of the Company.

15. Instruments and Tangible Chattel Paper

Set forth on Schedule 15 attached hereto is a list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness owed to the Company as of the date hereof, including a schedule of all intercompany notes between or among the Company or any of its Subsidiaries.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has signed this Certificate as of the date first written above.

[ ]
a [ ]

By:
Name:
Title:

Signature Page to Perfection Certificate Supplement

Schedule 4

Real Estate Fixtures

Schedule 6

Unusual Transactions

Schedule 7

Intellectual Property

Patents

1. Owned Patents

Grantor	Title	Application Number	Filing Date	Patent Number	Country	Status

2. Owned Copyrights

Grantor	Title	Registration Number	Country

3. Owned Trademarks

Grantor	Mark	Application Number	Filing Date	Registration Number	Country	Status

Schedule 8

Deposit Accounts

Grantor	Name of Institution	Type of Account	Account Number	Address

Schedule 9

Investment Property

Schedule 10

Litigation

Schedule 11

Commercial Tort Claims

Schedule 12

Letter of Credit Rights

Schedule 13

Key Executive Life Insurance

Schedule 14

Material Contracts

Schedule 15

Instruments and Tangible Chattel Paper

EXHIBIT G

FORM OF WARRANT

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS IS AVAILABLE WITH RESPECT THERETO.

PREFERRED STOCK PURCHASE WARRANT

Warrant No.	Number of Shares: a maximum of 1,564,238
Series E Preferred Stock
Subject to determination as set forth below

INVUITY, INC.

Effective as of     , 2014

Void after     , 2024

1. Issuance. This Preferred Stock Purchase Warrant (the “Warrant”) is issued to HEALTHCARE ROYALTY PARTNERS II, L.P. by INVUITY, INC., a California corporation (hereinafter with its successors called the “Company”).

2. Purchase Price; Number of Shares.

(a) The registered holder of this Warrant (the “Holder”), is entitled upon surrender of this Warrant with the subscription form annexed hereto duly executed, at the principal office of the Company, to purchase from the Company, at a price per share of $0.7192 (as adjusted pursuant to Sections 9 and 11, the “Purchase Price”), up to a maximum of 1,564,238 fully paid and nonassessable shares of the Company’s Series E Preferred Stock (as adjusted pursuant to Sections 9 and 11), no par value (the shares issuable upon exercise of this Warrant being referred to herein as the “Preferred Stock”). Commencing on the date hereof, 1,042,825 (the “First Tranche Exercise Quantity” and, together with the Second Tranche Exercise Quantity (as defined below), the “Exercise Quantity”) of shares of Preferred Stock are immediately available for purchase hereunder.

(b) On the Second Closing Date, if any, the Exercise Quantity shall automatically be increased by such additional number of shares (rounded down to the nearest whole share) as is equal to the quotient of (A) 7.5% of the Second Tranche Term Loan as specified in the Second Notice of Borrowing pursuant to the Loan Agreement, divided by (B) the Purchase Price up to a maximum of 521,413 shares of Preferred Stock (the “Second Tranche Exercise Quantity”).

Any term not defined herein shall have the meaning as set forth in that certain Loan Agreement dated February 28, 2014 between the Company, Healthcare Royalty Partners II, L.P. and other parties thereto from time to time.

Until such time as this Warrant is exercised in full or expires, the Purchase Price and the securities issuable upon exercise of this Warrant are subject to adjustment as hereinafter provided. The person or persons in whose name or names any certificate representing shares of Preferred Stock is issued hereunder shall be deemed to have become the holder of record of the shares represented thereby as at the close of business on the date this Warrant is exercised with respect to such shares, whether or not the transfer books of the Company shall be closed.

3. Payment of Purchase Price. The Purchase Price may be paid (i) in cash or by check, (ii) by the surrender by the Holder to the Company of any promissory notes or other obligations issued by the Company, with all such notes and obligations so surrendered being credited against the Purchase Price in an amount equal to the principal amount thereof plus accrued interest to the date of surrender or (iii) by any combination of the foregoing.

4. Net Issue Election. The Holder may elect to receive, without the payment by the Holder of any additional consideration, shares of Preferred Stock equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice annexed hereto duly executed, at the principal office of the Company. Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable shares of Preferred Stock as is computed using the following formula:

X= Y(A-B)

A

where:	X =	the number of shares of Preferred Stock to be issued to the Holder pursuant to this Section 4.

	Y =	the number of shares of Preferred Stock covered by this Warrant in respect of which the net issue election is made pursuant to this Section 4.

	A =	the Fair Market Value (defined below) of one share of Preferred Stock, as determined at the time the net issue election is made pursuant to this Section 4.

	B =	the Purchase Price in effect under this Warrant at the time the net issue election is made pursuant to this Section 4.

“Fair Market Value” of a share of Preferred Stock as of the date that the net issue election is made (the “Determination Date”) shall mean:

(i) If the net issue election is made in connection with and contingent upon the closing of the sale of the Company’s common stock, no par value (the “Common Stock”) to the public in a public offering pursuant to a Registration Statement under the 1933 Act (a “Public Offering”), and if the Company’s Registration Statement relating to such Public Offering (“Registration Statement”) has been declared effective by the Securities and Exchange Commission, then the initial “Price to Public” specified in the final prospectus with respect to such offering multiplied by the number of shares of Common Stock into which each share of Preferred Stock is then convertible.

(ii) If the net issue election is not made in connection with and contingent upon a Public Offering, then as follows:

(a) If traded on a securities exchange, the fair market value of the Common Stock shall be deemed to be the average of the closing or last reported sale prices of the Common Stock on such exchange over the five day period ending five trading days prior to the Determination Date, and the fair market value of the Preferred Stock (other than Common Stock) shall be deemed to be such fair market value of the Common Stock multiplied by the number of shares of Common Stock into which each share of Preferred Stock (other than Common Stock) is then convertible;

(b) If otherwise traded in an over-the-counter market, the fair market value of the Common Stock shall be deemed to be the average of the closing ask prices of the Common Stock over the five day period ending five trading days prior to the Determination Date, and the fair market value of the Preferred Stock (other than Common Stock) shall be deemed to be such fair market value of the Common Stock multiplied by the number of shares of Common Stock into which each share of Preferred Stock (other than Common Stock) is then convertible; and

(c) If there is no public market for the Common Stock, then Fair Market Value shall be determined in good faith by the Company’s Board of Directors.

5. Partial Exercise. This Warrant may be exercised in part, and the Holder shall be entitled to receive a new warrant, which shall be dated as of the date of this Warrant, covering the number of shares in respect of which this Warrant shall not have been exercised.

6. Fractional Shares. In no event shall any fractional share of Preferred Stock be issued upon any exercise of this Warrant. If, upon exercise of this Warrant in its entirety, the Holder would, except as provided in this Section 6, be entitled to receive a fractional share of Preferred Stock, then the Company shall make a cash payment therefor upon the basis of the Purchase Price then in effect.

7. Expiration Date; Automatic Exercise. This Warrant shall expire at the close of business on     , 2024 or pursuant to Section 11, and shall be void thereafter (the “Expiration Date”). Notwithstanding the foregoing, if upon such date the Fair Market Value for a share of Preferred Stock exceeds the Purchase Price, this Warrant shall automatically be deemed to be exercised in full pursuant to the provisions of Section 4 hereof, without any further action on behalf of the Holder, immediately prior to the time this Warrant would otherwise expire pursuant to the preceding sentence.

8. Reserved Shares; Valid Issuance. The Company covenants that it will at all times from and after the date hereof reserve and keep available such number of its authorized shares of Preferred Stock and Common Stock free from all preemptive or similar rights therein, as will be sufficient to permit, respectively, the exercise of this Warrant in full and the conversion into shares of Common Stock of all shares of Preferred Stock receivable upon such exercise. The Company further covenants that such shares as may be issued pursuant to such exercise and/or conversion will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

9. Stock Splits and Dividends. If after the date hereof the Company shall subdivide the Preferred Stock, by split-up or otherwise, or combine the Preferred Stock, or issue additional shares of Preferred Stock in payment of a stock dividend on the Preferred Stock, the number of shares of Preferred Stock issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination, and the Purchase Price shall forthwith be proportionately decreased in the case of a subdivision or stock dividend, or proportionately increased in the case of a combination.

10. Adjustments for Diluting Issuances. The antidilution rights applicable to the Preferred Stock of the Company are set forth in the Amended and Restated Articles of Incorporation, as amended from time to time (the “Articles”), a true and complete copy in its current form which is attached hereto as Exhibit A. Such rights shall not be restated, amended or modified in any manner which affects the Holder differently than the holders of Preferred Stock without such Holder’s prior written consent. The Company shall promptly provide the Holder hereof with any restatement, amendment or modification to the Articles promptly after the same has been made.

11. Acquisitions and Reclassifications.

(a) If after the date hereof the Company shall enter into any Reorganization (as hereinafter defined) other than a Cash/Public Acquisition (as defined below), then, as a condition of such Reorganization, lawful provisions shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall thereafter have the right to purchase, at a total price not to exceed that payable upon the exercise of this Warrant in full, the kind and amount of shares of stock and other securities and property receivable upon such Reorganization by a holder of the number of shares of Preferred Stock which might have been purchased by the Holder immediately prior to such Reorganization, and in any such case appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including without limitation, provisions for the adjustment of the Purchase Price and the number of shares issuable hereunder and the provisions relating to the net issue election) shall thereafter be applicable in relation to any shares of stock or other securities and property thereafter deliverable upon exercise hereof.

Notwithstanding the other provisions of this Section 11, in the event of an Acquisition in which the consideration to be received by the Company’s shareholders consists solely of cash, solely of Marketable Securities or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), (i) Holder shall exercise this Warrant pursuant to Section 3 and/or 4 and such exercise will be deemed effective immediately prior to and contingent upon the consummation of such Acquisition, (ii) this Warrant shall be automatically exercised upon the consummation of such Acquisition in accordance with the provisions of Section 7 or (iii) this Warrant will expire immediately prior to the consummation of such Acquisition. As used in this Warrant, “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then listed on The NASDAQ Stock Market or the New York Stock Exchange, and (iii) Holder would be able to publicly re-sell without restrictions and immediately following the closing of such Acquisition, all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise this Warrant in full on or prior to the closing of such Acquisition.

(b) For the purposes of this Warrant, “Acquisition” is defined as (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than (i) any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization, or (ii) any merger effected exclusively for the purpose of changing the domicile of the Company; or (B) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company (which includes the exclusive, irrevocable licensing of all or substantially all of the Company’s intellectual property to a third party).

For the purposes of this Section 11, “Reorganization” shall mean a Reclassification (as hereinafter defined) or an Acquisition. The term “Reclassification” shall include, without limitation, any reclassification, capital reorganization or change of the Preferred Stock (other than as a result of a subdivision, combination or stock dividend provided for in Section 9 hereof).

12. Certificate of Adjustment. Whenever the Purchase Price is adjusted, as herein provided, the Company shall promptly deliver to the Holder a certificate of the Company’s chief financial officer setting forth the Purchase Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

13. Notices of Record Date, Etc. In the event of:

(a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase, sell or otherwise acquire or dispose of any shares of stock of any class or any other securities or property, or to receive any other right;

(b) any Reclassification or Acquisition; or

(c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then in each such event the Company will provide or cause to be provided to the Holder a written notice thereof. Such notice shall be provided at least ten (10) calendar days prior to the date specified in such notice on which any such action is to be taken.

14. Representations, Warranties and Covenants. This Warrant is issued and delivered by the Company and accepted by each Holder on the basis of the following representations, warranties and covenants made by the Company:

(a) The Company has all necessary authority to issue, execute and deliver this Warrant and to perform its obligations hereunder. This Warrant has been duly authorized issued, executed and delivered by the Company and is the valid and binding obligation of the Company, enforceable in accordance with its terms.

(b) The shares of Preferred Stock issuable upon the exercise of this Warrant have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

(c) The issuance, execution and delivery of this Warrant do not, and the issuance of the shares of Preferred Stock upon the exercise of this Warrant in accordance with the terms hereof will not, (i) violate or contravene the Company’s Articles or by-laws, or any law, statute, regulation, rule, judgment or order applicable to the Company, (ii) violate, contravene or result in a breach or default under any contract, agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound or (iii) require the consent or approval of or the filing of any notice or registration with any person or entity.

15. Amendment. The terms of this Warrant may be amended, modified or waived only with the written consent of the Holder and the Company.

16. Representations and Covenants of the Holder. This Warrant has been entered into by the Company in reliance upon the following representations and covenants of the Holder, which by its execution hereof the Holder hereby confirms:

(a) Investment Purpose. The right to acquire Preferred Stock or the Preferred Stock issuable upon exercise of the Holder’s rights contained herein will be acquired for investment and not with a view to the sale or distribution of any part thereof, and the Holder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

(b) Accredited Investor. Holder is an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.

(c) Private Issue. The Holder understands (i) that the Preferred Stock issuable upon exercise of the Holder’s rights contained herein is not registered under the 1933 Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 16.

(d) Financial Risk. The Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment.

17. Notices, Transfers, Etc.

(a) Any notice or written communication required or permitted to be given to the Holder may be given by certified mail or delivered to the Holder at the address most recently provided by the Holder to the Company.

(b) Subject to compliance with applicable federal and state securities laws, this Warrant may be transferred by the Holder with respect to any or all of the shares purchasable hereunder. Upon surrender of this Warrant to the Company, together with the assignment notice annexed hereto duly executed, for transfer of this Warrant as an entirety by the Holder, the Company shall issue a new warrant of the same denomination to the assignee. Upon surrender of this Warrant to the Company, together with the assignment hereof properly endorsed, by the Holder for transfer with respect to a portion of the shares of Preferred Stock purchasable hereunder, the Company shall issue a new warrant to the assignee, in such denomination as shall be requested by the Holder hereof, and shall issue to such Holder a new warrant covering the number of shares in respect of which this Warrant shall not have been transferred.

(c) In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new warrant of like tenor and denomination and deliver the same (i) in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or (ii) in lieu of any Warrant lost, stolen or destroyed, upon receipt of an affidavit of the Holder or other evidence reasonably satisfactory to the Company of the loss, theft or destruction of such Warrant.

18. No Impairment. The Company will not, by amendment of its Articles or through any reclassification, capital reorganization, consolidation, merger, sale or conveyance of assets, dissolution, liquidation, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder.

19. Governing Law. The provisions and terms of this Warrant shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to its principles regarding conflicts of laws.

20. Successors and Assigns. This Warrant shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Holder’s successors, legal representatives and permitted assigns.

21. Public Offering. If the Company shall effect a firm commitment underwritten Public Offering of shares of Common Stock which results in the conversion of the Preferred Stock into Common Stock pursuant to the Company’s Articles in effect immediately prior to such offering, then, effective upon such conversion, this Warrant shall change from the right to purchase shares of Preferred Stock to the right to purchase shares of Common Stock, and the Holder shall thereupon have the right to purchase, at a total price equal to that payable upon the exercise of this Warrant in full, the number of shares of Common Stock which would have been receivable by the Holder upon the exercise of this Warrant for shares of Preferred Stock immediately prior to such conversion of such shares of Preferred Stock into shares of Common Stock, and in such event appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including, without limitation, the provisions for the adjustment of the Purchase Price and of the number of shares purchasable upon exercise of this Warrant and the provisions relating to the net issue election) shall thereafter be applicable to any shares of Common Stock deliverable upon the exercise hereof.

22. Counterparts; Facsimile/Electronic Signatures. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered electronically or by facsimile shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment hereto.

INVUITY, INC.

By:
Name:
Title:

Subscription

To:

Date:

The undersigned hereby subscribes for                  shares of Preferred Stock covered by this Warrant. The certificate(s) for such shares shall be issued in the name of the undersigned or as otherwise indicated below:

Signature

Name for Registration

Mailing Address

Net Issue Election Notice

To:	Date:

The undersigned hereby elects under Section 4 to surrender the right to purchase shares of Preferred Stock pursuant to this Warrant. The certificate(s) for such shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below:

Signature

Name for Registration

Mailing Address

Assignment

For value received                                                                                                                        hereby sells, assigns and transfers unto

[Please print or typewrite name and address of Assignee]

the within Warrant, and does hereby irrevocably constitute and appoint __________________________________ its attorney to transfer the within Warrant on the books of the within named Company with full power of substitution on the premises.

Dated:

Signature

Name for Registration

In the Presence of:

WAIVER AND AMENDMENT NO. 1

This Agreement (this “Agreement”), is made and entered into as of May 19, 2015 (the “Effective Date”), among INVUITY, INC., a California corporation (the “Existing Borrower”), and HEALTHCARE ROYALTY PARTNERS II, L.P., a Delaware limited partnership, as lender (the “Lender”).

WHEREAS, the Existing Borrower is party to the Loan Agreement dated as of February 28, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) among the Existing Borrower, the Guarantors from time to time party thereto and the Lender, pursuant to which the Lender committed to make certain loans and other financial accommodations to Existing Borrower upon the terms and conditions set forth therein;

WHEREAS, the Existing Borrower is party to the Security Agreement dated as of February 28, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), made by the Existing Borrower and the other Grantors (as defined therein) party thereto from time to time in favor of the Lender, pursuant to which the Existing Borrower and each other Grantor pledged substantially all of their respective properties to the Lender as collateral for the extension of the loans and other financial accommodations to Existing Borrower under the Loan Agreement;

WHEREAS, on or about May 31, 2015, the Existing Borrower intends to merge with and into Invuity, Inc., a Delaware corporation (the “New Borrower”), with the New Borrower being the surviving corporation of such merger (the “Merger”);

WHEREAS, pursuant to Section 9.02 of the Loan Agreement, the Existing Borrower is prohibited from merging or consolidating with or into (whether or not the Existing Borrower is the Surviving Person) any other Person and transferring all or substantially all of the Borrower’s assets to any Person (the “Merger Covenant”);

WHEREAS, pursuant to Section 9(b) of the Security Agreement, the Existing Borrower is required to give Lender at least five (5) days’ prior written notice of any change in its name, identity or corporate structure or reincorporation, reorganization, or taking of any other action that results in a change of jurisdiction of organization of Existing Borrower (the “Reincorporation Notice Requirement”); and

WHEREAS, the Existing Borrower has requested that the Lender waive the Merger Covenant and Reincorporation Notice Requirement with respect to the Merger as more fully set forth herein.

NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Existing Borrower and the Lender do hereby agree that capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in the Loan Agreement and further agree as follows:

1. Waiver. Subject to the terms and conditions of this Waiver, including without limitation the fulfillment of the conditions to effectiveness specified in Section 2 below, the Lender hereby waives the Merger Covenant and the Reincorporation Notice Requirement, in each case, solely as it relates to the Merger. Nothing in this Waiver shall be construed to be a waiver by the Lender of any other term or condition under the Loan Agreement or the Security Agreement which may currently exist or hereafter occur.

2. Omnibus Amendment. All references to the Existing Borrower in the Loan Documents shall be replaced by references to the New Borrower upon consummation of the Merger.

3. Conditions Precedent to Effectiveness. The effectiveness of this Waiver is subject to the receipt by the Lender of each of the following, in form and substance satisfactory to the Lender:

(a) one or more counterparts of this Waiver duly executed and delivered by Existing Borrower and the Lender;

(b) such other documents, instruments and agreements as the Lender may reasonably request prior to the date hereof; and

(c) payment in full of all reasonable fees, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Lender in connection with the preparation, negotiation, execution, or delivery of this Waiver and any agreements delivered in connection with the transactions contemplated hereby.

4. Representations and Warranties.

The Existing Borrower hereby represents and warrants with and to the Lender as follows:

(a) Representations and Warranties. After giving effect to this Waiver: (i) each representation and warranty by each Borrower Party contained in the Loan Agreement or in any other Loan Document is true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the date hereof, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date), and (ii) no Default or Event of Default exists.

(b) Binding Effect of Documents. This Waiver and the other Loan Documents have been duly executed and delivered to the Lender by the Existing Borrower and are in full force and effect, as modified hereby, subject to bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and the exercise of judicial discretion in accordance with general principles of equity.

(c) No Conflict, Etc. The execution and delivery and performance of this Waiver by the Existing Borrower will not (i) violate any applicable law or (ii) contravene the terms of any Borrower Party Document of the Existing Borrower.

5. Provisions of General Application.

(a) Effect of this Waiver. Except as expressly set forth herein (including the waiver of the Merger Covenant and the Reincorporation Notice Requirement, in each case solely as it relates to the Merger), no other modifications to the Loan Agreement or any other Loan Document are intended or implied, and no novation shall result from this Waiver. In all other respects the Loan Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the Effective Date. To the extent of conflict between the terms of this Waiver and the other Loan Documents, the terms of this Waiver shall control.

(b) Costs and Expenses. The Existing Borrower absolutely and unconditionally agrees to pay to the Lender, on demand, whether or not all or any of the transactions contemplated by this Waiver are consummated, all reasonable fees, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Lender in connection with the preparation, negotiation, execution, or delivery of this Waiver and any agreements delivered in connection with the transactions contemplated hereby and expenses which shall at any time be incurred or sustained by the Lender in connection with this Waiver and any agreements in connection with the transactions contemplated hereby, all in accordance with the terms and conditions set forth in Section 4.04 of the Loan Agreement.

(c) Reviewed by Attorneys. The Existing Borrower represents and warrants to the Lender that it (a) understands fully the terms of this Waiver and the consequences of the execution and delivery of this Waiver, (b) has been afforded an opportunity to have this Waiver reviewed by, and to discuss this Waiver and document executed in connection herewith with, such attorneys and other persons as the Existing Borrower may wish, and (c) has entered into this Waiver and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress or other coercion of any kind by any Person. The parties hereto acknowledge and agree that neither this Waiver nor the other documents executed pursuant hereto shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Waiver and the other documents executed pursuant hereto or in connection herewith.

(d) Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(e) Counterparts. This Waiver may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. Delivery of an executed signature page of this Waiver by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

(f) Loan Document. This Waiver is a Loan Document.

(g) Entire Agreement. This Waiver, together with the other Loan Documents, embodies the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior agreements, representations and understandings, if any, relating to the subject matter hereof.

[Remainder of page intentionally blank; next page is signature page]

IN WITNESS WHEREOF, the parties have caused this Waiver to be duly executed by their respective officers thereunto duly authorized, as of the date first above written.

EXISTING BORROWER:

INVUITY, INC.

By:	/s/ Michael Gandy
Name:	Michael Gandy
Title:	Chief Financial Officer

WAIVER

SIGNATURE PAGE

Lender:

HEALTHCARE ROYALTY PARTNERS II, L.P.

By:	HealthCare Royalty Partners II GP, LLC,
its General Partner

By:	/s/ Matthew Q. Reber
Name:	Matthew Q. Reber
Title:	Managing Director

WAIVER

SIGNATURE PAGE

ASSUMPTION AND JOINDER AGREEMENT

This Assumption and Joinder Agreement (this “Joinder”) is dated as of May 28, 2015 (the “Effective Date”), and executed and delivered by INVUITY, INC., a Delaware corporation (the “New Borrower”) in favor of HEALTHCARE ROYALTY PARTNERS II, L.P., a Delaware limited partnership, as lender (the “Lender”) under the Loan Agreement (as defined below), All capitalized terms not defined herein shall have the respective meanings ascribed to such terms in the Loan Agreement.

A. Reference is made to: (i) the Loan Agreement dated as of February 28, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) among INVUITY, INC., a California corporation (the “Existing Borrower”), the Guarantors from time to time party thereto and the Lender, and (ii) the Security Agreement dated as of February 28, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), made by the Existing Borrower and the other Grantors (as defined therein) party thereto from time to time in favor of the Lender.

B. Effective as of the Effective Date, the Existing Borrower has been merged with and into the New Borrower (the “Merger”), with the New Borrower being the surviving corporation of the Merger.

C. Concurrently with the occurrence of the Merger, the New Borrower is required to become a party to, and bound by the terms of, the Loan Agreement, the Security Agreement and the other Loan Documents, in the same capacity, and to the same extent, as the Existing Borrower. Accordingly, the New Borrower is executing this Joinder to become a Borrower Party thereunder and to induce the Lender to continue to make Loans.

D. In order for the New Borrower to become party to the Loan Agreement and the other Loan Documents as provided herein, the New Borrower is entering into this Joinder.

NOW, THEREFORE, in consideration of the foregoing and as consideration for the Loans previously made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Definitions. Unless otherwise defined herein, all capitalized terms used herein and not otherwise defined shall have the same meaning as in the Loan Agreement.

2.	Joinder and Assumption of Obligations. Effective as of the Effective Date:

a.	The New Borrower hereby:

i.	acknowledges that it has received and reviewed a copy of the Loan Agreement, the Security Agreement and each of the other Loan Documents;

ii.	joins in the execution of, and becomes a party to the Loan Agreement (as “Borrower” and a “Borrower Party” thereunder), the Security Agreement (as “Borrower” and a “Grantor” thereunder), and each of the other Loan Documents to which the Borrower is a party, in the same capacity as the Borrower;

iii.	agrees that the New Borrower has acceded to and expressly assumes each of the rights, duties and obligations of the Existing Borrower as “Borrower” under the Loan Agreement, the Security Agreement and each of the other Loan Documents and agrees that all references in the Loan Agreement, the Security Agreement, and each of the other Loan Documents to “Borrower” shall, effective as of the Effective Date, mean and refer to the New Borrower;

iv.	assumes and agrees to perform all applicable duties and obligations of Borrower under the Loan Agreement, the Security Agreement and each of the other Loan Documents to which Borrower is a party, including, without limitation, all applicable duties and obligations of Borrower as a Grantor under the Security Agreement; and

v.	creates and grants to the Lender, as security for the payment and performance in full of the Secured Obligations (as defined in the Security Agreement), a security interest in and lien on all of the New Borrower’s right, title and interest in and to the Collateral (as defined in the Security Agreement), but subject in all respects to the terms, conditions and exclusions set forth in the Security Agreement.

b.	Without in any manner limiting the generality of clause (a) above, the New Borrower agrees that, effective as of the Effective Date, the New Borrower shall be bound by all covenants (other than covenants which specifically relate solely to a date preceding the Effective Date), agreements, liabilities and acknowledgments of Borrower and a Borrower Party under the Loan Agreement, of Borrower and a Grantor under the Security Agreement, and of Borrower and a Grantor under each of the other Loan Documents to which Borrower is a party, in each case, with the same force and effect as if the New Borrower was an original signatory thereto and was expressly named therein.

3.	Representations and Warranties. The New Borrower hereby makes all representations, warranties, and covenants made by Borrower or a Grantor set forth in the Loan Agreement, the Security Agreement and each of the other Loan Documents as of the Effective Date (other than representations, warranties and covenants that relate solely to a date preceding the Effective Date, in which case the New Borrower makes no such representations, warranties or covenants).

4.	Updated Schedules. Annexed to this Joinder as Exhibit A are supplemental Schedules to the Loan Agreement, and annexed to this Joinder as Exhibit B are supplemental Schedules to the Security Agreement, in each case with respect to the New Borrower.

5.	Ratification of Loan Documents. Except as specifically modified by this Joinder and the other documents executed and delivered in connection herewith, all of the terms and conditions of the Loan Agreement, the Security Agreement and each of the other Loan Documents shall remain in full force and effect as in effect prior to the date hereof.

6.	Conditions Precedent to Effectiveness. This Joinder shall not be effective until the following conditions precedent have each been fulfilled to the reasonable satisfaction of the Lender:

2

a.	This Joinder shall have been duly executed and delivered by the respective parties hereto, and shall be in full force and effect.

b.	The Lender shall have received the following, each in form and substance reasonably satisfactory to the Lender:

i.	Results of searches or other evidence indicating the absence of Liens on the assets of the New Borrower, except for Permitted Liens;

ii.	All documents and instruments (including, without limitation, Uniform Commercial Code financing statements) required by law or reasonably requested by the Lender to be delivered, filed, registered or recorded to create or perfect the first priority Liens on the assets of the New Borrower intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Lender concurrently with or immediately following the effectiveness of this Joinder;

iii.	A Note, substantially in the form of Exhibit B to the Loan Agreement, dated as of the Effective Date;

iv.	A Perfection Certificate Supplement with respect to the New Borrower;

v.	A certificate, with appropriate insertions and attachments, meeting the requirements set forth in Section 6.01(d) of the Loan Agreement; and

vi.	An executed legal opinion with respect to the New Borrower, substantially in the form of the legal opinion delivered on the Closing Date.

c.	No Default or Event of Default shall have occurred and be continuing immediately prior to or immediately after giving effect to this Joinder.

7.	Post-Closing Conditions. Within forty-five (45) days after the Effective Date, the Borrower shall have:

a.	Used commercially reasonable efforts to deliver insurance certificates and endorsements satisfying the requirements of Section 6.01(l) of the Loan Agreement;

b.	Delivered executed intellectual property security agreements for filing, recording or registering by the Lender in the United States Patent and Trademark Office, United States Copyright Office or other governmental offices;

c.	Used commercially reasonable efforts to deliver a Bailee Letter (as defined in the Security Agreement) with respect to each location set forth in Schedule 3(c) to the Security Agreement Disclosure Letter; and

d.	Delivered a Deposit Account Control Agreement and a Securities Account Control Agreement.

3

8.	Miscellaneous.

a.	This Joinder may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. Delivery of an executed counterpart by electronic transmission shall be equally effective as delivery of a manually executed counterpart.

b.	This Joinder expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

c.	Any determination that any provision of this Joinder or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this Joinder.

d.	The Loan Parties shall pay all reasonable costs and expenses of the Lender (including, without limitation, all such reasonable costs and expenses (which shall include reasonable attorneys’ fees) incurred in connection with the preparation, negotiation, execution and delivery of this Joinder) in accordance with, and to the extent required by, the provisions of Section 4.04 of the Loan Agreement.

e.	THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED and inTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

f.	This Joinder is a Loan Document.

[SIGNATURE PAGES FOLLOW]

4

IN WITNESS WHEREOF, each of the undersigned has caused this Joinder to be duly executed and delivered by its proper and duly authorized officer as of the date first written above.

NEW BORROWER:

INVUITY, INC.

By:	/s/ Michael Gandy
Name: Michael Gandy
Title: Chief Financial Officer

Signature Page to Joinder Agreement

LENDER:

HEALTHCARE ROYALTY PARTNERS II, L.P.

By:	HealthCare Royalty Partners II GP, LLC, its General Partner

By:	/s/ Matthew Q. Reber
Name: Matthew Q. Reber
Title: Managing Director

Signature Page to Joinder Agreement